UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BUNGE LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BUNGE

Notice of Annual General Meeting of Shareholders and 2021 Proxy Statement

March 23, 2021

No review of 2020 would be complete without noting how COVID-19 touched everything that Bunge did. Bunge was deemed an essential organization in delivering food, feed and fuel to the world, enabling us to continue to operate our facilities around the globe. As the breadth of the pandemic became clear, we focused on three key areas:
1.Ensuring the health and safety of our colleagues;
2.Serving our customers; and
3.Supporting the communities where we operate.
Our Colleagues
At Bunge, safety is at the core of who we are. Our approach to caring for each other — Stop. Think. Protect. — worked well in adapting to the COVID environment. Our teams who first experienced the coronavirus quickly shared the lessons they learned about prevention and contact tracing with their colleagues around the world. We put safety protocols in place, often in advance of government recommendations or mandates. We modified benefits around the world to support employee’s financial, physical and mental well-being. And we formalized global and regional response teams to ensure the team had the resources they needed to protect themselves and their families. Because of our proactive measures, Bunge did not experience any significant disruption at our operations around the world. Given our ability to continue operating, we welcomed over 3,000 new colleagues to the global Bunge team throughout the year, and did not need to make any COVID-related workforce reductions. In recognition and appreciation of the team’s strong effort, Bunge provided a one-time discretionary bonus to our operations team.

Our Customers
Bunge’s ability to keep operating was important as we are a critical industry whose purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. Bunge views our farmers and customers as key partners in the value chain so as countries and communities went on lockdowns, we were ready to help. Companies that provide packaged foods saw extreme demand increases as families moved to eating at home. We were able to work with them so they could continue to supply their retail consumers. For our foodservice customers, we helped them manage swings in demand as lockdowns shifted to restaurant re-openings. Our collaborative approach garnered recognition from a number of our key accounts who appreciated our team’s agility.
Our Communities
While Bunge continued to operate, many of our family and friends in the communities where we operate were not as fortunate. To help support those in need, Bunge announced a $2.5 million commitment to COVID-19 relief efforts with funds directed to health and hunger causes. The company made a $1 million donation to the International Red Cross. The remaining $1.5 million was distributed in communities where we operate. Local teams were able to request contributions for those organizations they recognized as providing strong support for their areas. Cash or in-kind donations went to a variety of agencies including local food banks, groups providing personal protective equipment to essential workers and even a temporary hospital in Mexico.
As the global pandemic persists into 2021, Bunge will continue to identify opportunities to provide support to our colleagues, customers and communities.

Bunge Limited 1391 Timberlake Manor Parkway St. Louis, Missouri 63017 U.S.A

March 23, 2021
Dear Shareholder:
On behalf of Bunge’s Board of Directors, we are incredibly proud of the company’s achievements in 2020. The COVID-19 pandemic presented unprecedented disruptions and challenges for people, companies and economies around the world, and as an essential company in the food supply chain, our team rose to the challenge.
Our top priority has been to protect our team, their families and the communities in which we operate, and to ensure that critical food and feed products continue to move from farmer to consumer. As the pandemic unfolded, we created dedicated global and regional task forces to monitor developments, and equipped our operations teams with the resources and tools needed to keep our employees safe. We expanded our health and safety procedures, implemented new protocols to support social distancing and provided additional personal protective equipment to our workers. We also made a $2.5 million commitment to support health and hunger causes directly related to the pandemic.
Despite this uncertain and volatile environment, we made excellent progress executing against our key priorities of driving operational performance, optimizing our portfolio and strengthening our financial discipline. With a new, streamlined operating model focused on value chains, and our strong risk management capabilities, we captured opportunities as they arose through the year and delivered exceptionally strong financial results. With the corporate headquarters move to St. Louis complete, and the announcement of all the significant portfolio optimization actions we initially identified, we are now in a more advantageous position to focus on growth and capture future opportunities.
Our highly qualified, independent, diverse and engaged Board is committed to effective environmental, social, governance and human capital management practices, along with the increased sustainable long-term value these practices bring to shareholders. We engage with our stakeholders through our robust outreach program to gain valuable insights on the issues that matter most to them and act on their feedback. To that end, we have made substantial changes to our incentive programs based on shareholder feedback we received this year – these changes, which are highlighted in this proxy statement, will be effective in 2021.
Sustainability is core to Bunge and is at the heart of what we do. We have been a leader in our industry for decades in this important focus area. At the Board level, our Sustainability and Corporate Responsibility Committee, which was formally established in 2014, meets on a regular basis to oversee the development of relevant sustainability policies, strategies and programs, including performance-based sustainability goals, risk management and disclosure. Bunge is committed to taking meaningful action on climate, and as part of this, we are converting more facilities to wind and solar power as we work to reduce our greenhouse gas emissions. We are also working to promote responsible and transparent supply chains and have a strong commitment to non-deforestation. Since 2016, we have been publishing regular updates about our traceability and non-deforestation efforts within our grain and oilseeds platform. We are the sole company in our sector to produce these reports over this length of time. We are a leading supplier of certified deforestation-free soy from Brazil, and we have implemented an industry leading commitment to eliminate deforestation from all our supply chains by 2025, including both direct and indirect sources.
Looking ahead, we are excited about the opportunities for Bunge to leverage our leadership in sustainability and our global platform, and to capture additional growth opportunities coming from increased consumer demand for biofuels, plant-based proteins and specialty fats and oils.
Finally, I want to thank all of our employees, partners and the communities in which we work. It is truly inspiring to see our outstanding team navigate what has been an extremely challenging environment for all. It is because of the exceptional work you do that we will continue to achieve long-term success.

Kathleen Hyle Chair of the Board of Directors

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date and Time	Your vote is very important. Whether or not you plan to access the Annual General Meeting, please promptly vote by mail, internet or telephone so that your shares will be represented at the meeting.
Wednesday, May 5, 2021 at 11:00 a.m., Central Time

Place
Bunge Limited's 2021 Annual General Meeting of Shareholders ("Annual General Meeting") will be a virtual meeting conducted exclusively online via live audio webcast. There will not be a physical meeting.

At the Annual General Meeting, we will discuss and vote on the following:

1	the election of the 9 directors named in the proxy statement to our Board of Directors	4	the approval of an Amendment to increase the number of authorized shares under the Bunge Limited 2017 Non-Employee Directors Equity Incentive Plan

2	the approval of a non-binding advisory vote on the compensation of our named executive officers ("NEOs")	5	a shareholder proposal regarding a report on the soy supply chain

3	the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2021 and the authorization of the Audit Committee of the Board of Directors to determine the independent auditors' fees	6	a shareholder proposal regarding simple majority vote

If you are a registered holder of our common shares (i.e. you hold your shares through our transfer agent, Computershare), please follow the instructions included in your proxy materials or on your proxy card to access the Annual General Meeting. If your common shares are held through an intermediary (i.e. brokerage firm, bank or other nominee), you should receive a voting instruction form from your brokerage firm, bank or other nominee.

Please read carefully “Questions and Answers about Voting Your Common Shares” beginning on page 79 of this proxy statement to ensure that you comply with the requirements for voting and accessing the Annual General Meeting.
Record Date
March 8, 2021

Shareholders as of the Record Date are entitled to notice of, and to vote at, the Annual General Meeting and at any subsequent adjournments or postponements.

We will also present at the Annual General Meeting the consolidated financial statements and independent auditors' reports for the fiscal year ended December 31, 2020, copies of which can be found in our 2020 Annual Report that accompanies this notice.

Important Notice of Internet Availability of Proxy Materials for the Annual General Meeting to be held on May 5, 2021: Our 2021 Proxy Statement is available at www.bunge.com/2021proxy.pdf and our 2020 Annual Report is available at www.bunge.com/2020ar.pdf.

By Order of the Board of Directors

March 23, 2021	Lisa Ware-Alexander Vice President, Deputy General Counsel and Corporate Secretary

i

ii

PROXY STATEMENT SUMMARY
This summary highlights certain information contained in this proxy statement. As it is only a summary, please review the entire proxy statement before voting.
Annual General Meeting Information

Time and Date:	Wednesday, May 5, 2021 at 11:00 a.m., Central Time, with log-in beginning at 10:45 a.m. on May 5, 2021.

Location:	The Annual General Meeting will be a virtual meeting conducted exclusively online via live audio webcast, allowing shareholders to participate in the meeting from any location convenient to them. There will not be a physical meeting.

Record Date:	Shareholders of record as of the close of business on March 8, 2021 are entitled to vote.

Voting:	Each outstanding common share is entitled to one vote. You may vote by telephone, internet, mail or by accessing the Annual General Meeting. Please see "How Do I Vote?" on page 81.

Attendance:	To access the Annual General Meeting, please follow the instructions contained in "How do I access the Annual General Meeting and Submit Questions?" on page 80. Shareholders who access the meeting will be allowed to submit questions in our virtual shareholder meeting forum before and during the meeting.

Proposals and Voting Recommendations
A majority of votes cast is required to approve each proposal.

Proposal		Board's Voting Recommendation	Page References (for more detail)

1	Election of Directors	✓ FOR EACH NOMINEE	7

2	Advisory Vote on Named Executive Officer Compensation	✓ FOR	26

3	Appointment of Independent Auditors	✓ FOR	64

4	Amendment to the Bunge Limited 2017 Non-Employee Directors Equity Incentive Plan	✓ FOR	67

5	Shareholder Proposal Regarding a Report on the Soy Supply Chain	✓ FOR	72

6	Shareholder Proposal Regarding Simple Majority Vote	✗ AGAINST	75

Director Nominees
The Board of Directors has nominated the nine directors named below for election at the Annual General Meeting and recommends FOR the election of each director nominee. Each nominee is currently a director of the company. The following table provides summary information about each nominee, including committee assignments. See "Proposal 1 - Election of Directors" for additional information regarding the nominees.

					Committee Membership
Name	Age	Director Since	Other Public Boards	Independent	Audit (1)	HRCC (2)	ERMC (3)	CGNC (4)	SCRC (5)

Sheila Bair	66	2019	2	Yes	●		●	●
Carol M. Browner	65	2013	0	Yes				●	●(C)
Paul Fribourg	67	2018	3	No			●		●
J. Erik Fyrwald	61	2018	2	Yes		●(C)			●
Gregory Heckman Chief Executive Officer	58	2018	1	No
Bernardo Hees	51	2019	1	Yes		●	●		●
Kathleen Hyle Board Chair	62	2012	1	Yes				●(C)
Henry W. (Jay) Winship	53	2018	1	Yes	●(C)	●
Mark N. Zenuk	53	2018	0	Yes	●		●(C)

● = Member	(1)	Audit Committee	(4)	Corporate Governance and Nominations Committee
(C) = Chair	(2)	Human Resources and Compensation Committee	(5)	Sustainability and Corporate Responsibility Committee
	(3)	Enterprise Risk Management Committee

Key Skills, Qualifications, Backgrounds and Experience
Our Board possesses a diverse range of relevant and complementary skills, qualifications, backgrounds and experience, including the key qualifications listed in the following director nominee skills matrix. Further details regarding each director’s qualifications, experience and skills are included in each director nominee’s profile in "Proposal 1 - Election of Directors." This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board.

Director Nominee Skills							Director Nominee Tenure

Current/Recent Public Company CEO	3						Through its ongoing Board refreshment process, the Board strives to achieve the right balance of long-tenured directors with years of experience and institutional knowledge with new directors who bring diverse thinking to the boardroom.

Financial		4

Risk Management						8

South America Business Expertise			5

China Business Expertise				6

Agricultural Industry			5				Gender Diversity	Racial / Ethnic Diversity

Food Ingredient				6

Manufacturing and Logistics					7

Government and Public Policy			5

Sustainability	3

Corporate Governance Highlights
Our commitment to good corporate governance practices includes the following:

L	Independence	G	Corporate Governance

•Independent, non-executive Board Chair
•Declassified Board
•Seven out of nine independent Board nominees, and only independent directors serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominations Committees
•Use of an independent compensation consultant to the Human Resources and Compensation Committee

•Commitment to Board refreshment, with seven out of nine director nominees having joined the Board within the past 36 months
•Director retirement age of 72
•Majority voting for directors
•Non-management directors meet regularly in executive sessions
•Diverse Board with broad range of key skills, qualifications and experience
•Annual Board review of company strategy
•Active risk oversight by full Board and committees
•Board commitment to sustainability and corporate citizenship
•Robust Board self-assessment and director nomination processes
•Board takes active role in management succession planning
• No Board member serves on an excessive number of outside public boards

m	Shareholder Rights
•Long-standing investor outreach program •Holders of 10% or more of our common shares have the ability to call a special meeting •No poison pill

2020 Financial and Strategic Highlights
During one of the most challenging environments in recent history, we were able to deliver on the transformation plan of turning the company into the highly functioning, successful organization we all knew it could be. This is our strongest performance on record to date. The Bunge team drove operational performance, portfolio optimization and strengthening of our financial discipline. With all of the significant portfolio optimization actions announced, we can now shift our focus in 2021 toward continuous improvement and growth opportunities.
Highlights of our operational, strategic and financial achievements in 2020 are provided below:

•Exceptional results demonstrate the earnings power of Bunge's global platform and benefits of the new operating model.
•Achieved the highest recorded adjusted EPS in company history.
•Financial return metrics significantly exceeded the respective costs of capital.
•Delivered strong cash flow with full year adjusted funds from operations of approximately $1.9B, up from $790M vs. last year
•Captured $50M in underlying addressable SG&A savings, toward our savings target of $50-60M.

•Returned $416M to shareholders through dividends and share repurchases.
•Completed/announced all originally identified portfolio optimization actions.
•Improved coordination between commercial and industrial teams enabling maximization of assets.
•Crushed record volumes in soy and softseed, excluding Argentina operations.
•Reduced unplanned downtime by more than 30% year over year in soy and approximately 20% year over year in softseeds.

Executive Compensation Highlights
Our executive compensation philosophy is built upon a strong foundation of linking pay with performance over the long-term and is structured to:
•Align the interests of executives with the long-term interests of shareholders. The majority of pay opportunity for our NEOs is delivered in the form of performance-based incentives.

•Drive business goals and strategies. Incentive plan targets are directly tied to business goals and strategies and are based upon metrics that drive long-term value creation.
•Reward profitable growth and increased shareholder value. Performance metrics balance earnings growth and returns on investment. The pay mix is equity leveraged, resulting in realized compensation in line with stock price performance.
The table below highlights our current executive compensation practices that drive performance and serve our shareholders' long-term interests.

WHAT WE DO		WHAT WE DON'T DO

✓	We Do award more than 50% of target total compensation for our NEOs and 76% for our CEO in long-term equity-based incentives	✗	We Don't allow repricing of stock options or buy out underwater stock options without shareholder approval
✓	We Do use multiple performance metrics for short-term and long-term awards	✗	We Don't have single trigger change of control provisions
✓	We Do have comprehensive disclosure of metrics and goals	✗	We Don't allow hedging or pledging
✓	We Do have long-term incentives that are majority performance-based	✗	We Don't allow transactions in company stock without pre-clearance
✓	We Do have robust stock ownership guidelines	✗	We Don't have excessive executive perquisites
✓	We Do have a clawback policy	✗	We Don't have golden parachute excise tax gross ups
✓	We Do conduct an annual compensation risk assessment for employee incentive plans

Shareholder Engagement Highlights and Response to 2020 Say-on-Pay
Shareholder feedback is a key input to our compensation program. We value the opinions of our shareholders and annually submit the compensation of our NEOs to a non-binding shareholder advisory "say-on-pay" vote to approve the compensation of the NEOs. Between 2014, the inception of our shareholder engagement outreach program, and 2019, an average of 91% of votes cast were in favor of our executive compensation program. At our 2020 Annual General Meeting, 41% of the votes cast on our annual say-on-pay vote were in favor of our executive compensation program. The Board takes this response from shareholders very seriously. As a result, the Board reconstituted the Human Resources and Compensation Committee with a new committee Chair and our independent compensation consultant, Semler Brossy, appointed a new advisor to provide a fresh perspective to our programs. We also conducted early outreach before compensation changes were made for 2021 and re-engaged with many top holders who expressed concern early on.
During 2020 and 2021, we reached out to 25 of our top 30 shareholders representing approximately 55% of our outstanding shares, as well as proxy advisory firms and other industry thought leaders.

Engagement Methods: •Individual investor meetings •Annual shareholder meeting •Investor Day presentation •Quarterly earnings calls •Informational materials and public filings	Engaged institutional investors representing ~55% of outstanding shares	Board Chair met with 10 of our top 20 shareholders

Engaged 25 of our top 30 shareholders

Based on feedback received from our shareholders, as well as the Human Resources and Compensation Committee's consideration of competitive market practices, and its goal of linking executive pay and performance, the following enhancements have been made to our compensation programs:

•Our Human Resources and Compensation Committee reaffirmed its intent to provide severance benefits within existing policies and contractual obligations. In the rare instance the Human Resources and Compensation Committee determines that discretionary action is in the best interest of the Company and its shareholders, we will disclose the factors that led to that decision.
•For 2021, we re-weighted long-term incentives to have a greater portion tied to performance (60%) and aligned Earnings per Share and Adjusted Return on Invested Capital targets to our externally stated goals. No stock options will be granted.
•For 2021, we discontinued the use of similar metrics in the annual incentive plan and the equity incentive plan. Return on Invested Capital has been replaced as a metric for performance based restricted stock units with Adjusted Return on Invested Capital to account for mark-to-market timing differences and to adjust for readily marketable inventories. The annual incentive plan will be funded based on adjusted Profit Before Taxes before certain incentive payouts, then modified by objectives which will be driven by operational performance and Environmental, Social and Governance and Human Capital Management goals.
•For 2021, we added a relative total shareholder return modifier for performance based restricted stock units.
We believe these enhancements are responsive to the feedback that we heard from shareholder engagements and further strengthen the pay-for-performance principles underpinning our executive compensation program.

PROPOSAL 1 — ELECTION OF DIRECTORS
Election of Directors
Our Board has nominated each of the nine nominees listed below for election at the Annual General Meeting, each to hold office until next year's Annual General Meeting. The Board has nominated each of these directors based on the recommendation of the Corporate Governance and Nominations Committee. Ms. Bali has chosen not to run for election at the Annual General Meeting.
Each of Messrs. Fribourg, Fyrwald, Heckman and Winship were initially selected as a director pursuant to the Cooperation Agreements with each of Continental Grain Company and D.E. Shaw Valence Portfolios, L.L.C. and D.E. Shaw Oculus Portfolios, L.L.C., each of which expired on November 12, 2019. While the selection of Messrs. Fribourg, Fyrwald, Heckman and Winship is no longer required, the Corporate Governance and Nominations Committee and the Board believe they are qualified nominees who are committed to promoting the long-term interests of our shareholders.
Each nominee is presently a member of the Board and has agreed to serve if elected.
Nominees
The Board believes that its members possess a variety of complementary skills, qualifications, backgrounds and experience that contribute to the Board's ability to oversee our operations and to shape our long-term business strategy. The following director nominee skills matrix is a high-level summary that is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board.

Key Skills and Qualifications	Bair	Browner	Fribourg	Fyrwald	Heckman	Hees	Hyle	Winship	Zenuk

Current/Recent Public Company CEO				●	●	●
Financial	●						●	●	●
Risk Management	●		●	●	●	●	●	●	●
South America Business Expertise			●	●	●	●			●
China Business Expertise	●		●	●	●	●			●
Agricultural Industry			●	●	●			●	●
Food Ingredient			●	●	●	●		●	●
Manufacturing and Logistics			●	●	●	●	●	●	●
Government and Public Policy	●	●	●		●		●
Sustainability		●		●	●

The following paragraphs set forth information about the nominees.

Sheila Bair, 66 Board Member since 2019 Committees: Audit; Corporate Governance & Nominations; Enterprise Risk Management
Ms. Bair is the former Chair of the Federal Deposit Insurance Corporation ("FDIC"), where she served in that capacity from 2006 to 2011. After leaving the FDIC, she joined the Pew Charitable Trust as a senior advisor, a role she held from 2011 through 2015. Ms. Bair also served as president of Washington College from 2015 to 2017, and senior advisor to international law firm DLA Piper, from 2014 to 2015. Earlier in her career, she also served as Assistant Secretary for Financial Institutions at the U.S. Department of the Treasury (2001 to 2002), Senior Vice President for Government Relations of the New York Stock Exchange (1995 to 2000), Commissioner of the Commodity Futures Trading Commission (1991 to 1995), and as counsel to Kansas Republican Senate Majority Leader Bob Dole (1981 to 1988). She continues her work on financial policy issues as chair emeritus of the Systemic Risk Council, a public interest group which monitors progress on the implementation of financial reforms. Ms. Bair serves as Chairwoman of the Fannie Mae board, and is a non-executive director of Host Hotels & Resorts, Inc., where she serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee. She is a former non-executive director of Thomson Reuters, where she chaired the Risk Committee, and the Industrial and Commercial Bank of China Ltd. She also serves on boards of two non-public companies, and the Volcker Alliance, a nonprofit which advances excellence in public service. She is an accomplished author and has written several books on financial issues.
Skills and Qualifications: Ms. Bair brings to the Board significant experience in global capital markets and financial risk management, as well as regulation and public policy and advising large, complex organizations in both the public and private sectors.

Carol M. Browner, 65 Board Member since 2013 Committees: Corporate Governance & Nominations; Sustainability and Corporate Responsibility (Chair)
Ms. Browner is a senior counselor at Albright Stonebridge Group, a global advisory firm that provides strategic counsel to businesses on government relations, macroeconomic and political risks, regulatory issues, market entry strategies, and environmental, social and corporate governance issues. From 2009 to 2011, she served as Assistant to President Barack Obama and director of the White House Office of Energy and Climate Change Policy. From 2001 to 2008, Ms. Browner was a founding principal of the Albright Group and Albright Capital Management LLC. Previously, she served as Administrator of the Environmental Protection Agency from 1993 to 2001. She chairs the board of the League of Conservation Voters. She holds a J.D. and B.A. from the University of Florida.
Skills and Qualifications: Ms. Browner brings to the Board significant experience in regulation and public policy, the environment and sustainability, particularly with respect to agriculture, energy and renewable fuels, and also advising large, complex organizations in both the public and private sectors.

Paul Fribourg, 67 Board Member since 2018 Committees: Enterprise Risk Management; Sustainability and Corporate Responsibility
Mr. Fribourg has served as Chairman and CEO of Continental Grain Company since 1997 and is a member of its Management Committee. Mr. Fribourg has over 40 years of experience owning and operating businesses in the food, agribusiness and commodities industries. Mr. Fribourg is also a director of Estee Lauder Companies, Inc., Restaurant Brands International, Inc. and Loews Corporation, as well as Syngenta AG, a private company. He is a former director of Apollo Global Management, LLC (2011-2018). He is also a member of the Rabobank International North American Agribusiness Advisory Board, Board of Managers of Wayne Farms, LLC, Council on Foreign Relations, International Business Leaders Advisory Council for The Mayor of Shanghai and Temasek Americas Advisory Panel.
Skills and Qualifications: Mr. Fribourg's experience as the Chief Executive Officer of an international agribusiness and investment company, and as a director of multiple public and private companies in various industries, provides our Board with relevant agricultural and food ingredient industry experience, as well as knowledge of manufacturing and logistics, risk management and public policy. Mr. Fribourg also provides the Board with insights into business operations in South America and China.

J. Erik Fyrwald, 61 Board Member since 2018 Committees: Human Resources and Compensation (Chair); Sustainability and Corporate Responsibility
Mr. Fyrwald is currently the CEO of Syngenta Group, a leading global agriculture company, a position he has held since 2016. Mr. Fyrwald is also an Executive Director on the Syngenta Group Board of Directors, Chairman of the not-for-profit Syngenta Foundation for Sustainable Agriculture and Chairman of the Board of Directors of ADAMA Ltd. Previously, he served as President and CEO of Univar, a leading distributor of chemicals and related services, from 2012 to 2016. Prior to that, he was President of Ecolab, a provider of cleaning, sanitation, water treatment and oil and gas products services from 2011 to 2012, and Chairman, President and CEO of Nalco, a water treatment and oil and gas products and services company from 2008 to 2011. He was also Group Vice President of the Agriculture and Nutrition Division of DuPont from 2003 to 2008. Mr. Fyrwald is a non-executive director on the board of Eli Lilly and Company, where he serves on the Science and Technology Committee. He also serves on the Board of Directors for CropLife International, the Swiss-American Chamber of Commerce and the UN World Food Program Farm to Market Initiative.
Skills and Qualifications: Mr. Fyrwald's senior leadership experience in global business with focus on agriculture, as well as technology and innovation, provides our Board with valuable perspectives relating to our industry, international operations, including in South America and China, manufacturing and logistics and sustainability matters. He also brings corporate governance experience to the Board.

Gregory Heckman, 58 Board Member since 2018
Mr. Heckman has served as Bunge Limited's CEO since 2019 and a director since October 2018. Mr. Heckman is Founding Partner of Flatwater Partners, a private investment firm, and has over 30 years of experience in the agriculture, energy and food processing industries. He served as CEO of The Gavilon Group from 2008 to 2015. During his time at Gavilon, he led the company through a period of considerable growth in both the agriculture and energy industries prior to the eventual sale of the agriculture business to Marubeni Corporation and the energy business to NGL Energy Partners. Prior to Gavilon, Mr. Heckman was Chief Operating Officer of ConAgra Foods Commercial Products and President and COO of ConAgra Trade Group. Mr. Heckman also serves as a non-executive director on the board of OCI NV, a global producer of fertilizer and chemicals. He is also a member of the North America Agribusiness Advisory Board of Rabobank, the New York Stock Exchange Board Advisory Council and the Aksarben Foundation Board of Governors.
Skills and Qualifications: Mr. Heckman's deep agribusiness and food industry knowledge and leadership experience, his proven track record in driving growth and shareholder value at Bunge and previous businesses he has led, as well as his experience as our CEO, provides the Board with valuable perspectives as we continue to grow our portfolio of businesses, while increasing our focus on sustainability and optimizing our operation and risk management execution.

Bernardo Hees, 51 Board Member since 2019 Committees: Enterprise Risk Management; Human Resources and Compensation; Sustainability & Corporate Responsibility
Mr. Hees was a partner at 3G Capital, a global investment firm, from 2010 until the end of 2019. Mr. Hees served as CEO of The Kraft Heinz Company from July 2015 until June 2019 and as CEO of H.J. Heinz Company from June 2013 until its merger with Kraft Foods Group, Inc. in July 2015. Previously, Mr. Hees served as CEO of Burger King Worldwide Holdings, Inc., a global fast food restaurant chain, from September 2010 to June 2013 and Burger King Worldwide, Inc. from June 2012 to June 2013 and as CEO of América Latina Logística, a logistics company, from January 2005 to September 2010. Mr. Hees serves as Executive Chairman of the Board of Directors of Avis Budget Group, Inc.
Skills and Qualifications: Mr. Hees's experience as a former chief executive of a large international consumer products company and his experience as a former partner of a global investment firm provides the Board with valuable perspective relating to global food and food ingredient supply chains. He also provides the Board with insights into the South American marketplace. He also has a finance background, and a strong understanding of compensation and sustainability matters.

Kathleen Hyle, 62 Board Member since 2012 Board Chair since 2018 Committees: Corporate Governance & Nominations (Chair)
Ms. Hyle served as Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources from November 2008 until her retirement in June 2012, following the completion of the merger of Constellation Energy with Exelon Corporation. From June 2007 to November 2008, Ms. Hyle served as Chief Financial Officer ("CFO") for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC, a strategic joint venture between Constellation Energy and Électricité de France. Prior to that, Ms. Hyle held the position of Senior Vice President of Finance for Constellation Energy from 2005 to 2007 and Senior Vice President of Finance, Information Technology, Risk and Operations for Constellation New Energy from January to October 2005. Prior to joining Constellation Energy, Ms. Hyle served as the CFO of ANC Rental Corp., the parent company of Alamo Rent-A-Car and National Rent-A-Car; Vice President and Treasurer of Auto-Nation, Inc.; and Vice President and Treasurer of The Black and Decker Corporation. Ms. Hyle is currently a non-executive director on the board of AmerisourceBergen Corporation and is a former director of The ADT Corporation. She previously served on the Board of Trustees of Center Stage in Baltimore, MD and as trustee of the Loyola University Maryland Sellinger School of Business and Management.
Skills and Qualifications: Ms. Hyle brings senior leadership experience and extensive financial, risk management, manufacturing and logistics and public policy experience to the Board. She also previously chaired Bunge's Audit Committee for several years and qualifies as an audit committee financial expert.

Henry W. (Jay) Winship, 53 Board Member since 2018 Committees: Audit (Chair); Human Resources and Compensation
Since 2016, Mr. Winship has served as President of Pacific Point Capital, a privately owned asset management firm. Prior to that, he was a Principal, Senior Managing Director and Member of the Investment Committee at Relational Investors, which he joined in 1996. He has over 25 years of experience as an institutional investor and in investment management, accounting and financial management. Mr. Winship serves as a non-executive director of CoreLogic, Inc. He also serves on the Board of Advisors of the Corporate Governance Institute at San Diego State University Fowler College of Business. He is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst.
Skills and Qualifications: Mr. Winship brings to the Board expertise and experience as an institutional investor helping to grow shareholder value at a wide range of public companies. Mr. Winship has significant experience in the areas of finance, capital allocation and risk management and provides our Board with valuable perspectives on a range of agricultural and food ingredient industry topics. Mr. Winship is an audit committee financial expert and has extensive corporate governance expertise.

Mark N. Zenuk, 53 Board Member since 2018 Committees: Audit; Enterprise Risk Management (Chair)
Mr. Zenuk has served as Managing Partner of Tillridge Global Agribusiness Partners, an agribusiness private equity firm, since 2016. Prior to Tillridge, he was a Managing Director at NGP Energy Capital Management where he led the agribusiness investment platform from 2010 to 2016. Before joining NGP Energy Capital Management, he served in many domestic and international executive leadership roles with Archer Daniels Midland Company (ADM), having most recently led ADM’s oilseed business unit. Before joining ADM in 1999, he served as General Manager of the Commodity Marketing Group for the Saskatchewan Wheat Pool and Marketing Manager for the Canadian Wheat Board.
Skills and Qualifications: Mr. Zenuk's senior leadership experience provides deep knowledge of global agribusiness and food ingredients markets, along with risk management expertise and, through his private equity experience, financial acumen and a strong commitment to strategic growth and shareholder value. Mr. Zenuk also brings manufacturing and logistics experience in global operations.

☑	OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE
The following sections provide an overview of our corporate governance policies and practices, including with respect to Board tenure and refreshment, independence of directors, Board leadership, risk oversight, shareholder outreach and the structure and key aspects of our Board and committee operations. The Board regularly reviews our policies and processes in the context of current corporate governance trends, regulatory changes and recognized best practices.
Board and Corporate Governance Developments
Our Board is committed to highly effective corporate governance that is responsive to shareholders. We have conducted a formal shareholder outreach program for several years in which we listen to our shareholders’ perspectives on our performance and strategy, governance matters, our executive compensation program, sustainability, human capital and other topics of interest. In addition, through our ongoing investor relations activities we also solicit shareholder perspectives on these matters. See “Corporate Governance - Shareholder Outreach and Engagement” for more information on these activities.
Board Structure and Size
As of the date of this proxy statement, our Board consists of 10 directors. Directors are elected at each annual general meeting of shareholders to hold office for one-year terms until the next annual general meeting of shareholders.
Board Tenure and Refreshment
The Board actively reviews and refreshes its membership. In furtherance of this objective, the Board maintains an active Board succession and refreshment program led by the Corporate Governance and Nominations Committee. Over the course of the last three years, seven directors have either left the Board or decided not to stand for re-election. As a result, the average tenure of our director nominees is approximately three years, with the longest tenured nominee having served for almost nine years. This significant Board refreshment process has resulted in an increase in the depth and scope of qualifications and diversity represented on the Board.
The Board has adopted a Board retirement age of 72; however, it does not impose director tenure limits as the Board believes that imposing limits on director tenure could arbitrarily deprive it of the valuable contributions of its most experienced members. Accordingly, length of Board service is one of a variety of factors considered by the Corporate Governance and Nominations Committee in making director nomination recommendations to the Board. Additionally, we have implemented full declassification of our Board, which means each director must be re-nominated by the Board on an annual basis. This provides the Board with the opportunity to consider the optimal mix of skills, qualifications and experience each year.
Nomination of Directors
Under our Corporate Governance Guidelines,
•all directors must exhibit high standards of ethics, integrity, commitment and accountability, and be committed to promoting the long-term interests of our shareholders; and
•the Board will encompass a range of talent, skills and relevant expertise sufficient to provide sound guidance with respect to our operations and interests.
As provided in its charter, the Corporate Governance and Nominations Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominees submitted by shareholders. The Corporate Governance and Nominations Committee strives to recommend candidates who complement the current members of the Board and other proposed nominees so as to further the objective of having a Board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the Board and its committees.

In that regard, from time to time, the Corporate Governance and Nominations Committee may identify certain skills, experience or attributes as being particularly desirable to help meet specific Board needs that have arisen or are expected to arise. When the Corporate Governance and Nominations Committee reviews a potential new candidate, it looks specifically at the candidate's qualifications in light of these needs as well as the qualifications for Board membership described above. Additionally, the Corporate Governance and Nominations Committee annually reviews the tenure, performance, skills and contributions of existing Board members to the extent they are candidates for re-election. Directors eligible for re-election abstain from Board discussions regarding their nomination and from voting on such nomination.
Under the Corporate Governance Guidelines, directors must inform the Chair of the Board and the Chair of the Corporate Governance and Nominations Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business.
In connection with the director nominations process, the Corporate Governance and Nominations Committee may identify candidates through recommendations provided by members of the Board, management, shareholders or other persons, and has also engaged professional search firms to assist in identifying or evaluating qualified candidates.
The Corporate Governance and Nominations Committee will review and evaluate candidates taking into account available information concerning the candidate, the qualifications for Board membership described above and other factors that it deems relevant. In conducting its review and evaluation, the Corporate Governance and Nominations Committee may solicit the views of other members of the Board, senior management and third parties, conduct interviews of proposed candidates and request that candidates meet with other members of the Board. Each of the nominees for election at the Annual General Meeting was recommended by the Corporate Governance and Nominations Committee.
The Corporate Governance and Nominations Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other persons. In accordance with our bye-laws, shareholders who wish to propose a director nominee must give written notice to our Corporate Secretary at our registered address at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, not later than 120 days before the first anniversary of the date on which our proxy statement was distributed to shareholders in connection with the prior year's annual general meeting. If no annual general meeting was held in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year's proxy statement, the notice must be given before the later of (i) 150 days prior to the contemplated date of the annual general meeting and (ii) the date which is 10 days after the date of the first public announcement or other notification of the actual date of the annual general meeting. Where directors are to be elected at a special general meeting, such notice must be given before the later of (i) 120 days before the date of the special general meeting and (ii) the date which is 10 days after the date of the first public announcement or other notification of the date of the special general meeting. In each case, the notice must include, as to each person the shareholder proposes to nominate for election or re-election as director, all information relating to that person required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, which includes such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and evidence satisfactory to us that such nominee has no interests that would limit such nominee's ability to fulfill their duties of office. We may require any nominee to furnish such other information as reasonably may be required by us to determine the eligibility of such nominee to serve as a director. A shareholder may propose a director nominee to be considered by our shareholders at the annual general meeting provided that the notice provisions in our bye-laws as set forth above are met, even if such director nominee is not nominated by the Corporate Governance and Nominations Committee. A shareholder may also recommend director candidates for consideration by the Corporate Governance and Nominations Committee at any time. Any such recommendations should include the nominee's name and qualifications for Board membership.
Board Independence
The Board is composed of a substantial majority of independent directors. Currently, eight of our 10 incumbent directors are independent.

In accordance with the listing standards of the New York Stock Exchange, to be considered independent, a director must have no material relationship with Bunge directly or as a partner, shareholder or officer of an organization that has a relationship with Bunge. The New York Stock Exchange has also established enhanced independence standards applicable to members of our Audit Committee and our Human Resources and Compensation Committee.
The Board annually reviews commercial and other relationships between directors and members of their immediate families and Bunge in order to make a determination regarding the independence of each director. To assist it in making these determinations, the Board has adopted categorical standards of director independence which are set forth in Annex A to our Corporate Governance Guidelines. The categorical standards of director independence are included as Appendix A to this proxy statement and are also available through the "Investors — Corporate Governance" section of our website, www.bunge.com. Transactions, relationships and arrangements between a director and Bunge that are within our independence standards are deemed immaterial, subject to New York Stock Exchange standards. Additionally, our bye-laws provide that no more than two directors may be employed by us or any company or entity which we control.
In making its independence determinations, the Board considers relevant facts and circumstances, including that in the normal course of business, purchase and sale and other commercial and charitable transactions or relationships may occur between Bunge and other companies or organizations with which some of our directors or their immediate family members are affiliated. For 2020, the Board considered the following transactions and relationships and determined them to be immaterial:
•ordinary course business transactions with certain portfolio companies of Tillridge Global Agribusiness Partners, a private equity firm where Mr. Zenuk serves as Managing Partner. Mr. Zenuk does not serve as an officer or employee of any of these portfolio companies and has no involvement in Bunge's dealings with these companies. Additionally, these commercial relationships predated Mr. Zenuk joining our Board. The highest amount of annual purchase or sale transactions between Bunge and any of the portfolio companies in 2020 was approximately $9 million.
•ordinary course business transactions with Syngenta, a global agrochemical and seed manufacturer where Mr. Fyrwald serves as CEO and Mr. Fribourg serves as a non-executive director. These transactions totaled $0.7 million of sales to and $52.3 million of purchases from Syngenta in 2020, less than 1% of Syngenta's annual gross revenues.
Based on the evaluation and criteria described above, the Board has determined that the following directors are independent: Mses. Bair, Bali, Browner and Hyle and Messrs. Fyrwald, Hees, Winship and Zenuk. Mr. Heckman is not considered an independent director since he also serves as our CEO. Mr. Fribourg was determined not to be independent due to the amount of ordinary course business transactions between Continental Grain Company and Bunge, though representing less than 2% of Continental Grain Company's annual gross revenues, such transactions exceeded the thresholds set forth in the categorical standards of director independence within the prior three years.
Board Leadership Structure
Our Board does not have a requirement that the roles of CEO and Chair of the Board be either combined or separated, because the Board believes this determination should be made based on the best interests of Bunge and its shareholders at any point in time based on the facts and circumstances then facing the company. Demonstrating the Board's commitment to making these thoughtful and careful determinations, our Board has separated the Chair and CEO roles since 2013 and has had an independent, non-executive Board Chair since January 1, 2014. Ms. Hyle currently serves as Board Chair and ex officio member of each committee. The Board believes that its current leadership structure is in the best interests of the company and its shareholders at this time and demonstrates its commitment to independent oversight, which is a critical aspect of effective governance.
Additionally, as described above, our Board is characterized by a substantial majority of independent directors as well as key Board committees that are composed entirely of independent directors. As a result, independent directors oversee critical matters, including the integrity of our financial statements, the evaluation and compensation of executive management, the selection of directors and Board performance.

Board Meetings and Committees
The Board normally has five regularly scheduled meetings per year, and committee meetings are normally held in conjunction with Board meetings. Additionally, the Board holds telephonic meetings to receive updates on our business and as circumstances may require. Our Board met 11 times in 2020 and acted by written consent three times. All directors serving on the Board as of December 31, 2020 attended at least 75% of the combined Board and committee meetings on which they served during the last fiscal year.
Our bye-laws give our Board the authority to delegate its powers to committees appointed by the Board. We have five standing Board committees: the Audit Committee, the Human Resources and Compensation Committee, the Enterprise Risk Management Committee, the Corporate Governance and Nominations Committee and the Sustainability and Corporate Responsibility Committee. Each of these committees is chaired by an independent director and each of the Audit Committee, Human Resources and Compensation Committee and Corporate Governance and Nominations Committee is composed entirely of independent directors. The members of the Audit Committee and the Human Resources and Compensation Committee also meet the enhanced independence rules of the Securities and Exchange Commission ("SEC") and New York Stock Exchange ("NYSE") applicable to such committees. Each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors and counsel. The committees are required to conduct meetings and take action in accordance with the directions of the Board, the provisions of our bye-laws and the terms of their respective committee charters. Each of these committees has the power under its charter to sub-delegate the authority and duties designated in its charter to subcommittees or individual members of the committee as it deems appropriate, unless prohibited by law, regulation or any NYSE listing standard. Copies of these committee charters are available through the "Investors — Corporate Governance" section of our website, www.bunge.com. Please note that the information contained in or connected to our website is not intended to be part of this proxy statement.
Audit Committee — Pursuant to its charter, our Audit Committee's primary role is to assist the Board in fulfilling its responsibility for oversight of:
•the quality and integrity of our financial statements and related disclosure;
•our compliance with legal and regulatory requirements;
•the independent auditor's qualifications, independence and performance; and
•the performance of our internal audit and control functions.
Please see the Audit Committee Report included in this proxy statement for information about our 2020 fiscal year audit. The Audit Committee met eight times in 2020. The Audit Committee meets separately with our independent auditor and also in executive sessions with members of management, our chief audit executive and our chief compliance officer from time to time as deemed appropriate by the Audit Committee. Additionally, the Audit Committee regularly meets in executive sessions at which only the Audit Committee members are in attendance, without any members of our management present. The members of our Audit Committee are Mses. Bair and Bali and Messrs. Winship (Chair) and Zenuk. Our Board has determined that Mr. Winship qualifies as an audit committee financial expert. In accordance with our Audit Committee charter, no Audit Committee member may simultaneously serve on the audit committees of more than two other public companies without the prior approval of the Board.
Human Resources and Compensation Committee — Our Human Resources and Compensation Committee designs, reviews and oversees Bunge's executive compensation program. Under its charter, the Human Resources and Compensation Committee, among other things:
•reviews and approves corporate goals and objectives relevant to the compensation of our CEO, evaluates the performance of the CEO in light of these goals and objectives and sets the CEO's compensation based on this evaluation;
•reviews the evaluation by the CEO of each executive officer reporting directly to the CEO and approves and oversees the total compensation packages for each executive officer reporting directly to the CEO;
•reviews and approves employment, consulting, retirement and severance agreements and arrangements for the CEO and executive officers reporting directly to the CEO;
•reviews and makes recommendations to the Board regarding our incentive compensation plans, including our equity incentive plans, and administers our equity incentive plans;

•establishes and reviews our executive and director share ownership guidelines;
•reviews our compensation practices to ensure that they do not encourage unnecessary and excessive risk taking;
•makes recommendations to the Board on director compensation; and
•oversees the status of our workforce engagement and culture.
Pursuant to its charter, the Human Resources and Compensation Committee is empowered to hire outside advisors as it deems appropriate to assist in the performance of its duties. The Human Resources and Compensation Committee has sole authority to retain or terminate any such compensation consultants or advisors and to approve their fees. For additional information on the Human Resources and Compensation Committee's role, its use of outside advisors and their roles, as well as the Human Resources and Compensation Committee's processes and procedures for the consideration and determination of executive compensation, see "Executive Compensation — Compensation Discussion and Analysis" beginning on page 27 of this proxy statement.
The Human Resources and Compensation Committee met six times in 2020. The members of our Human Resources and Compensation Committee are Ms. Bali and Messrs. Fyrwald (Chair), Hees, and Winship.
Corporate Governance and Nominations Committee — Our Corporate Governance and Nominations Committee is responsible for, among other things:
•monitoring, advising and making recommendations to the Board with respect to the law and practice of corporate governance and the duties and responsibilities of directors of public companies, as well as overseeing our corporate governance initiatives and related policies;
•leading the Board in its annual performance evaluation and overseeing the self-evaluations of each Board committee;
•identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy that is anticipated or has arisen on the Board (see "Nomination of Directors" for more information);
•reviewing and making recommendations to the Board regarding director independence; and
•overseeing our related person transactions policies and procedures.
The Corporate Governance and Nominations Committee met four times in 2020. The members of our Corporate Governance and Nominations Committee are Mses. Bair, Browner and Hyle (Chair).
Enterprise Risk Management Committee — Our Enterprise Risk Management Committee is responsible for:
•supervising the quality and integrity of our risk management practices; and
•reviewing and approving our risk management policies and risk limits on a periodic basis and advising our Board on risk management practices (see "Risk Oversight" for more information).
The Enterprise Risk Management Committee met four times in 2020. The members of the Enterprise Risk Management Committee are Ms. Bair and Messrs. Fribourg, Hees and Zenuk (Chair).
Sustainability and Corporate Responsibility Committee — Our Sustainability and Corporate Responsibility Committee is responsible for:
•oversight of our policies, strategies and programs with respect to sustainability and corporate social responsibility (including matters related to the environment, supply chains, public affairs, philanthropy, food safety and other matters).
The Sustainability and Corporate Responsibility Committee met four times in 2020. The members of the Sustainability and Corporate Responsibility Committee are Mses. Bali and Browner (Chair) and Messrs. Fribourg, Fyrwald and Hees.

Board and Committee Self-Assessment Process
Pursuant to New York Stock Exchange requirements, our Corporate Governance Guidelines and the charters of each of the Board’s committees, the Board and each of its committees conducts annual self-assessments of their performance. The Board recognizes that a thorough and constructive assessment process is an essential component of good corporate governance. These self-assessments are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness and performance and identifying areas for improvement. The Chair of the Corporate Governance and Nominations Committee oversees the annual Board self-assessment process. Additionally, the Corporate Governance and Nominations Committee oversees the overall Board committee self-assessment process. Each director is expected to participate and provide feedback on a range of topics, including: Board and committee agendas, meeting practices and dynamics, the flow of information to and from the Board and its committees, Board oversight of key areas, including strategy, risk management, executive compensation and shareholder engagement and key governance matters such as Board refreshment, the structure, membership and leadership of the Board's committees and management succession planning. Director feedback is solicited on an individual basis through written questionnaires/assessments, individual director interviews and/or group discussions.

From time to time, the Board retains a third party experienced in corporate governance matters to act as a facilitator for the self-assessment process, including preparing and reviewing the written questionnaires/assessments and conducting individual director interviews. The Corporate Governance and Nominations Committee, along with the third-party facilitator (when one is retained) reviews the feedback from the self-assessment process and develops recommendations for areas that the Board and its committees should consider as improvements. These areas are further discussed by the Board. At the conclusion of this process, the Chair of the Corporate Governance and Nominations Committee, working with the Board Chair, other directors and the senior management team, develops action plans for any items that require follow-up. In addition to significant Board refreshment, in recent years the Board’s approach to Board and committee self-assessments has resulted in changes made to Board agendas, management presentations and committee responsibilities, leadership and composition.
Risk Oversight
Our Board of Directors oversees management's approach to risk management, which is designed to support the achievement of our strategic objectives and enhance shareholder value. For the Board, fundamental aspects of its risk management oversight activities include:
•understanding our strategy and the associated major risks inherent in our operations and corporate strategy;
•crafting the right Board, including establishing an appropriate committee structure to carry out its oversight responsibilities effectively;
•overseeing succession planning for key senior executive positions and selecting our CEO; and
•overseeing implementation by management of appropriate risk management and control procedures and developing and maintaining an open, ongoing dialogue with management about major risks we face.
Our Board has considered the most effective organizational structure to appropriately oversee major risks. It has established a dedicated Board committee, the Enterprise Risk Management Committee, which enables greater focus at the Board level on risk oversight tailored to our business and industries. The Enterprise Risk Management Committee has responsibility for oversight of the quality and integrity of our risk management practices relating to the following key areas: commodities risk, foreign exchange risk, liquidity, interest rate and funding risk, credit and counterparty risk, country risk, new trading or investing business activity risk and sanctions and derivatives compliance. The Enterprise Risk Management Committee reviews and approves corporate risk policies and limits associated with our risk appetite. The Enterprise Risk Management Committee meets regularly with our CEO, CFO, chief risk officer, and other members of senior management to receive regular updates on our risk profile and risk management activities.
Additionally, each of our other Board committees considers risks within its area of responsibility. For example, our Audit Committee focuses on risks related to our financial statements, the financial reporting process and accounting and financial controls. The Audit Committee receives an annual risk assessment briefing from our chief audit executive, as well as periodic update briefings, and reviews and approves the annual internal audit plan that is designed to address the identified risks. The Audit Committee also reviews key risk considerations relating to the annual audit with our independent auditors. The Audit Committee also assists the Board in fulfilling its oversight responsibility with respect to legal and compliance matters, including meeting with and receiving periodic briefings from members of our legal and compliance staff. The Audit Committee oversees our cybersecurity and other information technology risks, including risk management programs and controls.
In developing and overseeing our compensation programs, the Human Resources and Compensation Committee seeks to create incentives that are appropriately balanced and do not motivate employees to take imprudent risks. See "Compensation and Risk" beginning on page 46 of this proxy statement for more information.
Our Corporate Governance and Nominations Committee oversees risks related to our governance structure and processes. This includes its role in identifying individuals qualified to serve as Board members, and its leadership of the annual Board self-assessment process that is aimed at ensuring that the Board is functioning effectively and is able to meet all of its responsibilities, including risk oversight.
The Sustainability and Corporate Responsibility Committee is engaged in oversight of sustainability and social responsibility matters, including supply chain and food safety matters, and related reputational and business risks.
All of our Board committees regularly report on their activities to the full Board to promote effective coordination and ensure that the entire Board remains apprised of major risks, how those risks may interrelate, and how management addresses those risks.
Corporate Governance Guidelines and Code of Conduct
Our Board has adopted Corporate Governance Guidelines that set forth our corporate governance objectives and policies and, subject to our bye-laws, govern the functioning of the Board. Our Corporate Governance Guidelines are available through the "Investors — Corporate Governance" section of our website, www.bunge.com. Please note that information contained in or connected to our website is not intended to be part of this proxy statement.
The Code of Conduct sets forth our commitment to ethical business practices, reinforces various corporate policies and reflects our values, vision and culture. Our Code of Conduct applies to all of our directors, officers and employees worldwide, including our CEO and senior financial officers. Our Code of Conduct is available on our website. We intend to post amendments to and waivers (to the extent applicable to certain officers and our directors) of our Code of Conduct on our website.
Executive Sessions of Our Board
Our Corporate Governance Guidelines provide that the non-management directors shall meet without management directors at regularly scheduled executive sessions and at such other times as they deem appropriate. Our Board meets in executive session without management directors present at each regularly scheduled Board meeting. Our non-executive, independent Board Chair presides over these sessions.
Communications with Our Board
To facilitate the ability of shareholders to communicate with our Board and to facilitate the ability of interested persons to communicate with non-management directors, the Board has established a physical mailing address and an electronic address to which such communications may be sent, which is available on our website, www.bunge.com, through the "Investors — Corporate Governance" section.
Communications received are initially directed to our legal department, where they are screened to eliminate communications that are merely solicitations for products and services, items of a personal nature not relevant to us or our shareholders and other matters that are improper or irrelevant to the functioning of the Board or Bunge. All other communications are forwarded to the relevant director, if addressed to an individual director or a committee chair, or to the members of the Corporate Governance and Nominations Committee if no particular addressee is specified.
Board Member Attendance at Annual General Meetings
It is the policy of our Board that our directors attend each annual general meeting of shareholders. In 2020, all nominees who were serving as directors at the time attended our annual general meeting.

Shareholder Outreach and Engagement
Shareholder outreach is a key priority of our Board and management, and through our shareholder outreach program, we engage with our investors to gain valuable insights into the current and emerging issues that matter most to them, including with respect to corporate governance, executive compensation, sustainability, human capital and other matters. Over the past several years, our independent Board Chair and management have engaged with institutional investors representing approximately 40% to 50% of our outstanding shares. Additionally, outside of the shareholder outreach program, we interact with institutional and individual shareholders throughout the year on a wide range of issues. Feedback from these discussions is relayed to the Board of Directors and is a key element in the development of our governance, compensation and sustainability policies, as well as the ongoing evaluation of our business strategy and performance.
For example, as a result of feedback received and collaboration with our shareholders in recent years we have:
•taken significant action to refresh our Board and the leadership and composition of our Board committees;
•made meaningful changes to our executive compensation program;
•enhanced our proxy disclosures with respect to the composition, skill sets and diversity of our Board;
•enhanced our sustainability policies and progress, particularly with respect to addressing deforestation risks in our supply chain and water sustainability; and
•implemented full declassification of our Board.
The Board will continue to seek investor input in furtherance of its commitment to enhancing our governance practices and building long-term shareholder value.
Sustainability
We incorporate sustainability into many areas of our business, from how we plan and develop our strategic goals and operate our facilities to how we engage with our customers, suppliers, employees, communities and other stakeholders. We make decisions across our value chain built on a foundation of ethical leadership, accountability and environmental stewardship. We want to be a leader in our industry, urging sustainability and responsibility at every step along the supply chain from the farm to the table.

We believe that our leadership position in the global food system enables us to unite stakeholders – from farmers to consumers, NGOs and governments -- and to promote actions that help to support sustainable agriculture.
To meet today's challenges and contribute to the solutions ahead, we have defined sustainability goals that incorporate activities and commitments supporting robust action on climate change, promoting responsible supply chains, and providing accountability for all that we do.

Action on Climate	We implement innovative solutions to minimize our environmental footprint and support projects and activities that strengthen our approach to fighting climate change

Responsible Supply Chains	We promote sustainable agriculture and implement robust projects that protect and improve the environment, while supporting the social and economic well-being of growers and local communities

Accountability
We aim to be an accountable leader within our industry, helping to raise the bar on our sector’s performance by regularly tracking and disclosing progress on our commitments and sustainability performance

Our commitment to sustainability starts at the very top of the organization. Our Sustainability and Corporate Responsibility Committee is our highest governance body. It oversees the development of relevant sustainability policies, strategies and programs on material issues, including but not limited to climate change, human rights, sustainable sourcing and disclosure.

We continuously seek to enhance the transparency and sustainability of our value chains, reduce the environmental impact of our operations, strengthen engagement with key stakeholders and increase our reporting and disclosure.
For more information about our sustainability efforts, annual reports and dashboards, please visit www.bunge.com/sustainability.
Human Capital Management
At Bunge, our people make the difference. Our culture of trust, accountability and collaboration starts with leveraging the international representation and perspectives of our global workforce. We care about our people, we listen, empower, develop and reward them, driving high levels of engagement and commitment to Bunge. From hiring the best talent, to inclusion and diversity initiatives, and through career development, total rewards, and wellness, we are committed to creating programs and resources that enhance our workplace environment and the employee experience, supporting us to retain and engage our most valuable resource: our people.
2020 Workforce Highlights

84% Employee Engagement Y	Wellness challenges >250	800+ Participation in Virtual Leadership Exchange Series	Total Recordable Injury Rate of 0.74 (12 month rolling) ▼ 21% YOY

> 4,700 Courses completed through new online Learning@Bunge platform since the start of the pandemic
0.87

Female Diversity
With the onset of COVID-19, we intensified our wellness efforts and expanded our offerings to support mental well-being, including caregiving, stress management and programs supporting work-life balance

13% Global Leadership	40% Total SG&A Population	~23,800 i Employees Globally i
EMEA = Europe, Middle East, Africa
Our Board plays an important role in the oversight of talent and culture at Bunge and our Human Resources and Compensation Committee devotes time each quarter to engaging on strategic Talent Management and Total Rewards initiatives.

DIRECTOR COMPENSATION
Our compensation program for non-employee directors is designed to enable us to attract, retain and motivate highly qualified directors to serve on our Board. It is also intended to further align the interests of our directors with those of our shareholders. Annual compensation for our non-employee directors in 2020 comprised a mix of cash and equity-based compensation. The Human Resources and Compensation Committee periodically receives competitive information on the status of Board compensation for non-employee directors from its independent compensation consultant and is responsible for recommending to the Board changes in director compensation. In 2020, after review of the competitive landscape, no changes were made to the compensation of the Board of Directors.
Directors' Fees
Non-employee directors received the following fees in 2020:

•Each member of the Audit Committee receives an annual fee for the added workload and responsibilities of this committee.

•No fees are paid for services as a member of any other committee.

•If the Board and/or a committee meets in excess of 10 times in a given year, each non-employee director receives a fee of $1,000 for each additional meeting attended.

•Non-employee directors are reimbursed for reasonable expenses incurred by them in attending Board meetings, committee meetings and shareholder meetings.

Non-Employee Director Compensation		Director

Annual Cash Retainer Fee
All Non-Employee Directors		$100,000
Non-Executive Chair (supplemental)		$100,000

Annual Equity Award
All Non-Employee Directors		$140,000
Non-Executive Chair (supplemental)		$150,000

Committee Compensation	Member	Chair

Annual Fee - Audit Committee	$10,000	$20,000

Annual Fee - All Other Committees	$—	$15,000
Non-Employee Director Share Ownership Guidelines
To further align the personal interests of the Board with the interests of our shareholders, the Board has established share ownership guidelines for the minimum amount of common shares that are required to be held by our non-employee directors. These guidelines are required to be met within five years of a non-employee director's initial appointment or election to the Board. For non-employee directors, the guideline is five times the annual cash retainer fee paid by Bunge to its non-employee directors (i.e., $500,000). Shares deemed to be owned for purposes of the share ownership guidelines are shares directly owned by the director, and 50% of the difference between the exercise price of a vested, in-the-money stock option and the fair market value of a common share. Unvested stock options or restricted stock units do not count toward satisfaction of the guidelines. We have not granted any stock options under the plan. Furthermore, our non-employee directors are required to hold 100% of the net shares acquired through our equity incentive plans until the guidelines are met.
Bunge Limited 2017 Non-Employee Directors Equity Incentive Plan
The Bunge Limited 2017 Non-Employee Directors Equity Incentive Plan, which we refer to as the 2017 NED Plan, was approved by our shareholders in May 2017. The 2017 NED Plan, unless otherwise determined by the Human Resources and Compensation Committee, provides for an annual equity award to each non-employee director as of the date of our annual general meeting of shareholders. A non-employee director who is elected or appointed to the Board other than on the date of an annual meeting shall receive, as of the date of such election or appointment, a pro rata portion of the annual equity award made to non-employee directors generally on the immediately preceding date of grant based on the number of days from the date of election or appointment to the next annual meeting. The value, type and terms of such awards are determined by the Human Resources and Compensation Committee; however, the grant date fair value of all awards payable in common shares for services rendered by each non-employee director during any calendar year may not exceed $540,000. We may grant non-qualified stock options, stock appreciation rights, restricted stock units and other forms of awards that generally are based on the value of our common shares under the 2017 NED Plan. Unless otherwise determined by the Human Resources and Compensation Committee, equity awards generally vest on the date of the first annual general meeting of shareholders following the applicable grant date, provided the director continues to serve on the Board until such date. To date, we have granted only restricted stock units under the plan. Unless prohibited by the plan or the Human Resources and Compensation Committee determines otherwise prior to a change in control, upon the occurrence of a change in control and either (i) a successor fails to assume, substitute or replace outstanding awards or (ii) a non-employee director’s service is terminated on or before the occurrence of the first anniversary of the change in control: (1) any restricted stock units and other forms of award shall immediately vest; and (2) any outstanding and unvested non-qualified stock options and stock appreciation rights shall become immediately exercisable. The 2017 NED Plan provides that up to 120,000 common shares may be issued under the plan. As of December 31, 2020, 107,168 shares had been granted, inclusive of dividend equivalents.
Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging
Our insider trading and pre-clearance policy prohibits directors, officers, employees and entities controlled by them, among others, from engaging in short sale transactions in our securities, holding our securities in margin accounts or pledging our securities as collateral. Additionally, directors, members of our executive committee and entities controlled by them, among others, are further prohibited from owning, holding, purchasing, selling, exercising, converting or otherwise acquiring or benefiting from any derivative securities, including puts, calls, equity collars, straddles, forward contracts and similar instruments that may be used as part of a hedging, tax, risk management or other strategy (other than stock options, restricted stock or restricted stock units issued by us).
Director Compensation Table
The following table sets forth the compensation for non-employee directors who served on our Board during the fiscal year ended December 31, 2020.

	Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2)($)	Total ($)
Sheila Bair	$111,000	$131,928	$242,928
Vinita Bali	$111,000	$131,928	$242,928
Carol M. Browner	$116,000	$131,928	$247,928
Andrew Ferrier(3)	$67,083	$131,928	$199,011
Paul Fribourg	$108,500	$131,928	$240,428
J. Erik Fyrwald	$116,000	$131,928	$247,928
Bernardo Hees	$101,000	$131,928	$232,928
Kathleen Hyle	$207,250	$273,262	$480,512
Henry W. (Jay) Winship	$121,000	$131,928	$252,928
Mark N. Zenuk	$126,000	$131,928	$257,928
(1)Each of the non-employee directors serving on the Board on the close of business on the date of Bunge's 2020 Annual General Meeting received an annual grant of 3,731 restricted stock units on May 21, 2020. Annual grants vest on the first anniversary of the date of grant (May 21, 2021), provided the director continues to serve on the Board on such date. In addition, as part of Ms. Hyle's compensation for serving as non-executive Chair, she was granted an additional 3,997 restricted stock units (vesting on May 21, 2021). The average of the high and low sale prices of our common shares on the NYSE on May 21, 2020 was $35.36.
(2)The amounts shown reflect the full grant date fair value of the award for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718") (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 26 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying the valuation of equity awards. Other than the restricted stock units reported above and associated dividend equivalents, no director had any other stock awards outstanding as of December 31, 2020. The number of awards granted excludes dividend equivalents. The closing price of our common shares on the NYSE on December 31, 2020 was $65.58.
(3)Mr. Ferrier resigned from the Board effective July 31, 2020.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to persons or entities who are known to Bunge to beneficially own 5% or more of our common shares, each member of our Board, each NEO and all directors and executive officers as a group as of March 8, 2021.
All holders of our common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares, and the voting rights attached to common shares held by our directors, executive officers or major shareholders do not differ from those that attach to common shares held by any other holder.
Under Rule 13d-3 of the Exchange Act, "beneficial ownership" includes shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual's benefit.

	Amount and Nature of Beneficial Ownership
		(Number of Shares)
Beneficial Owner	Direct or Indirect(1)	Voting or Investment Power(2)	Right to Acquire(3)	Percent of Class(4)
T. Rowe Price Associates, Inc.(5)	14,383,447	—	—	10.2%
The Vanguard Group(6)	12,901,185	—	—	9.2%
BlackRock, Inc.(7)	9,279,826	—	—	6.6%

Non-Employee Directors
Sheila Bair	1,749	—	—	*
Vinita Bali	5,941	—	—	*
Carol M. Browner	16,178	—	—	*
Paul Fribourg	129,847	3,604,880	—	2.6%
J. Erik Fyrwald	23,138	—	—	*
Bernardo Hees	7,649	—	—	*
Kathleen Hyle	22,308	—	—	*
Henry W. (Jay) Winship	20,036	—	—	*
Mark N. Zenuk	10,975	—	—	*

Named Executive Officers
Gregory Heckman	250,832	—	311,666	*
John Neppl	20,889	—	12,166	*
Raul Padilla	115,518	—	331,499	*
Brian Zachman	39,111	—	32,422	*
Christos Dimopoulos	16,764	—	47,495	*
All directors and executive officers as a group (17 persons)	727,560	3,604,880	901,595	3.7%
*Indicates beneficial ownership less than 1%.
(1)These shares are held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account or in a family trust. Excludes restricted stock units that remain unvested.
(2)This column includes other shares over which directors and executive officers have or share voting or investment power, including shares directly owned by corporate entities with whom they are presumed to share voting and/or investment power. Mr. Fribourg disclaims beneficial ownership of any shares to which he does not have a pecuniary interest.
(3)This column includes shares which executive officers have a right to acquire through the vesting of restricted stock units or the exercise of stock options granted under our Equity Incentive Plans that have vested or will vest within 60 days of March 8, 2021.
(4)Applicable percentage ownership is based on 140,942,435 shares of Common Stock outstanding as of March 8, 2021.
(5)Based on the information filed with the SEC on Schedule 13G/A on February 16, 2021: T. Rowe Price Associates, Inc. reported beneficial ownership of 14,383,447 shares, sole voting power as to 6,170,555 of the shares and sole dispositive power as to 14,383,447 of the shares. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(6)Based on information filed with the SEC on Schedule 13G/A on February 10, 2021: The Vanguard Group reported beneficial ownership of 12,901,185 shares, shared voting power as to 129,295 of the shares, sole dispositive power as to 12,568,501 of the shares and shared dispositive power as to 332,684 of the shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)Based on information filed with the SEC on Schedule 13G/A on January 29, 2021: BlackRock, Inc. reported beneficial ownership of 9,279,826 shares, sole voting power as to 8,204,528 of the shares and sole dispositive power as to 9,279,826 of the shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policy for the Review and Approval of Related Person Transactions
Various policies and procedures, including our Code of Conduct, Corporate Governance Guidelines and annual questionnaires and/or certifications completed by our directors and executive officers, require disclosure of and/or otherwise identify transactions or relationships that may constitute conflicts of interest or may require disclosure under applicable SEC rules as "related person transactions" between Bunge and related persons. Our Corporate Governance and Nominations Committee has adopted a written policy for the review and approval of related person transactions. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Conduct. These transactions are also reviewed in the context of making annual independence determinations regarding directors. See "Corporate Governance - Board Independence" for further information.
Under the policy, our legal department will review all actual and proposed related person transactions presented to or identified by it and then submit any transaction in which a related person is reasonably likely to have a direct or indirect material interest to the Corporate Governance and Nominations Committee for review and approval or ratification. In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominations Committee will consider all the available and relevant facts and circumstances, including, but not limited to, (a) whether the transaction was the product of fair dealing, (b) the terms of the transaction and whether similar terms would have been obtained from an arms' length transaction with a third party and (c) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board has identified as not involving a direct or indirect material interest and are, therefore, not considered related person transactions for purposes of the policy. For purposes of the policy, the terms "related person" and "transaction" have the meanings contained in Item 404 of Regulation S-K of the SEC.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file reports of their ownership in the equity securities of the Company and its subsidiaries and of changes in that ownership with the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. To our knowledge, based solely on a review of the filed reports and written representations that no other reports are required, we believe that each of the Company’s directors and executive officers complied with all such filing requirements during 2020, except that (i) due to an administrative error, a March 11, 2020 Form 3 filing for Robert Wagner did not timely report all of his initial holdings on becoming subject to Section 16(a) and amended Form 3 filings were made for Mr. Wagner on March 19, 2020 and June 3, 2020, respectively, and (ii) due to an administrative error in connection with a stock option exercise by Raul Padilla on February 22, 2021, an additional 1,100 shares that were sold by Mr. Padilla were inadvertently omitted from his February 22, 2021 Form 4 filing and were reported on March 4, 2021.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to the rules of the SEC, we are required to provide shareholders with a non-binding advisory "say-on-pay" vote to approve the compensation of our NEOs as disclosed in the Compensation Discussion & Analysis ("CD&A"), accompanying compensation tables and related narrative disclosures on pages 27 through 49 of this proxy statement. The Board recognizes the importance of our shareholders' opportunity to cast an advisory say-on-pay vote as a means of expressing views regarding the compensation of our NEOs. Between 2014, when we began our annual shareholder engagement program, and 2019, an average of 91% of votes cast were in favor of our executive compensation program. In 2020, 41% of the shares voted on the say-on-pay proposal were voted "for" the proposal.
The Board takes the opinions of our shareholders seriously. During 2020 and 2021, we engaged with investors representing approximately 50% of our outstanding shares. In response to the results of the 2020 say-on-pay vote and the valuable feedback received from shareholders, as well as the Human Resources and Compensation Committee's consideration of competitive market practices, the following enhancements have been made to our executive compensation program:
•Our Human Resources and Compensation Committee reaffirmed its intent to provide severance benefits within existing policies and contractual obligations. In the rare instance the Human Resources and Compensation Committee determines that discretionary action is in the best interest of the Company and its shareholders, we will disclose the factors that led to that decision.
•For 2021, we re-weighted long-term incentives to have a greater portion tied to performance (60%) and aligned Earnings per Share ("EPS") and Adjusted Return on Invested Capital ("AROIC") targets to our externally stated goals. No stock options will be granted.
•For 2021, we discontinued the use of similar metrics in the annual incentive plan and the equity incentive plan. Return on Invested Capital ("ROIC") has been replaced as a metric for performance based restricted stock units with AROIC to account for mark-to-market timing differences and to adjust for readily marketable inventories. The annual incentive plan will be funded based on adjusted Profit Before Taxes ("PBT") before certain incentive payouts, then modified by objectives driven by operational performance and Environmental, Social and Governance and Human Capital Management goals.
•For 2021, we added a relative total shareholder return modifier for performance based restricted stock units.
We believe these enhancements are responsive to the feedback that we heard from shareholder engagements and further strengthens the pay for performance principles of our executive compensation program.
Our compensation philosophy is to pay-for-performance, support our business goals, align the interests of management and our shareholders and offer competitive compensation arrangements to attract, retain and motivate high-caliber executives. Our Human Resources and Compensation Committee regularly reviews our executive compensation program to ensure alignment with our business strategy and compensation philosophy. Additionally, our executive compensation program has been designed to appropriately balance risks and rewards and discourage excessive risk-taking by our executives.
For the reasons highlighted above, and more fully discussed in the CD&A, the Board unanimously recommends that shareholders vote in favor of the following advisory resolution:
"RESOLVED, that the shareholders approve the compensation of the NEOs as disclosed pursuant to Item 402 of Regulation S- K, including the CD&A, the accompanying compensation tables and related narrative disclosure in this Proxy Statement."
You may vote "for" or "against" this proposal, or you may abstain from voting. Although the vote on this Proposal 2 is advisory and non-binding, the Human Resources and Compensation Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS
This CD&A provides an overview of our executive compensation program and an analysis of the decisions made with respect to the compensation of the NEOs in 2020.
Named Executive Officers
For 2020, our NEOs were as follows:

Name	Title as of December 31, 2020

Gregory Heckman	Chief Executive Officer

John Neppl	Chief Financial Officer

Raul Padilla	President, Global Operations

Brian Zachman	President, Global Risk Management

Christos Dimopoulos	President, Global Supply Chains

COMMITMENT TO SHAREHOLDERS
Shareholder Engagement
Strong governance, driven by best practice and feedback from shareholders. We annually submit our executive compensation program to a shareholder advisory say-on-pay vote. We value the opinions of our shareholders as expressed through this vote and other communications. Through our robust engagement outreach program, we receive valuable feedback on the issues that are most important to our shareholders, including our executive compensation program, governance, sustainability, director equity and inclusion and corporate responsibility and our business and strategic direction. Since we began our shareholder outreach, our non-executive Board Chair and members of our senior management team, have engaged with institutional investors representing approximately 40% - 50% of our outstanding shares annually. Based on feedback received from our shareholders, as well as the Human Resources and Compensation Committee's consideration of competitive market practices, and its goal of continuing to link compensation to the achievement of our business plans and strategies, we have made meaningful changes to our executive compensation program over the years.

2020 Say-on-Pay Vote
Shareholder feedback is a key input to our compensation program. Between 2014, when we began our annual shareholder engagement program, and 2019, an average of 91% of votes cast were in favor of our executive compensation program. At our 2020 Annual General Meeting, 41% of the votes cast on our annual say-on-pay vote were in favor of our executive compensation program. The Board takes this response from shareholders very seriously and has taken several actions to ensure the Committee brings a fresh perspective to our compensation going forward, including to reconstitute the Human Resources and Compensation Committee with a new Chair and two new committee members, as well as to transition to a new lead advisor from our independent compensation consultant. We also conducted early outreach before compensation changes were made for the following year and re-engaged with many top holders who expressed concern early on.
During 2020 and 2021, we reached out to 25 of our top 30 shareholders representing approximately 55% of our outstanding shares, as well as proxy advisory firms and other industry thought leaders.

Engagement Methods: •Individual investor meetings •Annual shareholder meeting •Investor Day presentation •Quarterly earnings calls •Informational materials and public filings	Engaged institutional investors representing ~55% of outstanding shares	Board Chair met with 10 of our top 20 shareholders

Engaged 25 of our top 30 shareholders

Based on feedback received from our shareholders, as well as the Human Resources and Compensation Committee's consideration of competitive market practices, and its goal of linking executive pay and performance, the following enhancements have been made to our compensation programs:

Area of Concern	What We Heard...	How We Responded...

Supplemental Severance for Departing Executives
Preference against enhanced separation payments beyond contractual obligations. The special action taken in 2019 for senior executives significantly contributed to the reduced support for our say-on-pay vote.
It is the Human Resources and Compensation Committee’s intent to provide severance benefits within existing policies and contractual obligations. If in the rare instance the Human Resources and Compensation Committee determines that discretionary action is in the best interest of the Company, we will disclose the factors that led to that decision.

Similar Metrics in Short- and Long-Term Plans	Preference expressed for different metrics in the short-term versus long-term incentive plans.	For 2021, we have separate metrics in the short-term and long-term incentive plans. We replaced ROIC with AROIC in the long-term plan to account for mark-to-market timing differences and adjust for readily marketable inventories; the short-term incentive plan will be funded based on adjusted PBT before certain incentive payouts, then modified by objectives driven by operational performance and Environmental, Social and Governance and Human Capital Management goals.

Pay-for-Performance Disconnect	Preference for an increase in performance-based awards in the long-term incentive and better alignment with external guidance and cost of capital.	For 2021, we re-weighted the long-term incentive to have a greater portion tied to performance (60%) and we aligned EPS and AROIC targets to our externally stated goals.

For 2021, no stock options will be granted to NEOs.

No Relative Metric Under Long-Term Incentive	Preference for a relative metric which measures performance against peers, as an enhancement to the long-term incentive plan.	For 2021, we added a Relative Total Shareholder Return ("RTSR") modifier to the long-term incentive.

Director Overboarding	Concern expressed over the number of other public boards held by our board members.	As of January 1, 2021, our board members align with corporate expectations and don’t serve on an excessive number of public boards outside of Bunge.

Throughout our outreach program following the 2020 say-on-pay vote we also sought input from shareholders with respect to the quality and depth of disclosure, with a particular focus on our disclosures regarding goals underlying our annual and long-term incentive plans. In both cases, shareholders indicated that our approach to disclosure is consistent with competitive practice and provided sufficient description of goals, the goal-setting process and the process for assessing achievement against those goals. We also solicited input on the Company's Risk Optimization Incentive that was employed through 2019. While shareholders did not express specific concerns about this program, this incentive was redesigned for 2020 and renamed the Risk Management and Optimization ("RM&O") incentive, which better aligns with the primary responsibilities of our commercial executives, reflects leading practice and serves the long-term strategy of the business. For additional information, see “Principal Elements of our Executive Compensation Program - Annual Risk Management & Optimization Incentive Awards” beginning on page 38 of this proxy statement.

OVERVIEW
Pay and Performance
Performance drives pay. The Human Resources and Compensation Committee actively monitors the relationship between pay and performance, and strives to maintain a strong relationship between the two.

Bunge's executive compensation philosophy is built upon a strong foundation of linking pay with performance	1	Align the interests of executives with long-term interests of shareholders	A majority of pay opportunity is delivered in the form of performance-based incentives

	2	Drive business goals and strategies	Incentive plan targets are directly tied to strategic business goals and initiatives, and are based upon metrics that drive long-term value creation

	3	Reward profitable growth and increased shareholder value
Performance metrics balance earnings growth and returns on investment and the pay mix delivers a majority of pay through equity, resulting in realized compensation in line with the creation of long-term shareholder value

In addition, we are committed to clarity of compensation disclosures and maintaining strong compensation governance practices to support the pay-for-performance principles of our executive compensation program. Our culture closely aligns the program with the interests of our shareholders.

WHAT WE DO		WHAT WE DON'T DO

✓	We Do award more than 50% of target total compensation for our NEOs and 76% for our CEO in long-term equity-based incentives	✗	We Don't allow repricing of stock options or buy out underwater stock options without shareholder approval
✓	We Do use multiple performance metrics for short-term and long-term awards	✗	We Don't have single trigger change of control provisions
✓	We Do have comprehensive disclosure of metrics and goals	✗	We Don't allow hedging or pledging
✓	We Do have long-term incentives that are majority performance-based	✗	We Don't allow transactions in company stock without pre-clearance
✓	We Do have robust stock ownership guidelines	✗	We Don't have excessive executive perquisites
✓	We Do have a clawback policy	✗	We Don't have golden parachute excise tax gross ups
✓	We Do conduct an annual compensation risk assessment for employee incentive plans

Performance and Strategic Highlights
Completed full year with new, world-class leadership team. Under the leadership of our CEO, Mr. Heckman, we have refocused the organization on three key strategic priorities to position us for success.
▪Drive operational performance through an operating model that allows for streamlined decision making and gets us closer to our customers.
▪Optimize the portfolio so that we can run a simpler, more focused business and, further, embed in the organization a culture of continuous improvement and cost efficiency.
▪Strengthen financial discipline so that working capital is deployed for the highest return opportunities and so that any risk taken is appropriate for the current business climate.
Executing each of these three priorities will help us to better leverage our asset footprint and increase long-term shareholder returns.
We also continue our commitment to sustainability, taking actions to reduce our own environmental footprint and collaborating actively with partners, customers and other stakeholders to improve the sustainability of the food production chain. Our approach to sustainability reflects our three goal areas:

Action on Climate	We implement innovative solutions to minimize our environmental footprint and support projects and activities that strengthen our approach to fighting climate change

Responsible Supply Chains	We promote sustainable agriculture and implement robust projects that protect and improve the environment, while supporting the social and economic well-being of growers and local communities

Accountability
We aim to be an accountable leader within our industry, helping to raise the bar on our sector’s performance by regularly tracking and disclosing progress on our commitments and sustainability performance

We view sustainability as a key part of our strategy to maximize long-term shareholder value, as we believe that operating responsibly and providing products that help our customers achieve their sustainability goals provides us opportunities to grow our business, increase customer collaboration and loyalty, attract, retain, and motivate employees, and reduce our use of energy and natural resources.
Pay Structure and Highlights
Highly performance leveraged and focused on long-term, equity incentives. In furtherance of aligning our executive compensation program with shareholders' interests, it is our practice to deliver the majority of NEO compensation in the form of performance-based equity awards with multi-year vesting. In addition, we have a longstanding history of delivering the majority of long-term incentives in performance-based restricted stock units ("PBRSUs") that are only earned upon achievement of pre-established financial goals. For 2020, the Human Resources and Compensation Committee decided to retain the mix of long-term incentive vehicles at 20% stock options, 30% time-based restricted stock units ("TBRSUs") and 50% PBRSUs for all NEOs, except the CEO who received 50% stock options and 50% PBRSUs. The Human Resources and Compensation Committee will continue to revisit this mix annually.

Looking Forward...
In 2021, we are eliminating stock option awards and re-weighting the long-term incentive mix to have a greater portion tied to performance-based awards (60%).

Key Elements of 2020 Executive Compensation

Pay Element	Pay Philosophy	Components		Performance Link*

Base Salary	Varies based on experience, skill level, individual contributions and geographic circumstances	100% Cash		Sustained individual performance

Annual Incentive Plan (AIP) (1)	Driven by achievement of the company and individual performance against strategic priorities	100% Cash	80% Financial	PBT - 50%

ROIC - 50%

20% Individual / Strategic Goal

Long-Term Incentive Plan (LTIP) (2)	Aligns interests of executives with shareholders and drives achievement of sustained long-term value creation	50% PBRSUs		3-Year Cumulative EPS - 50%

3-Year Average ROIC - 50%

Share Price Appreciation

30% TBRSUs

20% Stock Options
* Details are set forth on page 35 of this proxy statement.
(1)In place of the AIP, leaders of agribusiness supply chains and risk management and optimization are eligible for the annual RM&O incentive award. Details are set forth on page 38 of this proxy statement.
(2)For 2020, the mix of long-term incentives for the CEO consists of 50% PBRSUs and 50% Stock Options.
Target Mix of Executive Compensation (1)
Our CEO’s target total compensation includes a mix of pay that is heavily weighted to long-term, equity-based incentives (76%). On average, our NEOs other than our CEO have 56% of total compensation targeted to be paid in long-term, equity-based incentives.

DETERMINING COMPENSATION
Role of the Human Resources and Compensation Committee
Ensure strong governance and adherence to pay for performance principles. The Human Resources and Compensation Committee is composed of non-employee independent directors and is responsible for the governance of our executive compensation program, including but not limited to designing, reviewing and overseeing administration of the program. Each year, the Human Resources and Compensation Committee reviews and approves all compensation decisions relating to the NEOs. Generally, all decisions with respect to determining the amount or form of NEO compensation are made by the Human Resources and Compensation Committee in accordance with the methodology described below.
When making compensation decisions, the Human Resources and Compensation Committee analyzes data from the comparator groups described on page 33 of this proxy statement, as well as tally sheets prepared by our human resources department for each of the NEOs.
In addition to reviewing data from the comparator groups and tally sheets, the Human Resources and Compensation Committee also considers a number of factors that it deems important in setting target total direct compensation for each NEO:
•Individual responsibilities, experience and achievements of the NEO and potential contributions towards our performance;
•Input and recommendations from its independent compensation consultant;
•Recommendations from the CEO and Chief Human Resources and Communications Officer (for officers other than themselves); and
•Historical relationship between CEO pay and performance against the peer group.
The differences in target compensation levels among our NEOs are primarily attributable to the differences in the median range of compensation for similar positions in the comparator groups and the factors described above.
Role of Executive Officers
Assist in executing on our pay for performance strategy. The CEO assists the Human Resources and Compensation Committee in setting the strategic direction of our executive compensation program, evaluates the performance of the NEOs (excluding himself) and makes recommendations to the Human Resources and Compensation Committee regarding their compensation in consultation with the Chief Human Resources and Communications Officer. Although it gives significant weight to the CEO's recommendations, the Human Resources and Compensation Committee retains full discretion in making compensation decisions. The CEO is not present during the deliberations on his pay. The CEO and the Chief Human Resources and Communications Officer also participate in developing and recommending the performance criteria and measures for our NEOs under our annual and equity incentive plans for consideration by the Human Resources and Compensation Committee.
No other executive officers participated in the executive compensation process for 2020. Our human resources department, under the supervision of the Chief Human Resources and Communications Officer, also supports the Human Resources and Compensation Committee in its work and implements our executive compensation program.
Role of Independent Compensation Consultant
Provide independent advice toward the fulfillment of the Human Resources and Compensation Committee's mission. Pursuant to its charter, the Human Resources and Compensation Committee is empowered to hire outside advisors as it deems appropriate to assist it in the performance of its duties. The Human Resources and Compensation Committee has sole authority to retain or terminate any such advisors and to approve their fees.

The Human Resources and Compensation Committee has retained Semler Brossy Consulting Group ("Semler Brossy") as its independent compensation consultant to provide information, analysis and objective advice regarding our executive compensation program. Management has no role in the Human Resources and Compensation Committee selecting Semler Brossy. The Human Resources and Compensation Committee periodically meets with Semler Brossy to review our executive compensation program and discuss compensation matters. For 2020, Semler Brossy performed the following functions at the Human Resources and Compensation Committee's request:
•Assisted the Human Resources and Compensation Committee in its review and assessment of the peer group;
•Compared each element of the NEOs' target total direct compensation opportunity with the corresponding compensation elements for the comparator groups to assess competitiveness;
•Prepared an analysis of pay and performance relative to the peer group and other comparator groups used by proxy advisory firms to support the Human Resources and Compensation Committee's goal of aligning our executive compensation program with shareholders' interests;
•Prepared the compensation risk assessment for our executives;
•Advised the Human Resources and Compensation Committee on competitive pay practices for non-employee director compensation;
•Prepared presentations for the Human Resources and Compensation Committee on general U.S. trends and practices in executive compensation;
•Supported the Human Resources and Compensation Committee in its review of the CD&A; and
•Advised the Human Resources and Compensation Committee on the design of executive incentive programs and arrangements.
The Human Resources and Compensation Committee reviews its relationship with Semler Brossy annually. The process includes a review of the quality of the services provided, the fee structure for the services, and the factors impacting Semler Brossy's independence under the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. In March 2021, the Human Resources and Compensation Committee concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the Human Resources and Compensation Committee.
Competitive Market Positioning
Opportunities to earn superior pay for superior performance. We use various methods to determine the elements of our executive compensation program and review current compensation practices and levels. Our executive compensation program strives to provide a mix of base salary, target annual cash incentive awards and target annual long-term equity-based incentive award values (referred to, in aggregate, as target total direct compensation) that is aligned with the program's principles and objectives and is competitive with compensation provided by a peer group of selected publicly traded companies.
The Human Resources and Compensation Committee, in consultation with its independent compensation consultant, Semler Brossy, selects a number of peer companies having one or more of the following characteristics:

Peer Group Composition		2020 Peer Group (n=17)

Industry	•Agricultural, Chemicals, Fertilizers •Food Processing •Raw Materials •Logistics/Distribution
•Air Products and Chemicals, Inc.
•Alcoa Corporation
•Archer-Daniels-Midland Company
•Conagra Brands, Inc.
•Corteva, Inc.
•Dow Inc.
•FedEx Corporation
•General Mills, Inc.
•International Paper Company
•Kellogg Company
•The Mosaic Company
•Nutrien Ltd.
•PPG Industries, Inc.
•Sysco Corporation
•Tyson Foods, Inc.
•US Foods Holding Corp.
•WestRock Company

Revenue	•Revenue targeted between 0.2 to 1.5x Bunge •Preference for companies with more than 25% of revenue generated outside the United States

Market Capitalization	•Market Capitalization targeted between 0.5 to 3.0x Bunge
Bunge has few direct competitors, so we have built a peer group comprising companies in relevant and adjacent industries that have similar global operations, scale and are of similar size to Bunge. These peers generally represent companies from which Bunge may attract talent and, therefore, provide the best comparison for the purpose of determining appropriate compensation levels.
The ratio of market capitalization relative to revenue in commodities-based businesses such as ours regularly results in our placing in the top quartile in revenue and the lower quartile in market capitalization within our peer group.
Bunge position (I) vs. 2020 Peer Group

	0		25	50	75		100

Revenue(1)
77th Percentile

Market Capitalization(1)
13th Percentile
(1)Based on data as of December 31, 2020.
The Human Resources and Compensation Committee periodically reviews the composition of the peer group and, as appropriate, updates it to ensure continued relevance and to reflect mergers, acquisitions or other business related changes that may occur. The following changes were made to the peer group for 2020: (i) Praxair Inc., United Parcel Service, Inc. and U.S. Steel Company were removed; and (ii) Corteva, Inc., Dow Inc. and US Foods Holding Corp. were added. The additions generally satisfy the screening criteria in a manner consistent with the existing peers and the combination of removals and additions: (i) maintains an adequate number of peers to establish a robust data set and (ii) better balances the distribution of industry representation to include additional Logistics/Distribution companies.
In determining NEO compensation, the Human Resources and Compensation Committee reviews a market analysis prepared by Semler Brossy which includes equally weighted general industry and peer group compensation data provided by Willis Towers Watson and McLagan. This data enables the Human Resources and Compensation Committee to compare the competitiveness of NEO compensation based on their individual responsibilities and scope against comparable positions within our peer group and a broader general industry group of public companies. We refer to the peer group and other data sources collectively as the "comparator groups."
As an initial guideline, the Human Resources and Compensation Committee generally seeks to set target total direct compensation levels for the NEOs at median of the comparator groups. Our executive compensation program retains the flexibility to set target total direct compensation above or below the median of the comparator groups in the Human Resources and Compensation Committee's reasonable discretion in order to recognize factors such as market conditions, job responsibilities, experience, skill sets and ongoing or potential contributions to Bunge. In addition, actual compensation earned in any annual period may be at, above, or below the median depending on the individual's and Bunge's performance for the year.

PRINCIPAL ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
Base Salary
Compensation for responsibilities, skill and experience. A portion of annual cash compensation is paid as base salary to provide NEOs with a competitive level of pay for the execution of their key responsibilities. Base salaries for the NEOs are reviewed on an annual basis, and in connection with a promotion, individual performance or other change in responsibilities. The Human Resources and Compensation Committee establishes base salaries for the NEOs based on a number of factors, including:
•Evaluation of the executive's scope of responsibilities;
•Experience, contributions, skill level and pay compared to comparable executives in the comparator groups;
•Input and recommendations from Semler Brossy; and
•Recommendations from the CEO, in consultation with the Chief Human Resources and Communications Officer, for each NEO, other than the CEO.
No NEOs received a base salary increase in 2020. There is no set schedule for base salary increases. Salary increases are periodically provided based on competitive factors or in connection with an increase in responsibilities. Base salaries are generally targeted at approximately the median level for comparable executives in the comparator groups. The Human Resources and Compensation Committee set the base salaries of the NEOs in 2020 as follows:

Executive	2020 Base Salary (as of 12/31/2020)
Gregory Heckman	$1,200,000
John Neppl	$700,000
Raul Padilla (1)	$807,008
Brian Zachman	$650,000
Christos Dimopoulos (2)	$679,560
(1)Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.1923 U.S. dollars per Brazilian real as of December 31, 2020.
(2)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1326 U.S. dollars per Swiss franc as of December 31, 2020.
The base salary earned by each NEO is set forth in the "Salary" column of the Summary Compensation Table on page 50 of this proxy statement.
Annual Incentive Plan
Drive achievement of short-term progress toward long-term value creation. The Human Resources and Compensation Committee provides certain NEOs an opportunity to earn cash incentive awards under our AIP, an annual, performance-based incentive plan that is available to a broad group of employees. The AIP provides a cash incentive that is directly related to the achievement of predetermined financial and strategic measures, aligned with our long-term strategy and goals.
Target annual cash incentive award opportunities under the AIP are established by the Human Resources and Compensation Committee using analyses of comparable executives in the comparator groups and based on a percentage of each respective NEO's base salary. The Human Resources and Compensation Committee generally sets target annual cash incentive opportunities at approximately the median level for comparable executives in the comparator groups. The following target annual incentive awards were established by the Human Resources and Compensation Committee for the NEOs in 2020:

Executive	2020 Target Annual Incentive as a Percent of Base Salary	2020 Target Annual Incentive Award Opportunity
Gregory Heckman	160%	$1,920,000
John Neppl	100%	$700,000
Raul Padilla (1)	125%	$1,008,761
Brian Zachman (2)	N/A	N/A
Christos Dimopoulos (2)	N/A	N/A
(1)Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.1923 U.S. dollars per Brazilian real as of December 31, 2020.
(2) Messrs. Zachman and Dimopoulos participate in the RM&O incentive and, therefore, are not eligible for the AIP.

The Human Resources and Compensation Committee increased Mr. Padilla’s target annual incentive award to 125% effective January 1, 2020 to recognize the expanded responsibilities he acquired as a result of the company's organizational restructure in 2019. No other NEOs received an increase in target annual incentive award for 2020.
For 2020, the NEOs were eligible to receive an annual cash incentive award ranging from 0% to 240% of their target annual incentive award opportunity. Achievement of 240% of target annual incentive award opportunity requires both financial and individual performance at maximum levels of 250% and 200% of target, respectively. This is only expected to be achieved approximately 10 percent of the time.
Financial Performance Metrics
Reward achievement of earnings and capital efficiency targets. The annual incentive is heavily weighted (80%) toward the achievement of financial performance metrics. For 2020, the AIP metrics were based on two key measures of financial performance—PBT and ROIC, establishing awards for achievement of earnings and capital efficiency targets. Target levels are aligned with the annual business plan and reflect the achievement of market competitive financial performance.
For 2020, the Human Resources and Compensation Committee established the following performance weightings under the AIP:

Executive	Bunge Business Results		Individual Performance

	PBT	ROIC	Strategic Objectives
Gregory Heckman	40%	40%	20%
John Neppl	40%	40%	20%
Raul Padilla	40%	40%	20%
Brian Zachman (1)	N/A	N/A	N/A
Christos Dimopoulos (1)	N/A	N/A	N/A
(1) Messrs. Zachman and Dimopoulos participate in the RM&O incentive and, therefore, are not eligible for the AIP.
The actual annual incentive awards earned by each NEO may be above, at, or below the established target level based on Bunge financial performance and the NEO's individual performance goals attained for the relevant year. Results between performance levels are interpolated on a straight-line basis. In order to receive a partial incentive award under the AIP, a threshold level of performance must be attained with respect to the performance metrics and goals. If threshold performance levels are not achieved, no payout is made. Maximum performance levels provide an incentive to significantly enhance performance and are set at challenging levels. Incentive opportunities are subject to caps on the amounts that can be earned, so as not to encourage undue risk taking.
The following table sets forth the threshold, target and maximum performance goals for the financial metrics under the AIP for 2020 as established by the Human Resources and Compensation Committee on March 10, 2020, and the actual results achieved against those metrics as certified by the Human Resources and Compensation Committee on February 17, 2021 (dollar amounts are in millions of USD):

Financial Performance Metrics	Threshold (30%)	Target (100%)	Maximum (250%)	Actual	Results

PBT	399.0	665.0	964.3	1,417.2	250%
ROIC	3.6%	6.0%	8.7%	11.2%	250%

	Weighted average payout of financial performance metrics				250%
Amounts used to determine performance against financial metrics are derived from our audited financial statements. Under the terms of the AIP, the Human Resources and Compensation Committee may adjust actual results achieved, in its discretion, if it determines that such adjustment is appropriate to reflect unusual, unanticipated or non-recurring items or events. Consistent with past practice and according to pre-established principles, in calculating payouts for 2020 AIP awards, the Human Resources and Compensation Committee chose to exclude certain gains and charges as disclosed in our earnings release filed on Form 8-K on February 10, 2021. These gains and charges were associated with (1) the sale of our margarine and mayonnaise business in Brazil, (2) one-time SG&A costs related to the relocation of Bunge's global headquarters from White Plains, New York to St. Louis, Missouri, and a lump-sum buyout of terminated vested U.S. pension plan participants, (3) the write-off of a historical disputed account receivable deemed uncollectible, and (4) certain tax benefits related to the release of deferred tax valuation allowances and the favorable resolution of outstanding tax litigation. No discretionary adjustments were made as a result of the COVID-19 pandemic.
Individual Performance Metrics
Reward successful execution of strategic initiatives. In addition to the attainment of financial metrics, each NEO was evaluated on the achievement of individual performance objectives that relate to the achievement of specific aspects of our business plans and strategies, as well as other initiatives relating to the NEO's position.
The individual performance component of the awards provides the Human Resources and Compensation Committee an opportunity to reward for achievement of measurable performance objectives that drive overall company success. These objectives are reviewed and approved by the Human Resources and Compensation Committee at the beginning of each year. For 2020, the individual objectives for our NEOs were aligned to four focus areas:
•Operational Leadership — the divestment or improvement of lower quartile performing assets or businesses aligned to the portfolio optimization plan, the alignment and creation of systems, processes, performance metrics and policies to reflect the company's new operating model, and the creation of transparent key performance indicators and external benchmarks for business performance;
•Customer Focus — the year-on-year growth with our strategic customers; the repositioning of Bunge through investor and customer outreach, and the launch of digital platforms to support our farmers and customers;
•Sustainability — the achievement of goals linked to greenhouse gas emissions and traceability; and
•People & Culture — the completion of development plans for succession candidates for key executive and vice president positions, and safety performance.
2020 Annual Incentive Award Determinations
Following completion of audited financial results for the prior fiscal year, the Human Resources and Compensation Committee reviews and approves the annual incentive awards based on the results achieved against financial metrics and individual performance metrics as described above. The Human Resources and Compensation Committee seeks to set rigorous goals at the beginning of the year and evaluates preliminary payouts at year-end to ensure appropriate alignment of pay and performance.

The table below sets forth the actual annual incentive awards paid to each NEO for performance achieved in 2020:

Executive	2020 Calculated Award Percent of Target	2020 Actual Award Total Value
Gregory Heckman	240%	$4,608,000
John Neppl	240%	$1,680,000
Raul Padilla (1)	240%	$2,421,025
Brian Zachman (2)	N/A	N/A
Christos Dimopoulos (2)	N/A	N/A
(1)Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.1923 U.S. dollars per Brazilian real as of December 31, 2020.
(2) Messrs. Zachman and Dimopoulos participate in the RM&O incentive and, therefore, are not eligible for the AIP.
The actual amount awarded to each NEO is also set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 50 of this proxy statement.

Looking Forward...
In 2021, we are implementing new performance metrics; funded on PBT before certain incentive payouts, then modified by objectives driven by operational performance and Environmental, Social and Governance and Human Capital Management goals.
Annual Risk Management & Optimization Incentive Awards
As the leaders of Global Risk Management and Supply Chains respectively, Brian Zachman and Christos Dimopoulos had responsibility for optimizing the financial contribution derived from managing the related physical and financial flows within our Agribusiness segment. This financial contribution results from optimizing the risk created from managing the timing differences of procuring from farmers when they are willing to sell and selling to customers when they are ready to buy. Accordingly, they participated in a separate performance based annual cash incentive award opportunity in 2020—the newly designed annual RM&O incentive award.

Executive	Bunge Business Results		Risk Management & Optimization

	PBT	ROIC	Risk Adjusted Profit
Gregory Heckman (1)	N/A	N/A	N/A
John Neppl (1)	N/A	N/A	N/A
Raul Padilla (1)	N/A	N/A	N/A
Brian Zachman	12.5%	12.5%	75%
Christos Dimopoulos	12.5%	12.5%	75%
(1)Messrs. Heckman, Neppl and Padilla participate in the AIP and, therefore, are not eligible for the RM&O incentive.
A portion of this award opportunity reflects their role as executive leaders in contributing to the overall success of the company, and is linked directly to the achievement of the same business metrics as the AIP: (i) PBT for Bunge as a whole; and (ii) ROIC for Bunge as a whole. The remainder of this award opportunity reflects the direct impact of each NEO on the earnings from trading, merchandising and positioning to maximize the earnings at risk in our asset base. The performance metric used for the RM&O incentive award is Risk Adjusted Profit, which we define as the aggregate contribution generated from optimizing the physical and financial flows of our Agribusiness product lines after applying working capital and risk capital charges to take into account the quality of earnings generated relative to the amount of capital utilized during the year. The award opportunity is intended to align the compensation we provide for these positions with the compensation provided to comparable executives in commodity-based environments in the comparator groups. The award payout is based on actual performance achieved by the product lines each of the leaders are responsible for and, in order to receive an award payout, a threshold performance level must be achieved.

The award is also subject to a maximum for which the payout may not exceed. The following target RM&O incentive awards were established by the Human Resources and Compensation Committee for the below NEOs in 2020:

Executive	2020 Target RM&O as a Percent of Base Salary	2020 Target RM&O Award Opportunity
Gregory Heckman (1)	N/A	N/A
John Neppl (1)	N/A	N/A
Raul Padilla (1)	N/A	N/A
Brian Zachman	350%	$2,275,000
Christos Dimopoulos (2)	300%	$2,038,680
(1)Messrs. Heckman, Neppl and Padilla participate in the AIP and, therefore, are not eligible for the RM&O incentive.
(2)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1326 U.S. dollars per Swiss franc as of December 31, 2020.
The target opportunity for the RM&O incentive awards is equal to the combined AIP and risk management incentive target opportunity that was available to the above NEOs in 2019. There were no increases in the total target annual incentive awards for 2020. Mr. Zachman and Mr. Dimopoulos were eligible to receive a payout ranging from 0% to 250% of their target award opportunity for 2020.
2020 RM&O Award Determinations
Following completion of audited financial results for the prior fiscal year, the Human Resources and Compensation Committee reviews and approves the RM&O incentive award based on the results achieved against financial metrics and the risk metric as described above. The Human Resources and Compensation Committee seeks to set rigorous goals at the beginning of the year and evaluates payouts at year-end to ensure appropriate alignment of pay and performance.
In order to drive long-term value creation and ensure results are sustainable, the Human Resources and Compensation Committee requires that a portion of the RM&O incentive award payout be deferred in the form of restricted stock units over a three-year period and be at risk based on future performance of the Agribusiness product lines. The restricted stock units are eligible to be paid out in three annual installments commencing on the first anniversary of the grant date of the units, subject to reduction or forfeiture in the event of: (i) a cumulative annual risk management loss for the respective product lines during the deferral period; (ii) an executive's voluntary resignation of employment; or (iii) an executive's termination of employment by the company for "cause."
The table below sets forth the actual RM&O incentive awards paid to each NEO for performance achieved in 2020:

	2020 Calculated RM&O	2020 Actual RM&O	Payout Mix for 2020 Actual RM&O
Executive	Percent of Target	Total Value	Cash	3-Year TBRSUs

Gregory Heckman (1)	N/A	N/A	N/A	N/A
John Neppl (1)	N/A	N/A	N/A	N/A
Raul Padilla (1)	N/A	N/A	N/A	N/A
Brian Zachman	250%	$5,687,500	$3,554,688	$2,132,812
Christos Dimopoulos (2)	200%	$4,077,360	$2,675,768	$1,401,592
(1)Messrs. Heckman, Neppl and Padilla participate in the AIP and, therefore, are not eligible for the RM&O incentive.
(2)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1326 U.S. dollars per Swiss franc as of December 31, 2020.
The actual amount awarded to each NEO is also set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 50 of this proxy statement.

Long-Term Incentive Plan
Aligns majority of pay with shareholder interests. The long-term equity-based incentive element of our executive compensation program is designed to incentivize actions that will drive sustainable, long-term value creation by providing NEOs with a continuing stake in our long-term success and to serve as an important component of retention. We further emphasize equity ownership by senior executives through the share ownership guidelines described on page 45 of this proxy statement.
Pursuant to the Equity Incentive Plan, the Human Resources and Compensation Committee primarily grants long-term incentive awards to NEOs in the form of:
•non-qualified stock options;
•PBRSUs; and
•TBRSUs that vest upon continued service over a specified period of time.
Grants are generally made in the first quarter of each year, when compensation decisions for the year are made and after the public release of our year-end audited financial results. In limited, special situations, equity awards may be granted at other times in the event of a new hire, promotion, for retention purposes or to recognize exceptional performance.
The mix of long-term incentives for the 2020 annual grant cycle for the NEOs (other than the CEO) was 20% stock options, 50% PBRSUs and 30% TBRSUs. The mix of long-term incentives for the 2020 annual grant cycle for our CEO, Mr. Heckman, was delivered 50% in stock options and 50% in PBRSUs.
The Human Resources and Compensation Committee targets the value of the long-term incentive awards granted to the NEOs to provide total compensation opportunities that approximate the median of comparable executives in the comparator groups. The Human Resources and Compensation Committee also considers the following factors in determining the type and amount of long-term incentive awards:
•feedback from shareholder engagement;
•input and recommendation from its independent compensation consultant;
•potential shareholder dilution;
•share overhang (defined as the number of shares available for grant, plus outstanding stock option and restricted stock unit awards);
•run rate (defined as the number of shares granted divided by the number of common shares outstanding); and
•projected cost and accounting expense on our earnings.
In 2020, the Human Resources and Compensation Committee granted the following long-term incentive award amounts to NEOs:

Executive	2020 Total LTIP Target Value
Gregory Heckman	$10,000,000
John Neppl	$2,000,000
Raul Padilla	$2,600,000
Brian Zachman	$1,500,000
Christos Dimopoulos	$1,000,000
In determining the number of options and units granted in 2020, the Human Resources and Compensation Committee applied a formula that considered the 30-, 60- and 90-day historical average prices of our common shares as a method to minimize the impact of daily changes in stock price on the number of shares granted. As the average price differs significantly from the spot price on the grant date, the accounting value of long-term awards can vary from the targeted value, since the accounting value is required under ASC Topic 17 to be based on the price on the date of grant. The actual amount awarded to each NEO is also set forth in the "Stock Awards" and "Option Awards" columns of the Summary Compensation Table on page 50 of this proxy statement.
Stock Option Awards
Rewards stock price appreciation. Stock option awards reflect the pay for performance principles of our executive compensation program by directly linking long-term incentives to stock price appreciation. Stock options have value only if the trading price of our common shares exceeds the exercise price of the stock option. Stock options also help us maintain competitive compensation levels and retain executive talent through a multi-year vesting schedule. Stock options generally vest in three equal annual installments following the option grant date and remain exercisable until the 10th anniversary of the grant. Pursuant to the terms of the Equity Incentive Plan, the Human Resources and Compensation Committee sets the exercise price of a stock option based on the average of the high and low sale prices of our common shares on the NYSE on the date of grant.
On March 10, 2020 (the grant date), the Human Resources and Compensation Committee approved the grant of stock options to the NEOs.
For expense purposes, stock options are valued using a Black Scholes option pricing model. As mentioned above, the Human Resources and Compensation Committee targeted to deliver 20% of the value of the 2020 long-term incentive award in stock options for NEOs (other than the CEO) and 50% of the value of the 2020 long-term incentive award in stock options for the CEO.
Information regarding the grant date fair value and the number of stock options awarded to each NEO in 2020 is set forth in the Grants of Plan Based Awards Table on page 52 of this proxy statement.

Looking Forward...
In 2021, we are eliminating stock option awards and re-weighting the long-term incentive mix to have a greater portion (60%) tied to performance-based awards.
Performance-Based Restricted Stock Unit Awards
Reward achievement of long-term value drivers, EPS and ROIC, and stock price appreciation. PBRSUs are tied to our long-term performance to ensure that NEO pay is directly linked to the achievement of sustained long-term operating performance. Reflective of the desire to balance earnings growth and efficient use of capital, the Human Resources and Compensation Committee has chosen to measure performance in an equal mix of three-year cumulative EPS and three-year average ROIC for Bunge as a whole. The Human Resources and Compensation Committee considers EPS and ROIC key drivers of shareholder value and fundamental to long-term value creation.
On March 10, 2020, the Human Resources and Compensation Committee approved the grant of PBRSUs to the NEOs for the 2020-2022 performance period. Payouts of the PBRSUs, if any, will generally be subject to the NEO's continued employment through the vesting date (generally, the third anniversary of the grant date) and will be based (i) 50% on our achievement of cumulative EPS targets and (ii) 50% on our achievement of average ROIC targets established by the Human Resources and Compensation Committee on the grant date. Upon vesting, each PBRSU is settled with a Bunge common share. In addition, dividend equivalents are paid in our common shares on the date that PBRSUs are otherwise paid out, based on the number of shares vesting. However, in no event will dividend equivalents be paid on any shares in excess of the target award granted.
In setting the 2020-2022 EPS targets, the Human Resources and Compensation Committee considered multiple factors, including:
•our strategic and annual business plans;
•investor expectations;
•peer and broader market historical performance;

•industry economic factors;
•our historical and potential performance; and
•typical distributions of payouts over time.
The resulting EPS targets represent a three-year compound annual growth rate above the 75th percentile of the historical growth of our peers.
ROIC targets are established at levels that are intended to incentivize achievement of our long-term strategic plans and the continuous improvement of returns above to our cost of capital.
Given performance targets for the 2020-2022 cycle are based on long-term strategic business plans as well as our policy is not to provide specific earnings guidance, performance targets are not disclosed prior to the end of the performance period as the Human Resources and Compensation Committee believes that disclosure would cause competitive harm to the company.
As mentioned above, the Human Resources and Compensation Committee targeted to deliver 50% of the value of the 2020 long-term incentive award in PBRSUs. Information regarding the fair market value and number of PBRSUs that the NEOs may earn at the end of the 2020-2022 performance period, subject to satisfaction of the performance metrics described above, is shown in the Grants of Plan Based Awards Table on page 52 of this proxy statement.
2018-2020 PBRSU Award Determinations. Each year, following the end of a three-year PBRSU performance cycle, the Human Resources and Compensation Committee reviews and certifies the performance attained based on our reported audited financial statements, subject to the Human Resources and Compensation Committee's discretion under the Equity Incentive Plan to adjust such results for non-recurring charges and other one-time events. In February 2021, the Human Resources and Compensation Committee reviewed and certified achievement of the performance metrics for the PBRSUs granted on February 28, 2018 for the 2018-2020 performance period. Fifty percent of the 2018-2020 awards vest based on three-year cumulative diluted EPS from continuing operations and 50% on three-year average ROIC.
The following tables show the results for the 2018-2020 performance cycle:

Performance Metric	Threshold (30% EPS / 50% ROIC)	Target (100%)	Maximum (200%)	Actual	Results

Including Sugar & Bioenergy
EPS	$6.33	$10.55	$16.88	$14.43 (1)	161%
ROIC	5.7%	7.0%	8.2%	8.1% (1)	194%

	Weighted average payout of performance metrics				178%

Excluding Sugar & Bioenergy
EPS	$5.93	$9.89	$15.82	$15.21 (1)	190%
ROIC	6.0%	7.4%	8.7%	9.1% (1)	200%

	Weighted average payout of performance metrics				195%
(1)Adjusted for non-recurring charges and other one-time events subject to the Human Resources and Compensation Committee's discretion.
In 2018, given the company's intent to divest the Sugar & Bioenergy business, all PBRSU participants who were not employees of the Sugar & Bioenergy division or members of the executive leadership team were subject to performance metrics that excluded the impacts of this business segment. At the time the 2018-2020 PBRSU awards were granted, Mr. Padilla was a member of the executive leadership team and subject to the PBRSU plan that included Sugar & Bioenergy. Mr. Dimopoulos was not a member of the executive leadership team. Therefore, his award excluded the impacts of the Sugar & Bioenergy business segment.

Based on the Human Resources and Compensation Committee's determination that performance was at the levels set forth above, and without making any discretionary adjustments as a result of the COVID-19 pandemic, PBRSUs were paid out at 178% and 195%, respectively, to Mr. Padilla and Mr. Dimopoulos for the 2018-2020 performance period. It was not until 2019 that Mr. Heckman was appointed acting CEO and Messrs. Neppl and Zachman joined Bunge. Therefore, they were not awarded PBRSUs in 2018.

Looking Forward...
In 2021, we are (i) replacing ROIC with AROIC to account for mark-to-market timing differences and adjust for readily marketable inventories, (ii) aligning EPS and AROIC targets to our externally stated goals, and (iii) adding a relative TSR modifier to the long-term incentive plan.

Time-Based Restricted Stock Unit Awards
Reward stock price appreciation and continued service. TBRSUs promote alignment with shareholder interests as the ultimate value received will be a function of stock price performance. TBRSUs also help us maintain competitive compensation levels and retain executive talent through a multi-year vesting schedule. TBRSUs generally vest in full on the third anniversary of the date of grant.
For 2020, the Human Resources and Compensation Committee granted TBRSUs with 30% weighting for all NEOs (other than the CEO) to (1) continue to manage the potential near-term volatility of equity awards throughout the multi-year transformation, (2) reflect the difficulty in setting multi-year financial goals as a result of the strategic review of the capital allocation process and business portfolio and (3) result in a long-term incentive award mix that is more closely aligned with the long-term incentive mix of the companies in our comparator groups. Mr. Heckman, our CEO, did not receive any TBRSUs for 2020. The Human Resources and Compensation Committee reviews the award mix annually.
On March 10, 2020, the Human Resources and Compensation Committee approved the grant of TBRSUs to the NEOs (other than the CEO) effective March 10, 2020. Information regarding the grant date fair value and the number of TBRSUs awarded to each NEO is set forth in the Grants of Plan Based Awards Table on page 52 of this proxy statement.

Looking Forward...
In 2021, we are increasing the weighting of TBRSUs from 30% to 40%, with the remainder (60%) in PBRSUs for a greater portion of awards tied to performance of the company.
Retirement and Executive Benefits
Competitively address basic health, welfare and retirement income needs. We provide employees with a wide range of retirement and other employee benefits that are designed to assist in attracting and retaining employees critical to our long-term success and to reflect the competitive practices of the companies in the peer group. NEOs are eligible for retirement benefits under the following plans: (i) Bunge U.S. Pension Plan (closed to new hires effective December 31, 2017); (ii) Bunge Excess Benefit Plan; (iii) Bunge U.S. supplemental executive retirement plan ("SERP"); (iv) Bunge Retirement Savings Plan; and (v) Bunge Excess Contribution Plan. Our executive compensation program also provides NEOs with limited perquisites and personal benefits. The Human Resources and Compensation Committee, in consultation with Semler Brossy, periodically reviews the benefits provided to the NEOs to ensure competitiveness with market practices.
Retirement Plans
The U.S. Pension Plan is a tax qualified retirement plan that covers substantially all U.S. based salaried and non-union hourly employees who were hired before January 1, 2018. All plan participants whose benefits are limited by the Internal Revenue Code, including the NEOs, are eligible to participate in the Excess Benefit Plan. In addition, each U.S.-based NEO is eligible to participate in the SERP. The U.S. Pension Plan, SERP and Excess Benefit Plan are described in the narrative following the Pension Benefits Table on page 55 of this proxy statement, and the estimated annual normal retirement benefits payable to the NEOs (determined on a present value basis) are set forth in the Pension Benefits Table on page 55 of this proxy statement.

Each non U.S.-based NEO is eligible to participate in a statutory retirement plan that covers substantially all employees who are employed in the country where the NEO is based. Amounts contributed by Bunge to such plans are set forth in the "All Other Compensation" column of the Summary Compensation Table on page 50 of this proxy statement.
401(k) Plan and Excess Contribution Plan
The Retirement Savings Plan is a tax qualified retirement plan that covers substantially all U.S. based salaried and non-union hourly employees. Each U.S.-based NEO is eligible to participate in the plan. All employees whose benefits are limited by the Internal Revenue Code, including the NEOs, are eligible to participate in the Excess Contribution Plan. The Retirement Savings Plan and the Excess Contribution Plan are described in the narrative following the Nonqualified Deferred Compensation Table on page 57 of this proxy statement.
Company matching contributions allocated to the NEOs under the Retirement Savings Plan and the Excess Contribution Plan are shown in the "All Other Compensation Total" column of the Summary Compensation Table on page 50 of this proxy statement.
Health and Welfare Plans
Active employee benefits such as medical, dental, life insurance and disability coverage are available to U.S. employees through our flexible benefits plan. Employees contribute toward the cost of the flexible benefits plan by paying a portion of the premium costs on a pre-tax basis. Long-term disability coverage can be paid on an after-tax basis at the employee's option.
Perquisites and Executive Benefits
It is the Human Resources and Compensation Committee's practice to limit special perquisites and executive benefits provided to the company's executives. The Human Resources and Compensation Committee periodically reviews the perquisites provided to our executive officers under our executive compensation program. Under the current policy, we provide U.S.-based executive officers, including the NEOs, with a limited annual perquisite allowance of $9,600. Non-U.S. NEOs are provided with an automobile allowance in accordance with company programs and local market practices.
Severance and Change of Control Benefits
Focus executives on shareholder interests during periods of uncertainty. Our executive compensation program is designed to provide for the payment of severance benefits to our NEOs upon certain types of employment terminations. Providing severance and change of control benefits assists us in attracting and retaining executive talent and reduces the personal uncertainty that executives are likely to feel when considering a corporate transaction. These arrangements also provide valuable retention incentives that incent executives to complete such transactions, thus enhancing long-term shareholder value. The NEOs are provided with severance benefits under individual arrangements.
Mr. Heckman’s employment agreement and Mr. Neppl's offer letter include change of control severance protections. Specifically, they contain a "double trigger" vesting requirement for the payment of severance benefits, meaning that both a change of control must occur and their employment must also be terminated under certain specified circumstances before they are entitled to any severance payment. All unvested equity awards are also subject to double trigger vesting upon a change of control. The terms of Mr. Heckman’s employment agreement and Mr. Neppl's offer letter are set forth under the Potential Payments Upon Termination of Employment or Change of Control table beginning on page 58 of this proxy statement.
To enhance retention and align with market practice, we have entered into change of control severance agreements with each of the NEOs, other than Mr. Heckman and Mr. Neppl, whose employment agreements contained such a provision. The change of control severance agreements also contain a "double trigger" vesting requirement for the payment of severance benefits. All unvested equity awards are also subject to double trigger vesting upon a change of control. The change of control severance agreements include an 18-month non-competition covenant.

None of our employment agreements, change of control severance agreements or other compensation arrangements provide for a golden parachute excise tax gross up.
The terms of the individual arrangements and a calculation of the estimated severance benefits payable to each NEO under their respective arrangements are set forth under the Potential Payments Upon Termination of Employment or Change of Control table beginning on page 58 of this proxy statement.

COMPENSATION GOVERNANCE
The Human Resources and Compensation Committee maintains and is committed to a policy of strong corporate governance. The principal governance elements of our executive compensation program are described in further detail below.
Executive Compensation Recoupment Policy
Mitigate unnecessary risk taking that may have adverse impact on Bunge. The Human Resources and Compensation Committee has adopted a recoupment policy ("clawback") with respect to executive compensation. The policy provides that, if the Board or an appropriate committee thereof determines that an executive officer or other senior executive has engaged in any fraud or misconduct that caused or was a significant contributing factor to having to restate all or a portion of its financial statement(s), the Board or committee shall take such actions as it deems appropriate to remedy the misconduct and prevent its recurrence.
The actions that may be taken against a particular executive include:
•requiring reimbursement of any bonus or incentive compensation paid to the executive;
•causing the cancellation of any equity-based awards granted to the executive; and
•seeking reimbursement of any gains realized on the disposition or transfer of any equity-based awards, if and to the extent that, (i) the amount of compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the executive engaged in fraud or misconduct that caused or significantly contributed to the restatement and (iii) the amount of the compensation that would have been awarded to or received by the executive had the financial results been properly reported would have been lower than the amount actually awarded or received.
Any recoupment under this policy is in addition to any other remedies that may be available to Bunge under applicable law.
Share Ownership Guidelines
Ensure appropriate level of long-term wealth tied to shareholder returns. To further align the interests of senior management with our shareholders, the Board maintains share ownership guidelines that require executive officers to hold significant amounts of our common shares. Executive officers are expected to meet minimum ownership guidelines by April 30 following the fifth anniversary of the date the executive is hired or appointed to a covered title, as applicable. The guideline applicable to senior executives is based on a multiple of base salary.
•CEO – 6x base salary
•Other NEOs – 3x base salary
The Human Resources and Compensation Committee reviews the progress of the NEOs toward meeting the ownership guidelines annually. In the event of financial hardship or other good cause, the Human Resources and Compensation Committee may approve exceptions to the share ownership guidelines as the Human Resources and Compensation Committee deems appropriate. For a description of the ownership guidelines applicable to our non-employee directors, see "Director Compensation" on page 22 of this proxy statement.

The following count towards meeting the ownership guideline: (i) shares beneficially owned by the executive directly or indirectly; (ii) shares underlying hypothetical share units held under our deferred compensation plans; (iii) 50% of the value of unvested TBRSUs; and (iv) 50% of the difference between the exercise price of a vested, in-the-money stock option and the fair market value of a share of our common stock. Unvested stock options and unearned PBRSUs do not count toward achievement of the guidelines.
Executive officers, including the NEOs, are required to hold a minimum of 50% of the shares net of taxes acquired through long-term incentive plans (including stock options, PBRSUs and TBRSUs) until the guidelines are met. If the initial ownership period has lapsed, and the minimum ownership guideline is not met, executive officers are required to hold 100% of net shares acquired until the guideline is met. Compliance with the executive share ownership guidelines is reviewed annually. As of December 31, 2020, all NEOs have satisfied the stock ownership guideline or are still within the five-year transition period and have held 100% of the net shares acquired through our equity incentive plans.
To further encourage a long-term commitment to our sustained performance, executive officers are prohibited from hedging, pledging or using their common shares as collateral for margin loans.
Tax Deductibility of Compensation
Optimize tax deductibility in keeping with compensation philosophy. Section 162(m) of the Internal Revenue Code (and the regulations promulgated thereunder) precludes a public corporation from taking an income tax deduction in any one year for compensation in excess of $1 million payable in any year to the corporation’s chief executive officer and other “covered employees,” as defined in Section 162(m).  Prior to January 1, 2018, an exception to this deduction limit was available for “performance-based” compensation that was approved by shareholders and otherwise satisfied certain requirements under Section 162(m). As a result of the enactment of U.S. tax reform legislation in 2017, the performance-based compensation exception is no longer available for taxable years beginning after December 31, 2017 unless such compensation qualifies for certain transition relief for binding written contracts that were in effect on November 2, 2017. The tax reform legislation also expanded the definition of “covered employees” to include the CFO and certain former NEOs who were disclosed in our proxy statement after January 1, 2017.
While our executive compensation program has sought to maximize the tax deductibility of compensation payable to the NEOs to the extent permitted by law, the Human Resources and Compensation Committee retained the flexibility and discretion to make compensation decisions that are based on factors other than Section 162(m) when necessary or appropriate (as determined by the Human Resources and Compensation Committee in its sole discretion) to enable Bunge to continue to attract, retain, reward and motivate its highly-qualified executives. The Human Resources and Compensation Committee does not intend to change the pay-for-performance approach of our executive pay program due to the enactment of tax reform.

COMPENSATION AND RISK
We believe our compensation programs are designed to establish an appropriate balance between risk and reward in relation to our overall business strategy. To that end, the Human Resources and Compensation Committee has conducted a compensation risk assessment, with the assistance of management and Semler Brossy, the Human Resources and Compensation Committee's independent compensation consultant. Semler Brossy prepared a risk assessment of the executive programs.
The Human Resources and Compensation Committee focused its assessment on our executive compensation program, as these are the employees whose actions are most likely to expose us to significant business risk. The relevant features of the executive compensation program that mitigate risk are as follows:
•The program utilizes annual and long-term financial performance goals that are tied to key measures of short-term and long-term performance that drive shareholder value, and targets are set with a reasonable amount of stretch that should not encourage imprudent risk-taking.
•The Human Resources and Compensation Committee sets target awards under the executive compensation program following the receipt of advice and benchmarking analysis provided by Semler Brossy.

•The annual incentive and long-term equity-based compensation program awards are tied to several performance metrics to reduce undue weight on any one measure.
•The annual incentive program's performance metrics appropriately balance focus on generating absolute profits and efficiently managing assets.
•The use of non-financial performance factors in determining the actual payout of annual incentive compensation serves as a counterbalance to the quantitative performance metrics.
•The executive compensation program is designed to deliver a significant portion of compensation in the form of long-term incentive opportunities, which focuses executives on our long-term success and discourages excessive focus on annual results.
•The equity incentive program uses a mix of stock options, PBRSUs and TBRSUs that vest over a number of years to ensure that employees are focused on maximizing long-term shareholder value and financial performance and to mitigate the risks associated with the exclusive use of stock price based awards.
•The performance metrics for the PBRSUs are based on overall Bunge performance over a three-year period, reducing incentives to maximize one segment's results and focusing on sustainable performance over a three-year cycle rather than any one year.
•Maximum awards that may be paid out under the annual incentive and equity incentive programs are subject to appropriate caps and the Human Resources and Compensation Committee retains the discretion to reduce payouts under the plans.
•We have adopted share ownership guidelines that further align the long-term interests of executives with those of our shareholders, as well as restrictions on hedging, holding our common shares in a margin account and using our common shares as collateral for loans, which seek to discourage a short term stock price focus.
•We have adopted an executive compensation recoupment policy for senior executives, as discussed in "Executive Compensation Recoupment Policy" on page 45 of this proxy statement.
Additionally, as part of its risk assessment, the Human Resources and Compensation Committee also reviewed our compensation program for employees who engage in risk optimization and related activities within the company, whom we refer to collectively as global product line team members. Global product line team members have compensation risk higher than that of the overall employee population in that part of their compensation is linked to the profitability of their risk optimization activities. In order to address and mitigate the potential risks associated with the compensation program for global product line team members, we have implemented the following features:
•Annual incentive compensation is not granted on a formulaic basis and management retains the discretion to determine appropriate compensation levels for each participant as well as the size of the overall program based on the performance of the individual and Bunge as a whole.
•Global product line team members generally participate in the broad performance-based compensation programs for our employees, including the annual incentive and equity incentive programs, which diversifies these employees' focus on performance beyond their individual product lines and aligns a significant portion of their compensation with the performance of the overall company.
•Global product line incentive performance is determined after applying working capital and risk capital charges to ensure that performance is adjusted for the amount of capital utilized and underlying risk taken.
•Global product line team members are subject to the deferral of a substantial portion of their annual incentive compensation for multiple years, and we retain the right to "recoup" the deferred amounts if the applicable product line incurs an operating loss in a subsequent year. This recoupment feature promotes retention, encourages participants to focus on sustained, superior long-term performance and helps discourage excessive risk-taking behavior.

The Human Resources and Compensation Committee reviewed the total size of these incentive pools and also reviewed the RM&O incentive award opportunity for the President Global Risk Management and the President Global Supply Chains, as discussed in "Annual Risk Management & Optimization Incentive Awards" on page 38 of this proxy statement. As this incentive arrangement is materially consistent with the design of the compensation program for global product line team members, the risk mitigating factors that are listed above also apply to this annual incentive arrangement. As an additional risk mitigator, we have implemented a payout cap of 250% of the annual incentive award target.
The Human Resources and Compensation Committee also reviewed the strategic risk compensation program. Participants in these programs are not eligible for awards under our AIP or our Equity Incentive Plan as their total incentive opportunity is directly tied to their risk-adjusted profit result. In order to address and mitigate the potential risk associated with these programs, we have implemented the following features:
•A risk oversight/governance process, including a committee that is responsible for the oversight of the participants and program arrangements.
•Daily and monthly drawdown limits that trigger a review by the risk oversight/governance committee.
•Daily value at risk limits and cumulative loss limits.
•Risk capital charges to ensure that performance is adjusted for the underlying risk taken.
•A deferral and recoupment feature should a participant incur a trading loss in a subsequent year.
The Human Resources and Compensation Committee reviewed and discussed the findings of the risk assessment and believes that our compensation programs are appropriately balanced and do not motivate employees to take risks that are reasonably likely to have a material adverse effect on Bunge.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
The Human Resources and Compensation Committee has reviewed and discussed the preceding "Compensation Discussion and Analysis" with management. Based on such review and discussions, the Human Resources and Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement for the year ended December 31, 2020.
Members of the Human Resources and Compensation Committee
J. Erik Fyrwald, Chair
Vinita Bali
Bernardo Hees
Henry W. (Jay) Winship

Executive Compensation Tables

SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our CEO, our CFO and the other three most highly compensated executive officers who were serving as executive officers as of December 31, 2020.

Name and Position Held	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation Total ($)(6)		Total ($)(7)
Gregory Heckman	2020	$1,200,046		$—	$3,891,160	$2,698,150	$4,608,000		$—	$128,086		$12,525,442
Chief Executive Officer	2019	$1,129,983		$1,000,000	$7,133,136	$4,411,200	$3,038,397		$—	$22,014		$16,734,730

John Neppl	2020	$700,027		$—	$1,240,040	$216,445	$1,680,000		$—	$73,170		$3,909,682
Chief Financial Officer	2019	$416,410		$500,000	$1,225,440	$—	$647,882		$—	$25,531		$2,815,263

Raul Padilla	2020	$806,992	(8)	$—	$1,603,500	$281,675	$2,421,025	(8)	$82,118	$22,018	(8)	$5,217,328
President, Global Operations	2019	$1,009,786		$—	$2,094,050	$368,590	$2,104,759		$113,956	$105,888		$5,797,029
	2018	$978,731		$—	$1,671,780	$784,920	$1,103,812		$—	$253,069		$4,792,312

Brian Zachman	2020	$650,000		$—	$1,527,216	$163,075	$5,687,500		$320,948	$122,540		$8,471,279
President, Global Risk Management	2019	$627,917		$3,350,000	$1,115,635	$247,225	$1,642,680		$1,270,881	$16,825		$8,271,163

Christos Dimopoulos	2020	$679,560	(9)	$—	$973,602	$106,740	$4,077,360	(9)	$—	$96,158	(9)	$5,933,420
President, Global Supply Chains	2019	$617,940		$—	$752,405	$166,315	$1,712,930		$—	$108,016		$3,357,606
(1)Actual salary payments during 2020. Annual base salary rates as of December 31, 2020 are described on page 35 of this proxy statement.
(2)The amounts shown reflect the aggregate full grant date fair value for equity awards for financial reporting purposes in accordance with ASC Topic 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 26 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying the valuation of equity awards. Amounts reported for these awards may not represent the amounts that the listed officers will actually realize from the awards. Whether, and to what extent, a listed officer realizes value will depend on our actual operating performance, stock price fluctuations and the listed officer's continued employment.
(3)Based on the full grant date value of the PBRSUs granted on March 10, 2020, the following are the maximum payouts, assuming the maximum level of performance is achieved: Mr. Heckman: $7,887,880; Mr. Neppl: $1,560,240; Mr. Padilla: $2,036,980; Mr. Zachman: $1,170,180; and Mr. Dimopoulos: $780,120. For additional information on these awards, see "Long-term Incentive Compensation" beginning on page 39 of this proxy statement.
(4)Incentive compensation awards under the AIP for the 2020 fiscal year that were paid in March 2021. In lieu of the awards under the AIP for 2020, Messrs. Zachman and Dimopoulos received an RM&O incentive award in connection with their services to our Agribusiness segment as described in more detail under “Annual Risk Management & Optimization Incentive Awards” on page 38 of this proxy statement. For each incentive award, a portion was granted in restricted stock units and subject to recovery, with the remainder paid in cash. Based on performance achieved, Mr. Zachman's cash payment was $3,554,688 and Mr. Dimopoulos's cash payment was $2,675,768.
(5)The aggregate change in the actuarial present value of the accumulated pension benefit as shown in the Pension Benefits Table from year to year. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in actuarial present value from the prior year. For information about the assumptions used, see the Pension Benefits Table on page 55 of this proxy statement. There are no above market or preferential earnings with respect to non-qualified deferred compensation arrangements. Messrs. Heckman, Neppl, and Dimopoulos do not participate in the pension plan.

(6)The following table provides details about each component of the "All Other Compensation" column:

	Registrant Contributions for Qualified 401(k) Plan ($)	Registrant Contributions for Non-Qualified Plan ($)	Tax Gross-Ups ($)(a)	Perquisites and Other Personal Benefits ($)(b)	Total ($)
Gregory Heckman	$25,400	$88,738	$3,156	$10,792	$128,086
John Neppl	$25,200	$33,097	$5,273	$9,600	$73,170
Raul Padilla	$—	$—	$—	$22,018	$22,018
Brian Zachman	$25,700	$62,708	$24,532	$9,600	$122,540
Christos Dimopoulos	$—	$71,694	$—	$24,464	$96,158

(a) Represents tax gross-ups in connection with standard relocation policy available to all employees.
(b) For Mr. Heckman, represents $9,600 annual perquisite allowance and $1,192 of imputed income when a guest accompanied him on the company chartered aircraft. For Messrs. Neppl and Zachman, represents $9,600 annual perquisite allowance. For Messrs. Padilla and Dimopoulos, represents an automobile allowance in connection with their overseas employment.

(7)As required by SEC rules, "Total" represents the sum of all columns in the table.
(8)Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.1923 U.S. dollars per Brazilian real as of December 31, 2020.
(9)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1326 U.S. dollars per Swiss franc as of December 31, 2020.

GRANTS OF PLAN BASED AWARDS TABLE
The following table sets forth information with respect to awards under our Annual Incentive Plan, Risk Management & Optimization incentive program and Long-Term Incentive Plan for the fiscal year ended December 31, 2020.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Awards (4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)	($)
Gregory Heckman
2020 AIP	3/10/2020	$115,200	$1,920,000	$4,608,000
2020 LTIP—PBRSUs	3/10/2020				13,650	91,000	182,000				$43.34	$3,891,160
2020 LTIP—Stock Options	3/10/2020								455,000	$42.76	$43.34	$2,698,150

John Neppl
2020 AIP	3/10/2020	$42,000	$700,000	$1,680,000
2020 LTIP - PBRSUs	3/10/2020				2,700	18,000	36,000				$43.34	$769,680
2020 LTIP - TBRSUs	3/10/2020							11,000			$43.34	$470,360
2020 LTIP—Stock Options	3/10/2020								36,500	$42.76	$43.34	$216,445

Raul Padilla
2020 AIP(6)	3/10/2020	$60,525.66	$1,008,761	$2,421,026
2020 LTIP - PBRSUs	3/10/2020				3,525	23,500	47,000				$43.34	$1,004,860
2020 LTIP—TBRSUs	3/10/2020							14,000			$43.34	$598,640
2020 LTIP—Stock Options	3/10/2020								47,500	$42.76	$43.34	$281,675

Brian Zachman
2020 RM&O	8/3/2020	$170,625	$2,275,000	$5,687,500
2020 RM&O—Deferral(5)	3/10/2020							14,216			$43.34	$607,876
2020 LTIP—PBRSUs	3/10/2020				2,025	13,500	27,000				$43.34	$577,260
2020 LTIP—TBRSUs	3/10/2020							8,000			$43.34	$342,080
2020 LTIP—Stock Options	3/10/2020								27,500	$42.76	$43.34	$163,075

Christos Dimopoulos
2020 RM&O(7)	8/3/2020	$152,901	$2,038,680	$5,096,700
2020 RM&O—Deferral(5)	3/10/2020							8,269			$43.34	$353,582
2020 LTIP—PBRSUs	3/10/2020				1,350	9,000	18,000				$43.34	$384,840
2020 LTIP—TBRSUs	3/10/2020							5,500			$43.34	$235,180
2020 LTIP—Stock Options	3/10/2020								18,000	$42.76	$43.34	$106,740
(1)Represents the range of annual cash incentive award opportunities under our AIP and RM&O incentive awards. The minimum potential payout for each of the listed officers was zero. For AIP, the threshold award represents 6% of the target award value (that is, the result if only the lowest weighted metric met the threshold) and the maximum award represents 240% of the target award value (that is, the result if the highest weighted metric achieves a maximum 250% and the lowest weighted metric achieves a maximum of 200%). For RM&O incentive awards, the threshold award represents 7.5% of the target award value (that is, the result if only the lowest weighted metric met the threshold) and the maximum award represents 250%. The performance period began on January 1, 2020 and ended on December 31, 2020. For additional discussion, see "Annual Incentive Plan" on page 35 of this proxy statement.
(2)Represents the range of shares that may be released at the end of the January 1, 2020 – December 31, 2022 performance period for PBRSUs awarded under the 2016 Equity Incentive Plan. The minimum potential payout for each of the listed officers under the PBRSUs is zero. The threshold award represents 15% of the target award value (that is, the result if only the lowest weighted metric met the threshold) and the maximum award represents 200% of the target award value. Payment of the award is subject to the achievement of certain financial metrics during the performance period. For additional discussion, see "Performance-Based Restricted Stock Unit Awards" on page 39 of this proxy statement.

(3)On March 10, 2020, the Human Resources and Compensation Committee granted stock options to the listed officers effective as of March 10, 2020. Under the 2016 Equity Incentive Plan, the exercise price of the stock options was determined based on the average of the high and low sale prices of our common shares on the NYSE on March 10, 2020. The average of the high and low sale prices of our common shares on the NYSE on March 10, 2020 was $42.76. The grant date of the stock options was March 10, 2020 (as noted in the table above) for purposes of ASC Topic 718. The stock options vest in three equal annual installments commencing on the first anniversary of the date of grant and generally remain exercisable until the 10th anniversary of the date of grant.
(4)This column shows the full grant date fair value of PBRSUs and stock options under ASC Topic 718. Generally, the full grant date fair value is the amount we would expense in our financial statements over the award's vesting period. See Note 26 to the audited consolidated financial statements in our Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.
(5)Represents the range of award opportunity under a performance incentive for achievement in the annual RM&O incentive award for Mr. Zachman and Mr. Dimopoulos. Mr. Zachman was awarded 50% of the risk component of $2,132,812, which was converted to restricted stock units on March 15, 2021 and will vest ratably on March 31, 2022, March 31, 2023 and March 31, 2024. Mr. Dimopoulos was awarded 50% of the risk component of $1,401,592, which was converted to restricted stock units on March 10, 2021 and will vest ratably on March 31, 2022, March 31, 2023 and March 31, 2024. These restricted stock units are at risk based on future performance of the Agribusiness product lines.
(6)Amounts shown have been converted from Brazilian real to U.S. Dollars at the exchange rate of 0.1923 U.S. dollars per Brazilian real as of December 31, 2020.
(7)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1326 U.S. dollars per Swiss franc as of December 31, 2020.

OUTSTANDING EQUITY AWARDS TABLE
The following table sets forth information with respect to all outstanding equity awards as of December 31, 2020.

			Option Awards (1)				Stock Awards (2)
Name	Date of Grant		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Gregory Heckman	05/16/2019	(3)	160,000	320,000	$53.43	05/16/2029	205,980	$13,508,168
	03/10/2020	(4)	—	455,000	$42.76	03/10/2030	187,914	$12,323,400

John Neppl	06/03/2019	(3)(5)					29,041	$1,904,509
	03/10/2020	(4)(6)	—	36,500	$42.76	03/10/2030	48,525	$3,182,270

Raul Padilla	03/02/2011		30,000	—	$71.20	03/02/2021
	02/29/2012		37,500	—	$67.63	02/28/2022
	03/05/2013		30,000	—	$74.33	03/04/2023
	02/28/2014		33,000	—	$79.47	02/27/2024
	02/27/2015		37,500	—	$81.68	02/26/2025
	03/01/2016		66,500	—	$50.07	03/01/2026
	03/08/2017		51,000	—	$81.00	03/08/2027
	02/28/2018		31,000	15,500	$75.99	02/28/2028
	03/12/2019	(3)(7)	13,666	27,334	$51.89	03/12/2029	57,387	$3,763,439
	03/10/2020	(4)(6)	—	47,500	$42.76	03/10/2030	28,266	$1,853,684
	08/01/2019	(3)					48,526	$3,182,335

Brian Zachman	03/12/2019	(3)	9,166	18,334	$51.89	03/12/2029	37,540	$2,461,873
	03/10/2020	(4)6)	0	27,500	$42.76	03/10/2030	36,132	$2,369,537
	03/10/2020	(8)					14,677	$962,518

Christos Dimopoulos	02/29/2012		750	—	$67.63	02/28/2022
	03/05/2013		1,800	—	$74.33	03/04/2023
	02/28/2014		2,700	—	$79.47	02/27/2024
	02/27/2015		3,450	—	$81.68	02/26/2025
	03/01/2016		5,300	—	$50.07	03/01/2026
	03/08/2017		6,500	—	$81.00	03/08/2027
	02/28/2018	(9)	3,866	1,934	$75.99	02/28/2028	932	$61,121
	03/12/2019	(3)	6,166	12,334	$51.89	03/12/2029	25,201	$1,652,682
	03/10/2020	(4)(6)	—	18,000	$42.76	03/10/2030	24,260	$1,590,971
	03/10/2020	(8)					8,536	$559,791
(1)Represents unexercised options as of December 31, 2020. Options vest in one-third installments on the first, second and third anniversaries of their respective date of grant. All options have a 10-year term.
(2)Value of unvested restricted stock units using a share price of $65.58, the closing price of our common shares on December 31, 2020. PBRSUs for the 2018-2020 performance cycle are not included in the table, as they are considered earned as of December 31, 2020. Includes dividend equivalents accrued on outstanding restricted stock units.
(3)Payment amount of the PBRSUs will be determined as of December 31, 2021 based on satisfaction of performance targets for the 2019-2021 performance period. Awards are subject to continued service through the third anniversary of the date of grant. Assumes maximum performance is attained.
(4)Payment amount of the PBRSUs will be determined as of December 31, 2022 based on satisfaction of performance targets for the 2020-2022 performance period. Awards are subject to continued service through the third anniversary of the date of grant. Assumes maximum performance is attained.
(5)TBRSUs that will vest 33% on each June 3 of 2020, 2021 and 2022, subject to continued service.
(6)TBRSUs that will vest in full on March 10, 2023, subject to continued service.
(7)TBRSUs that will vest in full on March 12, 2022, subject to continued service.
(8)TBRSUs that will vest 33% on each March 31 of 2021, 2022 and 2023, subject to recovery base on future performance of the Agribusiness line.
(9)TBRSUs that will vest 25% on February 28, 2019, 25% on February 28, 2020 and 50% on February 28, 2021, subject to continued service.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table sets forth information with respect to the exercise of stock options during 2020 and vesting of restricted stock units during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized Upon Vesting ($)
Gregory Heckman	—	$—	—	$—
John Neppl	—	$—	4,867	$191,005
Raul Padilla	—	$—	43,533	$3,289,470
Brian Zachman	—	$—	—	$—
Christos Dimopoulos	—	$—	7,935	$551,643
(1)Represents TBRSUs awarded in 2017, 2018, and 2019 that vested in whole or in part during 2020 and PBRSUs awarded in 2018 with a performance period ended December 31, 2020. The value realized upon vesting was determined by multiplying the number of shares acquired on vesting by the average of the high and low sale prices of Bunge's common stock on the vesting date.

PENSION BENEFITS TABLE
The following table sets forth pension benefit information with respect to each defined benefit pension plan as of December 31, 2020.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($) (1)	Payments During Last Fiscal Year ($)
Gregory Heckman(2)	Pension Plan	—	—	—
	SERP	—	—	—
	Excess Plan	—	—	—

John Neppl(2)	Pension Plan	—	—	—
	SERP	—	—	—
	Excess Plan	—	—	—

Raul Padilla	Pension Plan	3.8	$191,764	—
	SERP	3.8	$490,677	—
	Excess Plan	3.8	$1,020,424	—

Brian Zachman	Pension Plan	12.8 ⁽³⁾	$485,139	—
	SERP	—	—	—
	Excess Plan	12.8 ⁽³⁾	$1,106,690	—

Christos Dimopoulos(2)	Pension Plan	—	—	—
	SERP	—	—	—
	Excess Plan	—	—	—
(1)Amounts were calculated as of December 31, 2020, using assumptions that were used for our audited consolidated financial statements based on the earliest age that an individual could receive an unreduced pension benefit. See Note 19 to the audited consolidated financial statements in the Form 10-K for material assumptions.
(2)Mr. Heckman, Mr. Neppl and Mr. Dimopoulos do not participate in the defined benefit plans.
(3)Reflects credit for past Bunge service from August 1999 through May 2012.

RETIREMENT PLAN BENEFITS
The listed officers are eligible to receive retirement benefits under the pension plan, the SERP and the excess benefit plan. Information regarding each of these plans is set forth below.
The Pension Plan
The pension plan is a tax-qualified retirement plan that covers substantially all of our U.S. based salaried and non union hourly employees. The pension plan was closed to new hires as of January 1, 2018. The pension plan pays benefits at retirement to participants who terminate employment or retire from Bunge after meeting the eligibility requirements for a benefit. The pension plan provides pension benefits based on: (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to termination of employment ("final average salary") and (ii) the participant's length of service.
A participant's annual benefit is calculated as (i) 1% of his or her final average salary multiplied by his or her years of benefit service and (ii) 0.5% of his or her final average salary over the average of the social security wage base multiplied by years of benefit service to a maximum of 35 years. For purposes of the pension plan, average social security wage base means the average of the social security wage base during the 35-year period preceding the participant's social security retirement age. For purposes of the pension plan, a participant's salary for a year is deemed to include base salary and 50% of any award under our annual incentive plans for that year. Because the pension plan is a tax-qualified retirement plan, a participant's salary is restricted by the compensation limit imposed by the Internal Revenue Code. For 2020, this salary limit was $270,000. If a participant's salary exceeds this limit, such amounts are subject to the non tax-qualified retirement plans described below.
Participants are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. The normal retirement age under the pension plan at which a participant may receive an unreduced normal retirement benefit is age 65.
Participants who complete 10 or more years of service with the company may elect to receive an early retirement benefit following attainment of age 55. Mr. Padilla is eligible to elect to receive an early retirement benefit. Benefits payable to a participant who retires between ages 60 and 62 are subject to a 0.4% reduction for each month before age 62 and a 0.5% reduction for each month between ages 55 and 59. Participants who have 10 years of service and retire on or after age 62 are eligible to receive an unreduced early retirement benefit.
The present value estimates shown in the Pension Benefits Table assume payment in the form of a single life annuity of the listed officer's accrued benefit under the pension plan, based on a participant's salary and service through December 31, 2020 (the pension plan measurement date for financial reporting purposes) and commencing on the earliest date that benefits are available unreduced. The present value assumes a discount rate of 2.7% and mortality as set forth in the Mercer Industry Longevity Experience Study generational annuitant only mortality table with no collar for the Consumer Goods and Food and Drink industry projected using the mortality improvement scale implied by the Social Security Administration's rates of mortality.
The Excess Benefit Plan
The excess benefit plan, a non-tax qualified retirement plan, is designed to restore retirement benefits that cannot be paid from the pension plan due to the Internal Revenue Code limits described above. The benefit provided under the excess benefit plan will equal the difference between (i) the benefit that would have been earned under the pension plan, without regard to any Internal Revenue Code limitations, and (ii) the actual benefit payable from the pension plan. All listed officers participating in the pension plan are potentially eligible to participate in the excess benefit plan, provided that their pension plan benefits are limited by the Internal Revenue Code.
Benefits payable under the excess benefit plan are payable to participants following termination of employment on the later of the first day of the month following the participant's (i) six month anniversary of termination of employment or (ii) 65th birthday, or if the participant has 10 years of service, the first day of the month following the participant's 62nd birthday, in accordance with the applicable restrictions set forth in Section 409A of the Internal Revenue Code. All amounts under the excess benefit plan are paid out of the company's general assets.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the excess benefit plan are determined using the same payment, discount rate and mortality assumptions as were used to estimate the values shown for the pension plan.
SERP
We have adopted a SERP, a non tax-qualified retirement plan, to attract, retain and reward certain key employees whose benefits under the pension plan and the excess benefit plan are limited by the definition of compensation in the pension plan and further limited by the Internal Revenue Code. The Board designates those key employees who are eligible to participate in the SERP.
A participant's SERP benefit equals the amount that his or her benefit would equal if the pension plan (i) included 100% of such participant's bonus compensation when calculating his or her benefit and (ii) was administered without regard to any Internal Revenue Code limitation over any amounts payable to such participant under the pension plan and/or excess benefit plan, as applicable.
Benefits payable under the SERP are paid coincident with and in the same distribution form and manner as the payment of the participant's benefit under the excess benefit plan, subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code. All amounts under the SERP are paid out of the company's general assets.
The present value estimates shown in the Pension Benefits Table for accumulated benefits under the SERP are determined using the same payment, discount rate and mortality assumptions as were used to estimate the values shown for the pension plan.

NON QUALIFIED DEFERRED COMPENSATION TABLE
The following table sets forth certain information with respect to our non qualified deferred compensation plans as of December 31, 2020.

		Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Gregory Heckman	$—	$88,738	$22,323	$—	$111,061
John Neppl	$—	$33,097	$17,445	$—	$50,542
Raul Padilla	$—	$—	$22,420	$—	$116,222
Brian Zachman	$—	$62,708	$28,643	$—	$91,352
Christos Dimopoulos	$—	$—	$—	$223,727	$—
(1)The amount set forth is included in the "All Other Compensation" column of the Summary Compensation Table on page 50 of this proxy statement.
(2)For Mr. Dimopoulos, represents a portion of the supplemental annual incentive award previously made under the Bunge Product Line Incentive Plan for performance year 2017 that was mandatorily deferred. This amount was paid on March 31, 2020.
401(k) Plan
We sponsor a 401(k) Plan, a tax-qualified retirement plan that covers substantially all of Bunge's U.S.-based salaried and non-union hourly employees. Participants may contribute up to 50% of their compensation on a before-tax basis into their 401(k) Plan accounts. In addition, we match an amount equal to 100% for each dollar contributed by participants on the first 3% of their regular earnings and 50% for each dollar contributed on the next 2% of their regular earnings.
Because the 401(k) Plan is a tax-qualified retirement plan, the Internal Revenue Code limits the "additions" that can be made to a participant's 401(k) plan account each year (for 2020, $63,500 including catch-up contributions). "Additions" include company matching contributions and before-tax contributions made by a participant. In addition, the Internal Revenue Code limits the amount of annual compensation that may be taken into account in computing benefits under the 401(k) Plan. In 2020, this compensation limit was $285,000. Participants may also direct the investment of their 401(k) Plan accounts into several investment alternatives, including a Bunge common share fund.
Excess Contribution Plan
We sponsor an excess contribution plan, which is a non-tax qualified defined contribution plan that is designed to restore retirement benefits that cannot be paid from the 401(k) Plan due to Internal Revenue Code limits. Participants in the 401(k) Plan are eligible to participate in the excess contribution plan, provided that their 401(k) Plan benefits are limited by the Internal Revenue Code.
The amounts shown as "Registrant Contributions" represent company matching contributions made under the excess contribution plan to the listed officers and are also reported in the "All Other Compensation" column of the Summary Compensation Table. The benefit provided under the excess contribution plan is equal to the difference between the benefit that would have been earned under the 401(k) Plan, without regard to any Internal Revenue Code limits, and the actual benefit provided under the 401(k) Plan. A participant's account balance is credited with the same investment return as the investment alternatives he or she selected under the 401(k) Plan (including the Bunge common share fund).
Payments are made from our general assets in a lump sum cash payment following a participant's termination of employment, subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code.
Deferred Compensation Plan
We maintain a deferred compensation plan, which is a non-tax qualified deferred compensation plan that is designed to provide participants with an opportunity to defer receipt of current income into the future on a tax-deferred basis. Amounts deferred into the deferred compensation plan are shown as "Executive Contributions" and are reported in the Summary Compensation Table and, in the case of PBRSUs, have previously been reported.
Eligible employees (including the listed officers) who meet the minimum base salary level may participate in the deferred compensation plan. For 2020, the minimum base salary level required to participate in the deferred compensation plan was $270,000.
The deferred compensation plan allows participants to voluntarily defer from 1% to 10% of their base salary and 10% to 100% of their annual incentive compensation and PBRSUs. Gains and losses are credited based on a participant's election of a variety of deemed investment choices.
Subject to the applicable restrictions set forth in Section 409A of the Internal Revenue Code, a participant may elect to defer receipt of income for any period not less than 36 months from the date of deferral and will receive a distribution of his or her account following the end of his or her elected deferral period or death. Subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code, participants may elect to receive payment of their deferred account balance in a lump sum or in up to 25 annual installments. Distributions of a participant's account are made in cash and from our general assets.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL
We have entered into certain agreements and maintain certain plans that will require us to provide compensation to the listed officers in the event of certain terminations of employment. The amount of compensation payable to the listed officer in each situation is shown in the table below. The amounts assume that the respective termination of employment event occurred on December 31, 2020.
These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the listed officers, which would only be known at the time that they become eligible for payment. The amounts are in addition to: (i) vested or accumulated benefits generally under our defined benefit pension plans, 401(k) plans, and non-qualified deferred compensation plans, which are set forth in the disclosure tables above; (ii) benefits paid by insurance providers under life and disability insurance policies; and (iii) benefits generally available to U.S.-based salaried employees, such as accrued vacation.
Unless stated otherwise, the value of unvested and accelerated stock options shown in the tables below have been determined by multiplying (i) the number of unvested stock options that would have been accelerated by (ii) the difference between (x) the exercise price of the stock option and (y) $65.58, which was the closing price of our common shares on December 31, 2020. Likewise, the value of unvested restricted stock unit awards shown in the tables below have been determined by multiplying (i) the number of unvested restricted stock units that would have been accelerated by (ii) the closing price of our common shares on December 31, 2020.

Name / Event of Termination	Cash Severance ($)	Continuation of Benefits ($)	Accelerated Vesting of Equity ($)	Excise Tax Gross-up or Cut-back ($)	Total ($)(1)(2)(3)
Gregory Heckman(4)
Termination "For Cause"	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$6,240,000	$24,054	$10,945,665	$—	$17,209,719
Termination Related to Change of Control	$6,240,000	$24,054	$27,186,884	$—	$33,450,938
Death, Disability or Retirement	$—	$—	$18,522,042	$—	$18,522,042

John Neppl(5)
Termination "For Cause"	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$1,400,000	$—	$1,394,726	$—	$2,794,726
Termination Related to Change of Control	$2,800,000	$—	$3,052,223	$—	$5,852,223
Death, Disability or Retirement	$—	$—	$2,658,546	$—	$2,658,546

Raul Padilla(6)
Termination "For Cause"	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$1,815,769	$—	$3,041,220	$—	$4,856,989
Termination Related to Change of Control	$3,631,538	$—	$6,771,444	$—	$10,402,982
Death, Disability or Retirement	$—	$—	$4,523,856	$—	$4,523,856

Brian Zachman(7)
Termination "For Cause"	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$1,300,000	$—	$1,965,885	$—	$3,265,885
Termination Related to Change of Control	$2,600,000	$—	$3,882,959	$—	$6,482,959
Death, Disability or Retirement	$—	$—	$2,904,990	$—	$2,904,990

Christos Dimopoulos(8)
Termination "For Cause"	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$1,698,900	$—	$1,354,818	$—	$3,053,718
Termination Related to Change of Control	$3,397,800	$—	$2,584,655	$—	$5,982,455
Death, Disability or Retirement	$—	$—	$1,926,322	$—	$1,926,322
(1)Total does not include vested amounts or accumulated benefits through December 31, 2020, including vested stock options, accumulated retirement benefits and amounts under deferred compensation plans, as those amounts are set forth in the disclosure tables above.
(2)PBRSUs for the 2018-2020 performance cycle are not included in the table, as they are considered earned as of December 31, 2020.
(3)For disclosure purposes only, we have assumed that target performance measures were achieved for performance based awards as of December 31, 2020.
(4)Mr. Heckman's severance terms are summarized in the Heckman Employment Agreement, on page 60 of this proxy statement.
(5)For purposes of this table, Mr. Neppl’s compensation for 2020 is as follows: base salary equal to $700,000 and a target annual bonus equal to $700,000. Pursuant to Mr. Neppl’s employment offer letter dated May 7, 2019, if his employment is terminated by the company without “Cause” or he resigns for “Good Reason,” he is entitled to a payment equal to 12 months of his then base salary, plus 12 months of his target AIP award. In addition, Mr. Neppl will receive his pro rated AIP award for the year in which his employment is terminated based on the company and individual performance goals achieved for the performance period. Such benefits would be contingent upon delivery of a release of any employment related claims against the company in a form mutually agreeable to Mr. Neppl and the company.
(6)For purposes of this table, Mr. Padilla's compensation for 2020 is as follows: base salary equal to $807,008 and a target annual bonus equal to $1,008,761. Pursuant to Mr. Padilla's employment offer letter effective as of July 1, 2010, if his employment is terminated under circumstances that would call for severance pay under the company's severance program, he is entitled to the greater of (i) the standard severance benefits of the company at the time of termination or (ii) a payment equivalent to 12 months of his then base salary, plus 12 months of his target AIP award. In addition, if the termination is not performance related, Mr. Padilla will receive his prorated AIP award for the year in which his employment is terminated. Such benefits would be contingent upon delivery of a release of any employment related claims against the company in a form mutually agreeable to Mr. Padilla and the company. Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.1923 U.S. dollars per Brazilian real as of December 31, 2020.
(7)For purposes of this table, Mr. Zachman’s compensation for 2020 is as follows: base salary equal to $650,000 and a target annual bonus equal to $650,000. Pursuant to Mr. Zachman’s employment offer letter dated December 28, 2018, if his employment is terminated by the company without “Cause” or he resigns for “Good Reason,” he is entitled to a payment equal to 12 months of his then base salary, plus 12 months of his target AIP award. Such benefits would be contingent upon delivery of a release of any employment related claims against the company in a form mutually agreeable to Mr. Zachman and the company.
(8)For purposes of this table, Mr. Dimopoulos’s compensation for 2020 is as follows: base salary equal to $679,560 and a target annual bonus equal to $1,019,340. Pursuant to Mr. Dimopoulos’s offer letter effective October 29, 2018, if his employment is terminated by the company without “Cause,” he is entitled to a payment equal to 12 months of his then salary, plus 12 months of his target AIP award. In addition, Mr. Dimopoulos will receive his prorated AIP award for the year in which his employment is terminated based on the company and individual performance goals achieved for the performance period. Such benefits would be contingent upon delivery of a release of any employment related claims against the company in a form mutually agreeable to Mr. Dimopoulos and the company. Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.1326 U.S. dollars per Swiss franc as of December 31, 2020.
Additional Information Regarding Potential Payments Upon Termination of Employment or Change of Control
Heckman Employment Agreement
Mr. Heckman’s employment agreement, effective April 25, 2019, will end on April 25, 2022; provided, that the term will be extended for additional one-year periods unless either party provides written notice not to extend within 90 days prior to the expiration date.
The agreement provides that in the event of Mr. Heckman’s termination without “Cause” or his resignation for “Good Reason,” his severance will be equal to:
•two times the sum of the highest base salary paid to him over the 12-month period immediately prior to his termination of employment and his target annual incentive bonus for the year in which the termination occurs, payable in monthly installments over 24 months (“the severance period”);
•a pro rata portion of the annual incentive bonus he would have been entitled to receive for the performance period had he remained employed;
•retirement treatment with respect to any vesting or service condition under any outstanding equity-based awards;
•reimbursement of COBRA benefits for up to 18 months (to cease if Mr. Heckman becomes eligible for group health benefits under a plan of a new employer); and
•without duplication of the above, any other benefits due to other senior executives upon termination.
In the event of Mr. Heckman's resignation for "Good Reason" or termination without "Cause" during a "Change of Control Period,” he will be entitled to the same severance benefit as set forth above, except that any vesting or service condition under any outstanding equity-based awards will be deemed fully satisfied (with any performance-based requirements to be deemed satisfied at target) and any stock options shall remain exercisable for the remainder of their term.
If Mr. Heckman is terminated for "Cause" or resigns without "Good Reason," he is eligible to receive only any unpaid but accrued base salary, accrued but unused paid time off, and reimbursement of incurred and unreimbursed expenses.
If Mr. Heckman's employment terminates due to his death or “Disability," he (or, if applicable, his estate) will be entitled to any unpaid but accrued base salary, accrued but unused paid time off, reimbursement of incurred and unreimbursed expenses, and unpaid but earned annual incentive bonus. In addition, he (or his estate) will be entitled to receive a pro rata bonus due for the year in which such death or Disability occurs.

Mr. Heckman has also agreed to non-competition and non-solicitation covenants that will apply for at least 24 months following his termination of employment and customary confidentiality restrictions. In the event that Mr. Heckman breaches any of the covenants, we may cease any further severance payments. Mr. Heckman must also execute and deliver a general mutual release of claims against the company.
The following definitions are provided in Mr. Heckman's employment agreement for certain of the terms used in this description:
"Cause" means Mr. Heckman's termination of employment for any of the following reasons: (a) any willful act or omission or any act of gross negligence that constitutes a material breach of the agreement; (b) willful and continued failure or refusal to substantially perform his duties (other than any such failure resulting from his disability or incapacity), provided that Bunge’s failure to achieve performance or strategic targets, goals or initiatives shall not be the sole factor in determining his failure to substantially perform his duties; (c) conviction of, or a plea of nolo contendere to, a felony, or any misdemeanor or similar offense involving moral turpitude (other than any traffic-related offense); (d) any willful commission of any act of fraud, forgery, theft (unless de minimis), misappropriation or embezzlement; or (e) any other willful misconduct that is materially injurious to the financial condition, business or reputation of, or is otherwise materially injurious to, Bunge and its subsidiaries.
"Good Reason" means a resignation by Mr. Heckman for any of the following reasons: (a) a failure to pay material compensation that is due and payable; (b) a material diminution in his total direct compensation; (c) a material diminution of his authority, responsibilities or positions under the agreement; (d) any relocation at Bunge’s request of his principal place of employment to a location more than 50 miles outside of his principal place of employment; and (e) any material breach by Bunge of its obligations to him under the agreement or any other material written agreement.
"Disability" means a medically determinable physical or mental impairment that has rendered Mr. Heckman unable to substantially perform each of the essential duties of his position for a continuous period of not less than 180 days.
"Change of Control" means the occurrence of any of the following events: (a) the acquisition by any person of 35% or more of Bunge's common shares; (b) a merger, amalgamation or consolidation of Bunge, a disposition of all or substantially all of Bunge's assets or the acquisition of assets of another corporation, except if it would result in continuity of Bunge's shareholders of more than 50% of the then outstanding common shares and outstanding voting securities, as the case may be; or (c) a change in a majority of the members of the Board of Directors without approval of the existing Board members.
"Change of Control Period" means the period beginning on the date of the Change of Control and ending 24 months later, and can include the 12-month period immediately preceding such Change of Control, if Mr. Heckman is terminated without Cause during this 12-month period and there is a reasonable basis to conclude such termination was at the request or direction of the acquirer.
Change of Control Severance Agreements
We have change of control severance agreements with each of the NEOs, other than Mr. Heckman and Mr. Neppl, whose existing employment agreement and offer letter, respectively, contain a change of control provision. The change of control severance agreements provide for cash severance benefits in the event that an executive’s employment is terminated by us or a successor without “cause” or by the executive for “good reason,” in each case before the second anniversary of a “change of control” of the company, as those terms are defined in the agreements.
The change of control severance agreements provide that, upon a qualifying termination, the executive would be entitled to a lump sum payment equal to (i) 24 months of the executive’s base salary in effect immediately prior to the termination date, and (ii) an amount equal to two times the executive’s annual target bonus for the year in which the termination occurs.
In addition, the executive will be entitled to receive accelerated vesting of all outstanding equity awards, with any stock options remaining exercisable for the remainder of their full term, and with unvested performance-based equity awards deemed vested at the greater of (i) actual performance or (ii) target levels with respect to performance goals or other vesting criteria.

As a condition to receiving the severance benefits, an executive must timely execute and deliver a general release of claims against the company. Executives are bound by an 18-month non-competition covenant. The agreements do not provide for a tax gross-up.
Equity Acceleration Under the Equity Incentive Plans
Under the 2009 Equity Incentive Plan and the 2016 Equity Incentive Plan, a participant's equity award will be subject to the following treatment upon a termination of employment (except as otherwise may be provided under an individual award agreement or employment agreement):
•In the event of a termination of employment due to death, disability or retirement (age 65 or age 55 with 10 years of service), an individual's stock options granted (i) under the 2009 Equity Incentive Plan will become fully vested and immediately exercisable and (ii) under the 2016 Equity Incentive Plan will vest pro rata through the date of termination. Disability has the same meaning as under our long-term disability plan for all awards except incentive stock options, for which disability means permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code.
•In the event of a termination of employment without "cause," all stock options granted (i) under the 2009 Equity Incentive Plan that would have vested in the 12-month period following termination of employment will immediately vest and become exercisable and (ii) under the 2016 Equity Incentive Plan will vest pro rata through the date of termination.
Generally, for all terminations of employment other than for Cause or voluntary resignation, all TBRSU and PBRSU awards vest pro rata through the date of termination (for PBRSUs, subject to satisfaction of applicable performance goals and a minimum one-year service period).
Upon a change of control of the company, outstanding equity awards under the 2009 Equity Incentive Plan and the 2016 Equity Incentive Plan will be subject to the terms and conditions of the Heckman Employment Agreement and the change of control severance agreements, respectively.

PAY RATIO DISCLOSURE

The pay ratio information is provided pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulations S-K using the data and assumptions described below.
Methodology to Determine Median Employee
In determining such median employee, we evaluated our 3,328 U.S. (other than our CEO) and 20,940 non-U.S. employees as of November 30, 2020. The 24,268 employees consisted of all of our full-time, part-time and seasonal employees (other than our CEO) as of November 30, 2020. To identify the median employee, as well as to determine the annual total compensation of our median employee, we used total paid base compensation which comprised year-to-date earned salary or wages paid in the designated time frame, overtime or shift differentials, any government mandated or union negotiated fixed pay and any additional 13th month pay (in countries where vacation and holiday pay are mandated, i.e., Brazil 13.33 months are paid). We incorporated annual incentives and bonuses in the year paid and any local profit sharing or other variable payments to arrive at total cash compensation. For any employee hired after January 1, 2020 and thus employed less than the 11-month measurement period, we adjusted pay to the full period.
•In identifying the median employee, a cost-of-living adjustment was made to all compensation delivered to employees outside of the United States. We used the World Bank's Purchasing Power Parity conversion factor for GDP. This adjustment takes into account the local cost of an equivalent basket of goods, which embeds the exchange rate and inflation into the comparison such that the basket of goods is priced the same in both countries. We determined that our median employee on a cost-of-living adjusted basis is a Commercial Coordinator in Brazil.
•We made a separate foreign exchange adjustment as of December 31, 2020 and applied it consistently to all currencies. We determined that our median employee on an foreign exchange only adjusted basis is a Origination Analyst in Brazil.
Median Employee to CEO Pay Ratio
For 2020, we calculated annual total compensation for the median employee using the same methodology as for our NEOs as described in the 2020 Summary Compensation Table within this Proxy Statement. The annual total compensation for Mr. Heckman, our CEO, was $12,525,442 (the same amount as reported under the 2020 Summary Compensation Table above) and the median annual total compensation of all of our employees (other than our CEO), was $56,746 adjusted for cost of living.
Based on this information, our CEO's annual total compensation is 221 times that of the median of the annual total compensation of all employees.
In addition, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees without any cost of living adjustment is 710 times the median employee.

PROPOSAL 3 — APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD TO DETERMINE THE INDEPENDENT AUDITORS' FEES
General
Our Board has recommended and asks that you appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2021 and authorize the Audit Committee of the Board to determine the independent auditors' fees. You would be acting based on the recommendation of our Audit Committee. Deloitte & Touche LLP has audited our annual financial statements since 2002. Pursuant to Bermuda law and our bye-laws, an auditor is appointed at the annual general meeting or at a subsequent general meeting in each year and shall hold office until a successor is appointed.
The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment. If you do not appoint Deloitte & Touche LLP, our Board will reconsider its selection of Deloitte & Touche LLP and make a new proposal for independent auditors.
Representatives of Deloitte & Touche LLP are expected to access the virtual Annual General Meeting and will have the opportunity to make a statement if they desire to do so. We also expect that they will be available to respond to questions.
Fees
The chart below sets forth the aggregate fees for professional services rendered by the Deloitte & Touche LLP for services performed in each of 2020 and 2019, and breaks down these amounts by category of service:

	2020	2019
Audit Fees	$14,469,788	$13,669,336
Audit-Related Fees	$287,353	$351,240
Tax Fees	$170,780	$149,664
All Other Fees	$1,648	$—
Total	$14,929,569	$14,170,240
Audit Fees
Audit fees are fees billed for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting and the reviews of our quarterly financial statements. Additionally, audit fees include comfort letters, statutory audits, consents and other services related to SEC matters.
Audit-Related Fees
For 2020 and 2019, audit-related fees include fees for audits in conjunction with acquisitions and divestitures, statutory attestation services, work related to employee benefit plans and certain other agreed-upon procedures engagements.
Tax Fees
Tax fees in 2020 and 2019 primarily relate to tax compliance services, tax planning advice and tax due diligence. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and review amounts to be included in tax filings.

All Other Fees
For other professional services, minimal fees in 2020 and no fees in 2019 were paid to Deloitte & Touche LLP.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for pre-approval of all audit services, audit-related services, tax services and other services provided by our independent auditors. Pre-approval is detailed as to particular types of services and is subject to specific fee levels. The independent auditor and management are required to periodically report to the Audit Committee regarding the services that have been provided to us in accordance with this pre-approval policy.
All of the services relating to the fees described in the table above were pre-approved by our Audit Committee. In making its recommendation to appoint Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2021, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with Deloitte & Touche LLP's independence.

☑
OUR BOARD RECOMMENDS THAT, BASED ON THE RECOMMENDATION OF THE AUDIT COMMITTEE, YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021 AND THE AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD TO DETERMINE THE INDEPENDENT AUDITORS' FEES.

AUDIT COMMITTEE REPORT
Our Audit Committee is composed of four independent directors, all of whom are financially literate. In addition, our Board has determined that Mr. Winship qualifies as an "audit committee financial expert" as defined under Item 407 of Regulation S-K of the Securities Act of 1933, as amended. The Audit Committee operates under a written charter which reflects NYSE listing standards and SEC requirements regarding audit committees. A copy of the charter is available through the "Investors — Governance" section of our website at www.bunge.com.
The Audit Committee's primary role is to assist the Board in fulfilling its responsibility for oversight of (1) the quality and integrity of our financial statements and related disclosures, (2) our compliance with legal and regulatory requirements, (3) our independent auditors' qualifications, independence and performance and (4) the performance of our internal audit and control functions.
Our management is responsible for the preparation of our financial statements, our financial reporting process and our system of internal controls. Our independent auditors are responsible for performing an audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board, which we refer to as the PCAOB, and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles and for auditing the effectiveness of our internal control over financial reporting. The Audit Committee monitors and oversees these processes.
The Audit Committee has sole authority over the selection of our independent auditors and manages our relationship with the independent auditors (who report directly to the Audit Committee). Deloitte & Touche LLP has served as our independent auditors since 2002. Each year, the Audit Committee evaluates the performance, qualifications and independence of the independent auditors. The Audit Committee is also involved in the selection of the lead audit partner. The Audit Committee pre-approves all audit, audit-related services, tax services and other services provided by the independent auditor and the fees for those services pursuant to written policies and procedures.
The Audit Committee meets with management and the independent auditors periodically to consider the adequacy of our internal controls. The Audit Committee also receives regular updates from our internal audit function, which has unrestricted access to the Audit Committee.
The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements as of and for the year ended December 31, 2020 and Deloitte’s evaluation of our internal control over financial reporting. The Audit Committee has also discussed with the independent auditors the matters required to be discussed pursuant to PCAOB Auditing Standard No. 1301 (Communications with Audit Committees).  In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed with them their independence from Bunge and its management. The Audit Committee also considered whether the non-audit services provided by Deloitte & Touche LLP to us during 2020 were compatible with their independence as auditors.
Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.
Members of the Audit Committee
Henry W. (Jay) Winship, Chair
Sheila Bair
Vinita Bali
Mark N. Zenuk

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES UNDER THE BUNGE LIMITED 2017 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN
We are asking shareholders to approve an amendment to the 2017 Non-Employee Directors Equity Incentive Plan ("2017 NED Plan") to increase the number of authorized common shares available for issuance under the 2017 NED Plan by 200,000 shares. As of March 8, 2021, 12,832 shares remained available for future grants under the 2017 NED Plan.
The Board of Directors previously approved the 2017 NED Plan on March 7, 2017 and our shareholders approved the 2017 NED Plan at the 2017 Annual General Meeting. On February 17, 2021, the Board unanimously approved the amendment to increase the number of authorized common shares and recommends that shareholders approve the amendment. This increase in the number of shares would provide sufficient shares to continue to be available under the 2017 NED Plan for approximately five years. Unless the amendment is approved by shareholders, the number of shares that remain available for future issuance will be insufficient to make future grants.
Why Shareholders Should Approve the Proposal
The 2017 NED Plan is a key component of Bunge's Director Compensation Program. As discussed in this proxy statement, a significant portion of the annual compensation paid to non-employee directors is in the form of equity based awards. The Board and the Human Resources and Compensation Committee believe that the use of equity-based awards aligns the interests of our directors with those of our shareholders.
The 2017 NED Plan is instrumental in attracting and retaining qualified non-employee directors. Attracting and retaining highly qualified non-employee director candidates is critical to executing Bunge’s long-term business strategy. Equity-based awards are essential to attracting such candidates.
The 2017 NED Plan permits multiple award types. The 2017 NED Plan permits the issuance of stock options, stock appreciation rights (“SARs”), restricted stock units, and other stock or cash awards, subject to the share limits set forth in the 2017 NED Plan. These varied award types will enable the Human Resources and Compensation Committee to tailor awards in light of evolving director compensation trends as well as the accounting, tax and other standards applicable at the time of grant, all of which have evolved over time and are likely to continue to evolve in the future.
Highlights of Key Governance Practices Under the 2017 NED Plan
As no other changes are being requested, other than the increase in the number of authorized common shares available for issuance, the 2017 NED Plan continues to provide the following practices and provisions:
•No "evergreen" feature — The 2017 NED Plan has a fixed number of shares available for grant that will not automatically increase because of "evergreen" features. Shareholder approval is always required.
•No discounted options or SARs — Under the 2017 NED Plan, option and SAR exercise prices must be at least 100% of fair market value on the date an option or SAR is granted.
•No repricings or cash buyouts — The 2017 NED Plan includes a blanket prohibition against repricing, including a prohibition of cash buyouts of out-of-the-money options or SARs granted under the 2017 NED Plan without shareholder approval, other than in connection with adjustments made due to certain corporate transactions.
•No liberal share "recycling" — The 2017 NED Plan includes a prohibition against re-granting shares (i) subject to an option or a stock-settled SAR that were not issued upon the net settlement or net exercise of such option of SAR; (ii) delivered to, or withheld by, the company to pay the exercise price or the withholding taxes due with respect to an option or SAR; (iii) withheld by the company to cover taxes incurred in connection with other stock-settled awards; or (iv) repurchased in the open market with the proceeds of an option exercise.

•A limited change of control trigger provision — Unless specifically prohibited by the 2017 NED Plan, or unless the Human Resources and Compensation Committee provides otherwise, upon the occurrence of a change of control, outstanding and unvested awards will only vest if (i) a successor to Bunge fails to assume, substitute or replace the outstanding awards or (ii) a non-employee director's service terminates on or before the first anniversary of the occurrence of a change of control.
•No liberal definition of change of control — The 2017 NED Plan defines "change of control" to mean (i) a person acquiring direct or indirect beneficial ownership of Bunge's securities representing 35% or more of the combined voting power of Bunge's then outstanding securities; (ii) consummation of a sale, transfer or distribution of all or substantially all of the assets of Bunge, a dissolution or liquidation of Bunge, or a merger, amalgamation or consolidation of Bunge or other corporate transaction that results in Bunge's shareholders not owning more than 50% of the combined voting power of Bunge or another corporation resulting from the transaction; or (iii) specified changes in the majority of the Board (not including the election of directors whose election or nomination was approved by a majority of the then incumbent Board).
•Cap on awards — The maximum equity value that may be awarded to a director in a calendar year is limited.
Determination of Authorized Shares
In setting the proposed increase in the number of authorized shares under the 2017 NED Plan, the Board and the Human Resources and Compensation Committee considered the following factors:
Shares Available for Issuance
The share reserve proposal incrementally increases the shares available to grant by 187,168 shares (the difference between the 200,000 shares requested and the 12,832 shares remaining under the current plan). As of March 8, 2021, the proposed non-employee director share reserve of 200,000 shares under the amended 2017 NED Plan would represent 0.14% of the Company's shares outstanding. Together with the shares remaining available for grant to the Company's employees under our amended 2016 Equity Incentive Plan, the proposed share reserve increase would represent approximately 3.86% of our common shares outstanding.
Summary of the 2017 NED Plan, as Amended by the Amendment
The following is a general description of the material terms of the 2017 NED Plan, as amended and restated subject to shareholder approval of this proposal. This description is qualified in its entirety by reference to the full text of the 2017 NED Plan, which is attached to this Proxy Statement as Appendix B.
Administration
The 2017 NED Plan is administered by the Human Resources and Compensation Committee. The Human Resources and Compensation Committee has the authority to designate the participants; determine the size and types of awards; approve forms of award agreements for use under the 2017 NED Plan; determine the terms and conditions of each award, including without limitation, and to the extent applicable, the exercise price, the exercise period, vesting conditions, any vesting acceleration, waiver of forfeiture restrictions, and any other term or condition regarding any award or its related common shares; construe and interpret the 2017 NED Plan and any agreement or instrument; establish, amend or waive rules and regulations for the 2017 NED Plan's administration; amend the terms and conditions of any outstanding award and any instrument or agreement; delay issuance of common shares or suspend a director's right to exercise an award as deemed necessary to comply with applicable laws; authorize any person to execute, on behalf of Bunge, any required agreement or instrument, correct any defect, supply any omission, or reconcile any inconsistency in the 2017 NED Plan, any award, or any instrument or agreement; adopt such plans or sub-plans as may be necessary or appropriate; and make any and all determinations which it determines to be necessary or advisable for the 2017 NED Plan administration.
Eligibility
Eligibility is limited to a member of the Board who is not an employee of Bunge or any of its subsidiaries. Unless otherwise determined by the Human Resources and Compensation Committee, awards will be granted (i) upon a non-

employee director's initial election or appointment and (ii) to a non-employee director who continues to be a member of the Board as of the date of each Annual General Meeting.
Shares Reserved for Issuance; Limits
Subject to adjustment under the 2017 NED Plan, a total of 200,000 common shares will be reserved for issuance pending shareholder approval of the amended 2017 NED Plan. The sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718) of all awards payable in common shares for services rendered by each non-employee director during any calendar year shall not exceed $540,000.
Grant of Awards
The Human Resources and Compensation Committee may grant awards under the 2017 NED Plan in the form of stock options, restricted stock units, SARs, and other stock or cash awards. Award agreements provided with respect to any grant will set forth the specific terms of the award, including the vesting terms. The following is a brief description of the various types of awards that may be issued under the 2017 NED Plan:
•Nonqualified Stock Options. A stock option is the right to acquire common shares at a fixed exercise price for a fixed period of time. Under the 2017 NED Plan, the Human Resources and Compensation Committee fixes the term of the options, and the term may not exceed 10 years from the date of grant. The Human Resources and Compensation Committee determines the rules and procedures for exercising options. The exercise price may be paid in cash, common shares, a combination of cash and common shares, through net settlement (meaning the company withholds common shares otherwise issuable upon exercise to pay the exercise price), or by any other means authorized by the Human Resources and Compensation Committee, including, to the extent not prohibited by the Sarbanes-Oxley Act, a cashless exercise procedure whereby vested common shares covered by the option are sold by a broker and a portion of the sale proceeds are delivered to the company to pay the exercise price. The exercise price is set by the Human Resources and Compensation Committee but cannot be less than 100% of the fair market value of common shares on the date of grant. Except in connection with a corporate transaction involving Bunge, the exercise price of outstanding options or SARs may not be reduced without shareholder approval, and no option or SAR may be canceled in exchange for cash, options or SARs with a lower exercise price, or other awards.
•Stock Appreciation Rights. SARs are awards that entitle a director to receive an amount equal to the excess, if any, of the fair market value on the exercise date of the number of common shares for which the SARs is exercised over the grant price. The grant price cannot be less than 100% of the fair market value of a Bunge common share on the date of grant. Payment on exercise may be made in cash or common shares, as determined by the Human Resources and Compensation Committee on or following the date of grant. The Human Resources and Compensation Committee fixes the term of the SARs, which term may not exceed 10 years from the date of grant.
•Restricted Stock Units. Restricted stock units (which may include the right to receive dividend equivalents) entitle a director to receive one or more common shares in the future upon satisfaction of vesting conditions. The Human Resources and Compensation Committee determines whether restricted stock units will be settled through the delivery of common shares, cash of equivalent value, or a combination of common shares and cash.
•Other Awards. The Human Resources and Compensation Committee also may grant other forms of awards that generally are based on the value of common shares. These other awards may provide for cash payments based in whole or in part on the value or future value of common shares, may provide for the future delivery of common shares to the participant, or may provide for a combination of cash payments and future delivery of common shares.
Adjustment or Changes in Capitalization
In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, stock split, reverse stock split, spin-off, split-off or similar transaction or other change in corporate structure affecting the common shares, adjustments and other substitutions will be made to the 2017 NED Plan and to awards as the Human Resources and Compensation Committee deems appropriate, including adjustments in the aggregate number, class and kind of securities that may be delivered, in the aggregate or to any participant, in the number, class, kind and option or exercise price of securities subject to outstanding awards as the Human Resources and Compensation Committee may determine to be appropriate; provided, however, that the number of common shares subject to any award will always be a whole number. Notwithstanding anything in the 2017 NED Plan to the contrary, an adjustment to an Award may not be made in a manner that would result in adverse tax consequences under Section 409A of the Code.
Termination of Service
Unless otherwise determined by the Human Resources and Compensation Committee, awards will fully vest on the date of the first Annual General Meeting following the date of grant; provided that an unvested award will vest upon the termination of a non-employee director’s service by reason of death, disability (as defined in the 2017 NED Plan) or a failure by the shareholders to reelect a director after he or she was nominated for re-election by the Board. If a non-employee director terminates service for any other reason, any unvested awards will be cancelled without payment.
Change in Control
Unless specifically prohibited by the 2017 NED Plan, or unless the Human Resources and Compensation Committee provides otherwise prior to a change in control, upon the occurrence of a change in control, if (i) a non-employee director’s service terminates within one year following a change in control, or (ii) any successor to Bunge fails to assume, substitute or replace the outstanding awards, any outstanding awards will vest.
Amendment and Termination of the 2017 NED Plan
The Board reserves the right to amend, modify, suspend or terminate the 2017 NED Plan at any time, subject to any required shareholder approvals. However, no such amendment, modification or termination may adversely affect outstanding awards under the 2017 NED Plan without a non-employee director’s consent. Unless terminated earlier by the Board, the 2017 NED Plan will terminate on May 25, 2027.
Non-Assignability
Awards are not assignable or transferable, other than by will or by the laws of descent and distribution.
Shareholder Rights
A director will have no rights as a shareholder with respect to common shares covered by an award until the date the director or his or her nominee becomes the holder of record of such common shares.
Certain Federal Income Tax Considerations
The following is a brief description of the U.S. federal income tax consequences generally arising with respect to certain awards that may be granted under the 2017 NED Plan based on current tax laws. The summary does not include any state, local or foreign tax laws. This discussion is intended for the information of shareholders considering how to vote with respect to the proposal to approve the 2017 NED Plan.
Nonqualified Stock Options and Stock Appreciation Rights
A director will not recognize taxable income upon the grant of a nonqualified stock option or SAR. The director generally will recognize ordinary income upon exercise, in an amount equal to the excess of the fair market value of the common shares received at the time of exercise over the exercise price.
Restricted Stock Units
A director will not recognize taxable income upon the grant of restricted stock units. The director will recognize ordinary income at the time the common shares (or cash) are delivered equal to the fair market value of the shares (or cash) received. Any subsequent gain or loss will be capital gain or loss, long-term if the common shares have been held for more than one year.
Tax Effect for the Company
Bunge generally will receive a deduction for any ordinary income recognized by a director with respect to an award.
Amended Plan Benefits
Future grants under the 2017 NED Plan will be made at the discretion of the Human Resources and Compensation Committee and, accordingly, are not yet determinable. Consequently, it is not currently possible to determine the benefits that might be received by directors receiving discretionary grants under the 2017 NED Plan. The 2017 NED Plan requires the approval of a majority of the votes cast at our Annual General Meeting. If approved by our shareholders, the amended 2017 NED Plan will become effective on May 5, 2021.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED INCREASE IN THE NUMBER OF AUTHORIZED SHARES UNDER THE BUNGE LIMITED 2017 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN
Equity Compensation Plan Information
The following table sets forth certain information, as of December 31, 2020, with respect to our equity compensation plans.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price Per Share of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans approved by shareholders(1)	7,303,778	(2)	$64.92	(3)	5,412,176	(4)
(1)Includes our 2016 Equity Incentive Plan, 2009 Equity Incentive Plan and 2017 Non-Employee Directors' Equity Incentive Plan.
(2)Includes non-statutory stock options outstanding as to 5,316,688 common shares, performance-based restricted stock unit awards as to 910,431 common shares and vested and deferred restricted stock units outstanding (including dividend equivalents payable in common shares) as to 1,598 common shares, as well as 1,075,061 unvested restricted stock unites outstanding (including dividend equivalents payable in common shares) under our various equity incentive plans noted in (1) above. Dividend equivalent payments that are credited to each participant's account are paid in our common shares at the time the award is settled.
(3)Calculated based on non-statutory stock options outstanding under our 2016 Equity Incentive Plan and 2009 Equity Incentive Plan. This number excludes outstanding time-based restricted stock unit awards, performance-based restricted stock unit awards and deferred restricted stock unit awards under our various equity incentive plans noted in (1) above.
(4)Includes dividend equivalents payable in common shares. Shares available under our 2016 Equity Incentive Plan may be used for any type of award authorized under the plan. Awards under the plan may be in the form of statutory or non-statutory stock options, restricted stock units (including performance-based) or other awards that are based on the value of our common shares. Our 2016 Equity Incentive Plan provides that the maximum number of common shares issuable under the plan is 10,900,000, subject to adjustment in accordance with the terms of the plan. This number also includes shares available for future issuance under our 2017 Non-Employee Directors' Equity Incentive Plan. Our 2017 Non-Employee Directors' Equity Incentive Plan provides that the maximum number of common shares issuable under the plan may not exceed 120,000, subject to adjustment in accordance with the terms of the plan. No additional awards may be granted under the Equity Incentive Plan and the Non-Employee Directors' Equity Incentive Plan.

PROPOSAL 5 - SHAREHOLDER PROPOSAL REGARDING A REPORT ON THE SOY SUPPLY CHAIN

Bunge has received notice from Storebrand Asset Management AS, Professor Kohts vei 9, 1327 Lysaker, Norway (“Storebrand”) and Green Century Fund 114 State Street, Suite 200, Boston, Massachusetts 02109 (“Green Century Fund” and, together with Storebrand, the “Proponents”), as co-filers, that Green Century Fund intends to present a shareholder proposal for voting at the Annual General Meeting. Documentation has been submitted indicating that Storebrand is the beneficial owner of at least $2,000 worth of Bunge common shares. The shareholder proposal will be voted on at the Annual General Meeting only if properly presented by or on behalf of Green Century Fund. The text of the shareholder proposal and supporting statement appear exactly as received by Bunge from the Proponents. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the Proponents.
Shareholder Proposal

Whereas: Soy production is a leading driver of native vegetation conversion (NVC), including deforestation, in Brazil’s Amazon and Cerrado regions. Converting native ecosystems to commodity agriculture drives systemic risks, like climate change and biodiversity loss, and undermines ecosystem benefits critical to agriculture, including soil protection, pollination, and precipitation patterns.
Bunge was linked to at least 48,725 hectares of absolute deforestation risk[i] since 2015 and to 16,942 fire alerts in 2020. According to Trase Financial, Bunge’s absolute deforestation risk was 51 percent higher than any other trader in 2018.
Bunge’s most significant reduction in deforestation exposure occurred after it joined the Soy Moratorium, an industry-wide agreement to stop buying soy grown on recently cleared land in the Brazilian Amazon. Yet Bunge has retreated from a similar multi-stakeholder agreement in the Cerrado, the biome adjacent to the Amazon, even though the vast majority of Bunge’s absolute deforestation risk -- 95 percent -- is concentrated in the Cerrado.
Continued exposure may expose Bunge to material financial risks, including:
•Supply chain volatility: 43.6 percent of Bunge’s Brazil trade volume comes from Cerrado, where large-scale conversion already disrupts weather patterns resulting in higher crop failure.
•Constrained access to capital: 4 of Bunge’s 10 largest US and EU creditors have committed to help achieve zero net deforestation through their financing of soft commodity supply chains.
•Regulation: existing due diligence laws and developing EU legislation on NVC may limit Bunge’s ability to sell Brazilian soy to one of its largest export markets, and may further constrain European banks from lending to companies linked to NVC.
•Market access loss: this year, 160 corporations and investors, including Bunge’s customers and investors, petitioned Bunge to end native vegetation loss in the Cerrado after three years of soy industry inaction on multi-stakeholder initiatives.
Shortcomings in Bunge’s policies contribute to continued NVC exposure. In contrast to industry best practices, Bunge:
•has not committed to eliminate the conversion of native vegetation (beyond forests) in its soy supply chains
•has not committed to stop sourcing soy from land cleared after 2020 in the Cerrado (in contrast to competitors SLC Agricola, CJ Selecta, and Caramuru)
•lacks timely supplier engagement plans in its non-compliance protocol
•has retreated from a multi-stakeholder agreement in the Cerrado
Resolved: Shareholders request Bunge issue a report assessing if and how it could increase the scale, pace, and rigor of its efforts to eliminate native vegetation conversion in its soy supply chain.
Supporting Statement: Proponents defer to management’s discretion, but recommend assessment of the relative benefits and drawbacks of integrating the following:
•Commitment to eliminate the conversion of all native vegetation in soy supply chains;

•Cutoff dates in supply chains that perpetuate native vegetation conversion;
•Participation in industry sourcing agreements seeking to curtail native vegetation conversion in the Cerrado;
•Improved supplier management efforts, including engagement on supplier non-compliance, disclosing suspension criteria, and increased use third-party monitoring and verification.
[i] In the Proponent’s opinion, this data also refers to native vegetation conversion risk.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR A REPORT ON THE SOY SUPPLY CHAIN

Board of Directors Statement
Bunge recognizes that deforestation across the globe is a challenge that is faced by all countries, businesses and individuals, and it is one that demands a significant multi-stakeholder effort to reduce and reverse its effects. In response to this challenge:
•In 2015, Bunge established a commitment to eliminate deforestation from all of its value chains by 2025. We are on the fastest path in the industry and pro-actively advance the pace as much as the competitive environment will allow.
•We have developed and made available unprecedented digital technology such as open source planning tools and geospatial monitoring services at no cost to our partners in Brazil which help to monitor deforestation in all our supply chains and promote sector-wide adoption of sustainable farming practices.
•We disagree with many of the assertions presented by the Proponents. Bunge believes its current approach and reporting are comprehensive, that our efforts advance the pace of industry-wide solutions, and that our upcoming Global Non-Deforestation Report scheduled for release in 2021 - which will describe our approach to palm and soy sourcing, including descriptions of our commitments, practices, and operating environments - will sufficiently cover the areas requested by the Proponents.
As part of Bunge’s commitment to eliminate deforestation from all its value chains by 2025, Bunge regularly issues and continuously improves progress reports and updates public dashboards to provide transparency to shareholders, governmental organizations, competitors and advocates on its efforts. We believe that Bunge has demonstrated its industry leading commitment to addressing this issue with the scale and ambition of its commitment, raising the bar for our competitors with our advocacy and transparency.
Our latest progress report (https://www.bunge.com/sustainability/non-deforestation), which was our ninth and focused on grains and oilseeds originating from areas of South America that are at higher risk of deforestation, was released in October 2020. This report clearly demonstrated our commitment to meeting the ambitious goal we set in 2015. The report showcased that through 2020, we were monitoring over 9,000 direct-source farms, covering an area more than 30 million acres, which helps us protect against being indirectly associated with the loss of native vegetation to support our soy supply chain. In these regions:
•all of our direct purchases are traceable to farms;
•all of our direct purchase soy volumes from Paraguay and Argentina and 95% from Brazil are monitored; and
•indirect sourcing is completely mapped to the associated elevator and currently being prepared for farm level monitoring.
Bunge acknowledges the importance of efforts like the Proponents’ to raise awareness of this issue. The Proponents have asserted that we have “not committed to eliminate the conversion of native vegetation (beyond forests).” Our industry leading commitment clearly extends to all areas in our direct and indirect supply chains despite the fact that conversion of native vegetation could be legally permitted under local laws. Bunge monitors direct-source farms throughout the Savannah-like regions of the Brazilian Cerrado and Argentinian Chaco, using a combination of satellite data and property registry information ("CAR") – the only company doing so at this scale.
Our monitoring system is a powerful platform for engagement and one that is fostering positive change that we can use to map and develop initiatives to support farmers as they learn and adapt to sustainable farming. Bunge is pioneering digital tools and technologies that will help this effort.

These include an initiative that will greatly expand our efforts to monitor our indirect supply chain, becoming the first in the industry to do so. Called the Bunge Sustainable Partnership, the program will help partners implement supply chain verification systems, including satellite and farm-scale images. Dealers can adopt independent imaging services or use Bunge’s geospatial monitoring at no cost.
Other recent platforms launched to engage with farmers include:
•the AgroApp Bunge, a mobile app that works as a hub of information and tools to support sustainable production; and
•Agroideal.org, an open-source planning tool that helps farmers identify new areas for farming with lower socio-environmental risk.
These systems are in addition to the extensive engagement with our suppliers to collect property data, such as GPS coordinates and, in Brazil, the Rural Environmental Registry (CAR) number which further support our non-deforestation commitment and progress.
Since the implementation of our commitment began, we have been monitoring more farms across greater stretches of land in some of the most vulnerable parts of South America. In our latest progress report, we described how we blocked 37 farmers in Brazil due to non-conformance with our policy. We also have dedicated channels for anyone to raise complaints directly and anonymously to us, which we monitor, investigate and share the details of these efforts through our annual reports. Our rigorous transparency and monitoring are real and important to the progress we are making to achieve our goal.
Despite our progress towards our 2025 goal, we acknowledge that more work remains to be done. We believe, however, that scalable and permanent solutions to deforestation require collective action from all value chain participants. Aggressive changes to Bunge’s policies without broader industry alignment would result in farmers shifting business relationships to competitors with weaker sustainability commitments and performance. This will only result in slower industry transformation as Bunge’s influence would be removed from the multi-stakeholder process. That is why Bunge is an active and constructive member of leading industry associations, such as Abiove and its Cerrado Working Group, and the Soft Commodities Forum. These associations are key drivers of sector-wide change and the establishment of common definitions and standards, cut-off dates and development of new financial incentives for farmers. We have also been party to important industry-wide agreements that promote the collective action that is necessary.
The Proponents have asserted that we have retreated from these industry agreements, like the one in the Cerrado, which is simply not true. On the contrary, we continue to be an engaged and strong supporter of commitments from industry participants and rely on this multi-stakeholder collaboration to establish common definitions for key demands, such as what constitutes “native vegetation,” as well as cutoff dates.
Bunge believes that any meaningful and lasting change needs to include the interests of the farmer. Decisions made by governments, value chain partners and advocates need to consider the incentives necessary for the farmers to ensure they are adequately compensated for the changes that these important goals require. We acknowledge that farmers in South America have a legal right to deforest on their land – requiring them to forego this practice would reasonably call for financial compensation for their environmental services, which Bunge and our peers fully endorse.
We share the concern expressed by the Proponents and support multi-stakeholder efforts against deforestation and the conversion of natural vegetation. We believe we have made significant progress, and by leveraging our unique position in the value chain, we remain committed to positively influencing the industry’s efforts across the supply chain. We look forward to engaging with all stakeholders, including the Proponents, to achieve these objectives as quickly as possible while preserving our relationships with farmers and creating long-term value.
Bunge has industry-leading non-deforestation commitments, has pioneered the development of digital tools and technologies to support farmers and grain dealers, and is the only company that monitors farms throughout the Cerrado and Chaco regions with satellite and CAR data at the scale we do.

Bunge believes its current approach and reporting are comprehensive, and that our efforts advance the pace of industry-wide solutions. We are scheduled to release our Global Non-Deforestation Report later in 2021, which will, among other things, describe our approach to palm and soy sourcing, including descriptions of our commitments, practices, and operating environments. We believe this report will sufficiently cover the areas requested by the Proponents.

Since the Company is planning to issue a report consistent with the report requested by the Proponents, the Board recommends that you vote FOR this proposal.

PROPOSAL 6 — SHAREHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTE
Bunge has received notice from Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, New York 11021, that he intends to present, through his proxy John Chevedden, a separate proposal for voting at the Annual General Meeting. John Chevedden has submitted documentation indicating that Steiner is the beneficial owner of 3,427 Bunge common shares. The shareholder proposal will be voted on at the Annual General Meeting only if properly presented by or on behalf of Kenneth Steiner. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent of the shareholder.
Shareholder Proposal
RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs and FirstEnergy. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner. Church & Dwight shareholders gave 99%-support to a 2020 proposal on this same topic.
The current supermajority vote requirements do not make sense. For instance in an election calling for a 67% shareholder approval in which 68% of shares cast ballots - then 2% of shares opposed to an improvement proposal would prevail over the 66% of shares that vote in favor.
Adopting simple majority vote can be one step to make the corporate governance of Bunge Limited more competitive and unlock shareholder value.
In anticipation of impressive shareholder support for this proposal topic an enlightened Board of Directors could expedite adoption of this proposal topic by giving shareholders an opportunity to vote on a binding management version of this proposal at our 2021 annual meeting. Hence adoption could take place in 2021 instead of 2022.
Additional governance best practices are just waiting to be adopted at Bunge Limited. For instance, a shareholder right to act by written consent. Another good governance practice is enabling shareholders to put 2 director candidates on the management annual meeting ballot (shareholder proxy access).
Shareholders might also want to look further into the reason behind any director obtaining a large number of negative votes at our 2020 annual meeting.

For instance:
Ms. Vinita Bali rejected by 47% of shares.
Mr. Andrew Ferrier rejected by 25% of shares. Mr. Henry Winship rejected by 18% of shares.

By comparison Ms. Bali received 57-times as many negative votes as Mr. Gregory Heckman.

Also executive pay was outright rejected by 59% of shares in 2020 and meanwhile the stock price fell from $90 in 2014.
Please vote yes:
Simple Majority Vote - Proposal 6

☒	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST A SIMPLE MAJORITY VOTE

Board of Directors Statement in Opposition to the Shareholder Proposal
The Board of Directors recommends a vote “Against” the foregoing proposal for the following reasons:
The limited matters that require approval by a supermajority of our shareholders have been selected to preserve and maximize long-term value for our shareholders.
The Board believes the limited actions that require supermajority approval by our shareholders help to preserve and maximize long-term value for all shareholders, particularly minority shareholders, against the potentially self-interested actions of one or more large shareholders, and ensure that certain actions, such as the removal of a director without cause, or significant, fundamental corporate changes, only occur with broad shareholder consensus. Without these provisions, it would be possible for a group of dissident shareholders, not bound by a fiduciary duty to act in the best interests of Bunge and our shareholders, to take actions that may not be in the best interest of Bunge or other shareholders. The Board believes that the handful of changes that currently require a supermajority vote under our organizational documents are critical to safeguarding the long-term interests of Bunge and its shareholders.
For example, to remove a director without cause, our bye-laws currently require the affirmative votes of not less than 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution in question. Additionally, to engage in any business combinations (which means any amalgamation, merger, consolidation or similar transaction involving Bunge or any sale or other disposition of all or substantially all of the assets of Bunge, or of all or substantially all of the assets of any company or other entity in the group), our bye-laws currently require the affirmative votes of not less than 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution in question.
If the simple majority vote standard were adopted to effect these fundamental changes to Bunge as proposed and only 50.1% of the shares outstanding are present at a meeting, shareholders constituting as little as 25.1% of outstanding voting power could remove a director without cause and approve significant, fundamental corporate changes, including a sale of substantially all of the assets of Bunge.
Removing a director or a number of directors is a serious matter. A small group of shareholders who do not have the best interests of Bunge shareholders in mind could mount a campaign to remove a number of our directors without the need to build a proper consensus among all shareholders. Members of the Board, who are elected annually by a simple majority vote and a substantial majority of whom are independent, have fiduciary duties to act in the best interests of all shareholders as a whole. In contrast, this subset of shareholders owe no such fiduciary duties to other shareholders and are instead driven to act in their own short-term best interests. We strongly believe that a more meaningful and tailored voting requirement is appropriate for the removal of a director without cause. We similarly believe that significant, fundamental corporate changes should only be approved if they have received broad consensus and support from our shareholders. Moreover, in the case of the approval of business combinations, our bye-laws already contemplate a simple majority standard, if required under Bermuda law, where the business combination is approved by the Board.

This Proposal is Unclear and Overbroad
The shareholder proposal is not designed to address any issue specific to Bunge, nor does it identify any direct benefit that Bunge’s shareholders would derive if the Board were to implement it. Rather, this proponent has recycled a version of this proposal from company to company over the years without considering the particular circumstances of Bunge.
The Proposal requests that the Board replace all supermajority requirements, including those that are “implicit due to default to state law.” The Proposal does not identify or describe Bunge’s existing supermajority requirements, nor does it inform shareholders as to why the existing supermajority provisions do not benefit shareholders. The Proposal relies on an external standard - “state law” - without describing the substance of that standard. Bunge Limited is organized under the laws of Bermuda, and the proposal appears to be duplicated from those Mr. Chevedden sent to companies organized under the laws of states within the United States.
The Board regularly reviews Bunge’s governance practices and believes that Bunge has solid and efficient mechanisms in place to allow shareholders to communicate with the Board and bring items to the attention of management and the Board, including at annual and special shareholders’ meetings. Further, for the reasons below, the Board believes that adopting the simple majority vote standard is not in the best interests of Bunge or its shareholders.

The Board has demonstrated a strong commitment to corporate governance best practices.
•Independent, non-executive Board Chair;
•Declassified Board;
•Seven out of nine independent Board nominees, and only independent directors serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominations Committees;
•Use of an independent compensation consultant to the Human Resources and Compensation Committee;
•Commitment to Board refreshment, with eight of 10 director nominees having joined the Board within the previous 24-month period;
•Director retirement age of 72;
•Majority voting for directors;
•Non-management directors meet regularly in executive sessions;
•Diverse Board with broad range of key skills, qualifications and experience;
•Annual Board review of company strategy;
•Active risk oversight by full Board and committees;
•Board commitment to sustainability and corporate citizenship;
•Robust Board self-assessment and director nomination processes;
•Board takes active role in management succession planning;
•No Board members serves on an excessive number of outside public boards;
•Long standing investor outreach program;
•Holders of 10% or more of our common shares have the ability to call a special meeting; and
•No poison pill.
More information about our governance practices can be found starting on page 13. We firmly believe that our existing corporate governance practices strike the right balance and ensure shareholders have appropriate means to express their views to the Board and fellow shareholders.

For the foregoing reasons, the Board recommends that you vote AGAINST this proposal.

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To be considered for inclusion in Bunge's proxy statement for our Annual General Meeting of Shareholders in 2022, presently anticipated to be held on May 4, 2022, shareholder proposals must be received by Bunge no later than December 10, 2021. In order to be included in our sponsored proxy materials, shareholder proposals will need to comply with the SEC's Rule 14a-8. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to our shareholders. Shareholder proposals should be sent to our Corporate Secretary at 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., Attention: Corporate Secretary.
Shareholders may also make proposals that are not intended to be included in our proxy statement for the 2022 Annual General Meeting pursuant to our bye-laws. Nomination of candidates for election to the Board or other business may be proposed to be brought before the 2022 Annual General Meeting by any person who is a registered shareholder on the date of the giving of the notice of such proposals and on the record date for the determination of shareholders entitled to receive notice of and vote at the 2022 Annual General Meeting. Notice must be given in writing and in proper form in accordance with our bye-laws to the Corporate Secretary of Bunge at Bunge's registered office at Bunge Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, with a copy to us at 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., Attention: Corporate Secretary, not later than December 10, 2021.
In addition, shareholders may submit proposals on matters appropriate for shareholder action at the Annual General Meeting of Shareholders in accordance with Sections 79 and 80 of the Companies Act 1981 of Bermuda. To properly submit such a proposal, either at least 100 shareholders or any number of shareholders who represent at least 5% of the total voting rights of our voting shares must notify us in writing of their intent to submit a proposal. In accordance with Bermuda law, any such shareholder proposal to be voted on at the 2022 Annual General Meeting and at future annual general meetings must be received by us no later than six weeks prior to the annual general meeting date. Please deliver any such proposal to Bunge Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Corporate Secretary, with a copy to us at 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., Attention: Corporate Secretary.

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL GENERAL MEETING
Questions and Answers about Voting Your Common Shares
Why did I receive this Proxy Statement?
Bunge Limited has furnished these proxy materials to you because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting on May 5, 2021. In light of public health concerns regarding the COVID-19 outbreak, and in order to provide expanded access, this year’s Annual General Meeting will be a virtual meeting of shareholders, which will be conducted via live audio webcast. There will not be a physical meeting. We have designed the virtual meeting to offer the same participation opportunities as an in-person meeting.
This proxy statement contains information about the items being voted on at the Annual General Meeting and important information about us. Our 2020 Annual Report, which includes our 2020 Annual Report on Form 10-K, is also being furnished together with this proxy statement. If you received printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual General Meeting. We are making these proxy materials first available to shareholders on or about March 23, 2021.
We have sent these materials to each person who is registered as a holder of our common shares in the register of shareholders (such owners are often referred to as "holders of record" or "registered holders") as of the close of business on March 8, 2021, the record date for the Annual General Meeting.
We have requested that banks, brokerage firms and other nominees who hold our common shares on behalf of the owners of the common shares (such owners are often referred to as "beneficial shareholders" or "street name holders") as of the close of business on March 8, 2021 forward either a notice or a printed copy of these materials, together with a proxy card or voting instruction form, to those beneficial shareholders. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.
Finally, we have provided for these materials to be sent to persons who have interests in our common shares through participation in the Bunge share funds of the Bunge Retirement Savings Plan, the Bunge Savings Plan and the Bunge Savings Plan—Supplement A. Although these persons are not eligible to vote directly at the Annual General Meeting, they may, however, instruct the trustees of the plans on how to vote the common shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans. If you do not provide voting instructions for shares held for you in any of these plans, the trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.
Shareholders who owned our common shares as of the close of business on the record date for the Annual General Meeting are entitled to access and vote at the Annual General Meeting and adjournments or postponements of the Annual General Meeting. The share register will not be closed between the record date and the date of the Annual General Meeting. A poll will be taken on each proposal to be put to the Annual General Meeting.
What is Notice and Access and why did Bunge elect to use it?
As permitted by regulations of the Securities and Exchange Commission, Notice and Access provides companies with the ability to make proxy materials available to shareholders electronically via the Internet. We have elected to provide many of our shareholders with a Notice of Internet Availability of Proxy Materials instead of receiving a full set of printed proxy materials in the mail. The notice is a document that provides instructions regarding how to:
•view our proxy materials on the Internet;
•access the Annual General Meeting and vote your shares; and
•request printed copies of these materials, including the proxy card or voting instruction form.
On or about March 23, 2021, we began mailing the notice to certain beneficial shareholders and posted our proxy materials on the website referenced in the notice. See " Notice of Internet Availability of Proxy Materials" in this proxy statement for more information about where to view our proxy materials on the Internet.
As more fully described in the notice, shareholders who received the notice may choose to access our proxy materials on the website referenced in the notice or may request to receive a printed set of our proxy materials. In addition, the notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The selected delivery choice will remain in effect until changed by the shareholder. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials by email unless you elect otherwise.
How many votes do I have?
Every holder of a common share will be entitled to one vote per share for the election of each director and to one vote per share on each other matter presented at the Annual General Meeting. On March 8, 2021, there were 140,942,435 common shares issued and outstanding and entitled to vote at the Annual General Meeting.
What proposals are being presented at the Annual General Meeting?
Shareholders are being asked to vote on the following matters at the Annual General Meeting:
•Proposal 1 — election of the nine directors named in this proxy statement;
•Proposal 2 — the approval of a non-binding advisory vote on the compensation of our named executive officers;
•Proposal 3 — the appointment of Deloitte & Touche LLP as our independent auditors and authorization of the Audit Committee of the Board to determine the auditors' fees;
•Proposal 4 — the approval of an amendment to the Bunge Limited 2017 Non-Employee Directors Equity Incentive Plan to increase the number of authorized shares by 200,000 shares;
•Proposal 5 — a shareholder proposal regarding a report on the soy supply chain; and
•Proposal 6 — a shareholder proposal regarding simple majority vote.
Other than the matters set forth in this proxy statement and matters incidental to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.

How do I access the Annual General Meeting and submit questions?
To be admitted to the Annual General Meeting at www.virtualshareholdermeeting.com/BG2021, you must enter the 16-digit control number and the password found on your proxy card or voter instruction form. If you hold your common shares through a brokerage firm, bank or other nominee, you must register in advance using the instructions below.
If you wish to submit a question before or during the Annual General Meeting, you may log in to www.virtualshareholdermeeting.com/BG2021 and enter your 16-digit control number and the password beginning at 10:45 a.m., Central Time, on May 5, 2021. Once past the login screen, click on the ‘‘messages’’ icon at the top of the screen and type your question in the “Ask a Question” field and then click on the arrow icon to submit.
Questions pertinent to meeting matters will be addressed during the Annual General Meeting, subject to time constraints. Questions or comments that relate to proposals that are not properly received before the Annual General Meeting, relate to matters that are not the proper subject for action by shareholders, are irrelevant to our business, relate to material non-public information of the company, relate to personal concerns or grievances, are derogatory to individuals or that are otherwise in bad taste, are in substance repetitious of a question or comment made by another shareholder, or are not otherwise suitable for the conduct of the Annual General Meeting as determined in our sole discretion, will not be answered. Additional rules of conduct and procedures may apply during the Annual General Meeting and will be available for you to review in advance of the meeting at www.virtualshareholdermeeting.com/BG2021.
My shares are held through a brokerage firm, bank or other nominee. How do I register in advance to access, vote and submit questions at the Annual General Meeting?
If you are a registered holder of common shares (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register in advance to access the Annual General Meeting. Please follow the instructions described above and on your proxy card or voter instruction form that you received.
If you hold your common shares through a brokerage firm, bank or other nominee, you should follow the instructions provided by your brokerage firm, bank or other holder of record to be able to participate in the meeting.

What if I have trouble accessing the Annual General Meeting virtually?
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong Internet connection wherever you intend to participate in the meeting. We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 10:45 a.m., Central Time on May 5, 2021. We will have a technician ready to assist you with any technical difficulties you may have accessing the Annual General Meeting.  If you encounter any difficulties accessing the Annual General Meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform login page.
If I can't participate in the live Annual General Meeting webcast, can I vote or listen to it later?
You may vote your common shares before the meeting as described below in “How do I vote” and following the instructions on your proxy card or voter instruction form. You do not need to access the webcast to vote if you submitted your vote via proxy in advance of the Annual General Meeting. We do not intend to record the Annual General Meeting; however, we will disclose the results on a Form 8-K that we will file with the Securities and Exchange Commission within four business days of the Annual General Meeting.
How do I vote?
You can exercise your vote in the following ways:
•By Telephone or the Internet:  If you are a shareholder of record, you may appoint your proxy by telephone, or electronically through the Internet, by following the instructions on your proxy card. If you are a beneficial shareholder, please follow the instructions on your notice or voting instruction form.
•By Mail:  If you are a shareholder of record, you may appoint your proxy by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you are a beneficial shareholder and received or requested printed copies of the proxy materials, you can vote by following the instructions on your voting instruction form.
•At the Annual General Meeting:  If you are planning to access the Annual General
Meeting, you may vote your common shares during the meeting by visiting www.virtualshareholdermeeting.com/BG2021. To vote, you will need your 16-digit control number and password included on your proxy card, or on the voter instruction form.
Your vote is very important. Even if you plan to be present at the Annual General Meeting, we encourage you to vote as soon as possible.
What if I return my proxy card but do not mark it to show how I am voting?
If you sign and return your proxy card or voting instruction form but do not indicate instructions for voting, your common shares will be voted "FOR" each of Proposals 1, 2, 3, 4 and 5 and "AGAINST" Proposal 6. With respect to any other matter which may properly come before the Annual General Meeting, your common shares will be voted at the discretion of the proxy holders.
May I change or revoke my proxy?
You may change or revoke your proxy at any time before it is exercised in one of four ways:
1Notify our Corporate Secretary in writing at the address provided below before the Annual General Meeting that you are revoking your proxy;
2Use the telephone or the Internet to change your proxy;
3Submit another proxy card (or voting instruction form if you hold your common shares in street name) with a later date; or
4If you are a holder of record, or a beneficial holder with a proxy from the holder of record, by accessing and voting at the Annual General Meeting.
You may not revoke a proxy simply by accessing the Annual General Meeting. To revoke a proxy, you must take one of the actions described above. Any written notice of revocation must be sent to the attention of our Corporate Secretary at 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., or by facsimile to (314) 292-4013.
What does it mean if I receive more than one notice or set of proxy materials?
It means that you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your common shares. Beneficial shareholders sharing an address who are receiving multiple notices or copies of proxy materials will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, but not the record holder, of our common shares, your broker, bank or other nominee may deliver only one copy of the notice or proxy materials to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the notice, proxy statement or 2020 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of these documents should submit their request to our Investor Relations department by telephone at (636) 292-3014 or by submitting a written request to 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., Attention: Investor Relations.
Can I receive future proxy materials electronically?
Shareholders can help us conserve natural resources and reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future mailings electronically. To enroll, please visit our website at www.bunge.com, click on the "Investors—Shareholder Info & Services—Electronic Delivery Enrollment" links and follow the instructions provided.
What constitutes a quorum?
The presence at the start of the Annual General Meeting of at least two persons representing, in person or by proxy, more than one-half of our outstanding common shares will constitute a quorum for the transaction of business.
What vote is required in order to approve each proposal?
The affirmative vote of a majority of the votes cast is required to elect each of the nominees for director (Proposal 1). As this is an uncontested election, any nominee for director who receives a greater number of votes "against" his or her election than votes "for" such election will not be elected to the Board and the position on the Board that would have been filled by the director nominee will become vacant.
The affirmative vote of a majority of the votes cast is also required to approve the non-binding advisory vote on executive officer compensation (Proposal 2), the appointment of our independent auditors (Proposal 3) and the amendment of the Bunge Limited 2017 Non-Employee Directors Equity Incentive Plan to increase the number of authorized shares by 200,000 shares (Proposal 4).
Proposal 2 is an advisory vote only and, as discussed in the proposal on page 26 of this proxy statement, the voting results are not binding on us. However, consistent with our record of shareholder engagement, our Board will review the results of the vote and will take them into account in considering the compensation of our executive officers.
Pursuant to Bermuda law, (i) common shares which are represented by "broker non-votes" (i.e., common shares held by brokers which are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (ii) common shares represented at the Annual General Meeting which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, but are counted for quorum purposes.
Under the rules of the NYSE, if you do not submit specific voting instructions to your broker, your broker will not have the ability to vote your common shares in connection with Proposals 1, 2, 4, 5 and 6. Accordingly, if your common shares are held in street name and you do not submit voting instructions to your broker, your common shares will be treated as broker non-votes for these proposals.
How will voting on any other business be conducted?
Other than the matters set forth in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is properly proposed and presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at the discretion of the proxy holders.
Who will count the votes?
Broadridge will act as the inspector of election and will tabulate the votes.
Deadline for Appointment of Proxies by Telephone or the Internet or Returning Your Proxy Card
Shareholders should complete and return the proxy card as soon as possible. To be valid, your proxy card must be completed in accordance with the instructions on it and received by us no later than 11:59 p.m., Eastern Time, on May 4, 2021. If you appoint your proxy by telephone or the Internet, we must receive your appointment no later than 11:59 p.m., Eastern Time, on May 4, 2021. If you participate in the Bunge share funds of the Bunge Retirement Savings Plan, the Bunge Savings Plan or the Bunge Savings Plan — Supplement A, you must also submit your voting instructions by this deadline in order to allow the plan trustees time to receive your voting instructions and vote on behalf of the plans. If your common shares are held in street name and you are voting by mail, you should return your voting instruction form in accordance with the instructions on that form or as provided by the bank, brokerage firm or other nominee who holds our common shares on your behalf.
Solicitation of Proxies
We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of proxy materials and the notice. We will furnish copies of these proxy materials to banks, brokers, fiduciaries and custodians holding shares in their names on behalf of beneficial owners so that they may forward these proxy materials to our beneficial owners.
We have retained Innisfree M&A Incorporated to assist us in the distribution of the proxy materials and to act as proxy solicitor for the Annual General Meeting for a fee of $15,000 plus reasonable out-of-pocket expenses. In addition, we may supplement the original solicitation of proxies by mail with solicitation by telephone and other means by our directors, officers and/or other employees. We will not pay any additional compensation to these individuals for any such services.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS
A copy of our 2020 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, is enclosed with these proxy materials. Our Annual Report on Form 10-K is also available to shareholders free of charge on our website at www.bunge.com under the captions "Investors — SEC Filings" or by writing to us at 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., Attention: Investor Relations.

OTHER MATTERS
We know of no other business that will be brought before the Annual General Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.
By order of the Board of Directors

March 23, 2021	Lisa Ware-Alexander Vice President, Deputy General Counsel and Corporate Secretary

APPENDIX A — CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE
In order to qualify as independent, the Board must determine that a director has no material relationship with Bunge.
1.A director will not be independent if:
•the director was employed by Bunge or an immediate family member of the director was an executive officer of Bunge within the preceding three years;
•(i) the director is a current partner or employee of a firm that is Bunge's external auditor; (ii) the director has an immediate family member who is a current partner of such firm; (iii) the director has an immediate family member who is a current employee of such firm and personally works on Bunge's audit; or (iv) the director or the director's immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Bunge's audit within that time;
•a present executive officer of Bunge serves or served on the compensation committee of the Board of directors of a company which employed the director or which employed an immediate family member of the director as an executive officer within the preceding three years;
•the director or the director's immediate family member received, during any 12-month period within the preceding three years, more than $120,000 per year in direct compensation from Bunge other than director and committee fees and pension or other forms of deferred compensation for prior service, provided that such compensation is not contingent on continued service; or
•the director is a current employee, or the director's immediate family member is a current executive officer, of another company and the other company made payments to, or received payments from, Bunge for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1,000,000 or 2% of such other company's consolidated gross revenues.
2.In addition, in order to assist it in determining what constitutes a material relationship, the Board has adopted the following categorical standards for relationships that, subject to paragraph (1) above, will not be deemed to impair a director's independence:
•the director or the director's immediate family member is a director or executive officer of, or employed by, another company that sells to or purchases from Bunge agricultural commodity, fertilizer or other products or services in the ordinary course of business, provided that such transactions are on arm's length terms,
•the director or the director's immediate family member holds a beneficial interest in an enterprise which sells to or purchases from Bunge agricultural commodity, fertilizer or other products or services in the ordinary course of business, provided that such transactions are on arm's length terms,
•the director or the director's immediate family member serves as an officer, director or trustee of a charitable, educational or other not-for-profit organization, and Bunge's donations to the organization or commercial relationships with the organization, as the case may be, are less than the greater of $1 million or 2% of that organization's annual gross revenues, and
•transactions or relationships that ended prior to the beginning of Bunge's most recently completed three-year fiscal period.
For purposes of these standards, immediate family members include a director's spouse, parents, children, siblings, mothers- and fathers-in- law, sons- and daughters-in-law, brothers- and sisters-in- law, and anyone (other than domestic employees) who shares the director's home. However, when applying the three-year look back provisions in the categories set forth above, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated are not included.
For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the above independence standards. The Board's determination of each director's independence will be disclosed annually in Bunge's proxy statement.

A-1

APPENDIX B — 2017 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN
BUNGE LIMITED
2017 NON-EMPLOYEE DIRECTORS
EQUITY INCENTIVE PLAN

Effective May 25, 2017
As Amended and Restated on [●], 2021
(Approved by the Shareholders of the Company on May [●], 2021)

1.Establishment and Purpose
a.Establishment of the Plan. Bunge Limited hereby establishes the Bunge Limited 2017 Non-Employee Directors Equity Incentive Plan, as amended from time to time (the “Plan”). The Plan shall become effective as of the Effective Date, at which time no further awards will be granted under the Prior Plan. Capitalized terms that are not otherwise defined in the text of the Plan are defined in Section 24.
b.Purpose of the Plan. The purpose of the Plan is to promote the long-term growth and financial success of the Company and its Subsidiaries by attracting, motivating and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Non-Employee Directors and its shareholders.
2.Administration
a.The Committee. The Plan shall be administered by the Committee. The Committee shall be comprised solely of Directors who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent directors” as contemplated by Section 303A.02 of the New York Stock Exchange Listed Company Manual.
b.Authority of the Committee. Subject to the terms and conditions of the Plan, the Committee shall have full power and discretionary authority to: (a) determine the size and types of Awards; (b) approve forms of Award Agreements for use under the Plan; (c) determine the terms and conditions of each Award, including without limitation, and to the extent applicable, the Exercise Price, the Exercise Period, vesting conditions, any vesting acceleration, waiver of forfeiture restrictions, and any other term or condition regarding any Award or its related Shares; (d) construe and interpret the Plan and any agreement or instrument entered into pursuant to the Plan; (e) establish, amend or waive rules and regulations for the Plan’s administration; (f) amend the terms and conditions of any outstanding Award and any instrument or agreement relating to an Award (subject to the provisions of Section 12); (g) delay issuance of Shares or suspend a Non-Employee Director’s right to exercise an Award as deemed necessary to comply with Applicable Laws; (h) authorize any person to execute, on behalf of the Company, any agreement or instrument required to carry out the Plan purpose; (i) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award, or any instrument or agreement relating to an Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (j) adopt such plans or subplans as may be deemed necessary or appropriate to comply with the laws of other countries, allow for tax-preferred treatment of Awards or otherwise provide for the participation by Non-Employee Directors who reside outside of the U.S.; and (k) make any and all determinations which it determines to be necessary or advisable for the Plan administration.
c.Decisions Binding. All determinations and decisions made by the Committee pursuant to the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons interested in the Plan or an Award. The Committee shall consider such factors as it deems relevant to making its decisions, determinations and interpretations including, without limitation, the recommendations or advice of any Director, officer or employee of the Company or a Subsidiary and such agents, attorneys, consultants and accountants as it may select. The Committee’s determinations under the Plan need not be the same for all persons. A Non-Employee Director or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award and only on the grounds that such decision or action was arbitrary or capricious or was unlawful.
d.Indemnification. No member of the Committee or the Board (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in the manner provided in the Company’s by-laws as may be amended from time to time. In the performance of their responsibilities with respect to the Plan, such individuals shall be entitled to rely upon information and advice furnished by the Company’s officers, agents, attorneys, consultants and accountants and any other party deemed necessary or appropriate, and no such individual shall be liable for any action taken or not taken in reliance upon any such advice. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which an Indemnifiable Person may be entitled, or any power that the Company may have to indemnify them or hold them harmless.
e.Construction and Interpretation. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole and complete discretion of the Committee.
f.Action by the Board. Notwithstanding anything in the Plan to the contrary, any authority or responsibility, which, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.
3.Shares Available
a.Number of Shares. Subject to adjustments as provided in Section 13, the maximum aggregate number of Shares for all purposes under this Plan shall be 320,000 Shares. Shares issued under the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares reacquired by the Company in any manner, or a combination thereof.
b.Share Counting. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. Notwithstanding anything in the Plan to the contrary, Shares subject to an Award will again be available for grant and issuance pursuant to the Plan to the extent the relevant Awards: (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of Shares, (b) are settled in cash in lieu of Shares, or (c), subject to Section 7(g) hereof, are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof). Shares subject to an Award may not again be made available for grant and issuance pursuant to the Plan if such Shares are: (w) subject to an Option or a stock-settled SAR and were not issued upon the net settlement or net exercise of such Option or SAR, (x) delivered to, or withheld by, the Company to pay the Exercise Price or the withholding taxes due with respect to an Option or SAR, (y) withheld by the Company to cover taxes incurred in connection with other stock-settled Awards, or (z) repurchased on the open market with the proceeds of an Option exercise. In addition, to the extent not prohibited by Applicable Laws, rules or regulations, Shares delivered or deliverable in connection with any Substitute Award shall not reduce the number of Shares authorized for grant pursuant to Section 3(a) above.
c.Adjustments in Authorized Shares and Awards. In the event of any merger, amalgamation, reorganization, consolidation, recapitalization, stock dividend, bonus issues, extraordinary cash dividend, other distribution, stock split, reverse stock split, share consolidation or subdivision, spin-off, split-off or similar transaction or other change in corporate structure affecting the Shares or their value, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered, in the aggregate, in the number, class, kind and option or Exercise Price of securities subject to outstanding Awards as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number and provided further, however, no adjustment shall be made to an Award in a manner that would result in adverse tax consequences under Section 409A.
4.Eligibility
Only Non-Employee Directors shall be eligible to be granted Awards under the Plan.
5.Awards in General
a.Grant of Awards. Unless otherwise determined by the Committee, Awards shall be granted under the Plan as follows:
i.upon a Non-Employee Director’s initial election or appointment to the Board; and
ii.to a Non-Employee Director who continues to be a member of the Board as of the date of an Annual Meeting.

Notwithstanding any provision herein to the contrary, a Non-Employee Director who is elected or appointed to the Board other than on the date of an Annual Meeting shall receive, as of the date of such election or appointment, a pro-rata portion of the Awards made to Non-Employee Directors generally on the immediately preceding Date of Grant based on the number of days from the date of election or appointment to the next Annual Meeting, divided by 365. To the extent practicable, such Award(s) shall be made in the same form as the Award(s) made as of such immediately preceding Date of Grant.
b.Terms Set Forth in Award Agreement. The terms and conditions of each Award shall be set forth in an Award Agreement and such terms and conditions shall not be inconsistent with the Plan and shall include, without limitation, the Date of Grant and the number of Shares subject to, and type of, such Award.
c.Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Non-Employee Director, the sum of the Date of Grant fair value (determined as of the Date of Grant in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in Shares to an individual as compensation for services as a Non-Employee Director during any calendar year shall not exceed $540,000.
6.Restricted Stock Units
a.Award of Restricted Stock Units. The Committee may grant RSUs to a Non-Employee Director with such terms and provisions that the Committee shall determine.
b.Terms of Restricted Stock Units. Each Award of RSUs shall be subject to an Award Agreement that shall set forth (i) the number or a formula for determining the number of Shares subject to the Award, (ii) the terms and conditions regarding the grant, vesting and forfeiture of the RSUs and (iii) such other terms and conditions as may be appropriate.
c.Vesting Conditions. Unless otherwise determined by the Committee and subject to earlier forfeiture or accelerated vesting as provided herein, RSUs shall fully vest on the first Annual Meeting following the Date of Grant. Notwithstanding the preceding sentence, unless otherwise determined by the Committee, (i) RSUs shall be immediately vested upon termination of a Non-Employee Director’s service on the Board by reason of Retirement, death, or Disability or by reason of failure by the Company’s shareholders to reelect such Non-Employee Director after he or she was nominated for re-election by the Board and (ii) in the event a Non-Employee Director’s service on the Board terminates for any other reason, any RSUs that are not vested at the time of such termination shall be forfeited and cancelled without any payment.
d.Settlement of Restricted Stock Units. Vested RSUs shall be settled in a lump sum or in installments on or after the date(s) set forth in the Award Agreement. The Committee may settle vested RSUs in cash, Shares, or a combination of both. Distribution may occur or commence when the vesting conditions applicable to a RSU have been satisfied or, if the Committee so provides in an Award Agreement, it may be deferred in accordance with Applicable Laws, to a later date. The Committee may also permit a Non-Employee Director to defer payment of Shares related to a RSU provided that the terms of the RSU and any deferral satisfy the requirements of Applicable Laws and the deferral is pursuant to a deferred compensation plan offered by the Company or a Subsidiary.
7.Options and Stock Appreciation Rights
a.Award of Options and SARs. The Committee may grant Options, SARs or both, to a Non-Employee Director with such terms and provisions that the Committee shall determine.
b.Terms of Options and SARs. Each Award of Options or SARs shall be subject to an Award Agreement that shall set forth (i) the term or duration of the Options or SARs, (ii) the number of Shares subject to the Options or SARs, (iii) the Exercise Price, (iv) the Exercise Period and (v) such other terms and conditions as may be appropriate.
c.Duration of Options and SARs. The Committee shall determine the Exercise Period for each Option or SAR; provided, however, that no Option or SAR shall be exercisable later than the tenth (10th) anniversary of its Date of Grant.
d.Vesting Conditions. Unless otherwise determined by the Committee and subject to earlier forfeiture or accelerated vesting as provided herein, Options and SARs shall fully vest on the date of the first Annual Meeting following the Date of Grant. Notwithstanding the preceding sentence, unless otherwise determined by the Committee, (i) Options and SARs shall be immediately vested upon termination of a Non-Employee Director’s service on the Board by reason of Retirement, death, or Disability or by reason of failure by the Company’s shareholders to reelect such Non-Employee Director after he or she was nominated for re-election by the Board and (ii) in the event a Non-Employee Director’s service on the Board terminates for any other reason, any Option or SAR that is not vested at the time of such termination shall be forfeited and cancelled without any payment.

e.Exercise of and Payment for Options and SARs. Options and SARs shall be exercisable at such times and be subject to such terms and conditions as the Committee shall approve, which need not be the same for each Award or for each Non-Employee Director. Options and SARs shall be exercised by the delivery of a written notice of exercise to the Company or its designated agent, setting forth the number of Shares to be exercised with respect to the Options or SARs, and, in the case of Options, accompanied by full payment for the Shares.
The Exercise Price upon exercise of any Option shall be payable to the Company in full either: (i) in cash or its equivalent, (ii) by tendering, either by actual or constructive delivery, previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (iii) by net Share settlement or similar procedure involving the cancellation of a portion of the Option representing Shares with an aggregate Fair Market Value at the time of exercise equal to the Exercise Price or (iv) by any combination thereof. To the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, the Committee also may allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and Applicable Laws.
As soon as practicable after receipt of a written notification of exercise of an Option and provisions for full payment for an Option, the Company shall issue to the Non-Employee Director an appropriate number of Shares based upon the number of Shares purchased under the Option.
Upon exercise of a SAR, a Non-Employee Director shall be entitled to receive payment from the Company in an amount equal to the product of: (A) the excess of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Exercise Price of the SAR, multiplied by (B) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, payment upon the exercise of a SAR may be in cash, in Shares of equivalent value or in a combination thereof. The Committee’s determination regarding the form of SAR payout shall be set forth in an applicable Award Agreement.
f.Automatic Exercise. The Committee may provide that, in the event that (i) an Option or SAR is not exercised or settled by the last day of the Exercise Period, (ii) the Non-Employee Director is legally precluded from otherwise exercising such Option or SAR before the last day of the Exercise Period due to legal restrictions or Company policy (including policies on trading in Shares), and (iii) the Exercise Price of such Option or SAR is below the Fair Market Value of a Share on the last day of the Exercise Period, as determined by the Committee, then the Option or SAR may be deemed exercised on such date, with no action required on the part of the Non-Employee Director, with a spread equal to the Fair Market Value of the Shares subject to the Award on such date minus the Exercise Price for those Shares. The resulting proceeds net of any required tax withholding and any applicable costs shall be paid to the Non-Employee Director or the Non-Employee Director’s legal representative.
g.Restrictions on Repricing, Repurchases, and Discounts. Other than in connection with a transaction described in Section 3.3 above, without shareholder approval, (i) the Exercise Price of an Option or SAR may not be reduced, directly or indirectly, after the grant of the Award; (ii) an Option or SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Option or SAR; and (iii) the Company may not repurchase an Option or SAR for value (in cash, substitutions, cash buyouts, or otherwise) at any time when the Exercise Price of an Option or SAR is above the Fair Market Value of a Share. In no event shall the Exercise Price of an Option or the grant price per Share of a SAR be less than 100% of the Fair Market Value of a Share on the Date of Grant; provided, however that the Exercise Price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A and may be less than 100% of the Fair Market Value.
8.Other Awards
Subject to limitations under Applicable Laws, the Committee may grant such other Awards to Non-Employee Directors that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares as deemed by the Committee to be consistent with the purposes of the Plan. The terms and conditions applicable to such other Awards shall be determined from time to time by the Committee and set forth in an applicable Award Agreement.
9.Shareholder Rights; Dividend Equivalents.
Except as provided in the Plan or an Award Agreement, no Non-Employee Director shall have any Shares subject to an Award and any of the rights of a shareholder unless and until such Non-Employee Director has satisfied all requirements for exercise or vesting of the Award pursuant to its terms, Shares have actually been issued, restrictions imposed on the Shares, if any, have been removed, and the Shares are entered upon the records of the duly authorized transfer agent of the Company. The recipient of an Award (other than Options and SARs) may be entitled to receive Dividend Equivalents, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and subject to vesting and forfeiture to the same extent as the underlying Award; provided, however, that Dividend Equivalents shall only become payable if and to the extent the underlying Award vests, regardless of whether or not vesting is contingent upon continued service.
10.Restriction on Transfer of Awards; Restriction on Transfer of Shares
a.Except as may be provided by the Committee, no Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Non-Employee Director otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to Applicable Laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award for no consideration to a permitted transferee. Each Award, and each right under any Award, shall be exercisable, during the Non-Employee Director’s lifetime, only by the Non-Employee Director or, if permissible under Applicable Laws, by the Non-Employee Director’s guardian or legal representative. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.
b.The Committee may impose such restrictions on any Shares acquired pursuant to an Award as it may deem advisable, including, without limitation, restrictions to comply with Applicable Laws.
11.Term
Unless earlier terminated in accordance with Section 12, the Plan shall expire on the tenth anniversary of the Effective Date (the “Expiration Date”). No Awards shall be granted under the Plan after the Expiration Date. However, the expiration of the Plan shall not affect Awards made on or prior to the Expiration Date, which Awards shall remain outstanding subject to the terms hereof.
12.Amendments; Termination
a.The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, including, without limitation, to amend the provisions for determining the amount of Awards to be issued to a Non-Employee Director; provided, however, that any amendment which under the requirements of Applicable Laws must be approved by the shareholders of the Company shall not be effective unless and until such shareholder approval has been obtained in compliance with such Applicable Laws.
b.No termination or amendment of the Plan that would adversely affect a Non-Employee Director’s rights under the Plan with respect to any Award made prior to such action shall be effective as to such Non-Employee Director unless he or she consents thereto.
13.Corporate Transactions
a.Authority of the Company and Shareholders. The existence of the Plan or Awards hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger, amalgamation or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the winding up, dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
b.Change in Control. Unless specifically prohibited by the Plan or unless the Committee provides otherwise prior to the Change in Control, upon the occurrence of a Change in Control and either (i) the successor entity fails to assume, substitute or replace the Awards or (ii) a termination of a Non-Employee Director’s service with the Company or a Subsidiary on or before the occurrence of the first anniversary of the occurrence of a Change in Control: (1) Any restrictions imposed on RSUs shall be deemed to have expired; (2) any and all outstanding and unvested Options and SARs shall become immediately exercisable; and (3) any restrictions imposed on any and all outstanding and unvested other Awards shall be deemed to have expired.
14.No Right to Re-election
Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Non-Employee Director for re-election by the Company’s shareholders, nor confer upon any Non-Employee Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.
15.Governing Law
To the extent not preempted by Federal law, the Plan, the Award Agreements and all agreements thereunder, shall be construed in accordance with, and subject to, the laws of the State of New York applicable to contracts made and to be entirely performed in New York and wholly disregarding any choice of law provisions that might otherwise be contrary to this express intent.
16.Unfunded Plan
The Plan is intended to be an unfunded plan for incentive compensation. With respect to any payments not yet made to a holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the holder any rights that are greater than those of a general creditor of the Company or any affiliate.
17.Compliance with Rule 16b-3
It is the Company’s intent that the Plan and the Awards comply in all respects with Rule 16b-3 of the Exchange Act, and any related regulations. If the consummation of any transaction under the Plan would result in the possible imposition of liability on a Non-Employee Director pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability.
18.Tax-Related Items.
The Company shall have the authority and the right to deduct or withhold, or to require a Non-Employee Director to remit to the Company, an amount sufficient to satisfy the obligation for Tax-Related Items with respect to any taxable or tax withholding event concerning a Non-Employee arising as a result of the Non-Employee’s participation in the Plan or to take such other action as may be necessary or appropriate in the opinion of the Company to satisfy withholding obligations for the payment of Tax-Related Items by one or a combination of the following: (a) withholding from the Non-Employee Director’s cash compensation; (b) withholding from the proceeds of sale of Shares underlying an Award, either through a voluntary sale or a mandatory sale arranged by the Company on the Non-Employee Director’s behalf, without need of further authorization; or (c) in the Committee’s sole discretion, by withholding Shares otherwise issuable under an Award (or allowing the return of Shares) sufficient, as determined by the Committee in its sole discretion, to satisfy such Tax-Related Items. No Shares shall be delivered pursuant to an Award to any Non-Employee Director or other person until the Non-Employee Director or such other person has made arrangements acceptable to the Committee to satisfy the obligations for Tax-Related Items with respect to any taxable or tax withholding event concerning the Non-Employee Director or such other person arising as a result of an Award.
19.Requirements of Law.
The making of Awards and the issuance of Shares shall be subject to all Applicable Laws, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise or vesting of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all Applicable Laws and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided in the Plan, the Board or the Committee may require that a holder make such reasonable covenants, agreements, and representations as the Board or the Committee deems advisable in order to comply with any such Applicable Laws.
Notwithstanding any other provision set forth in the Plan, if required by the then-current Section 16 of the Exchange Act, any “derivative security” or “equity security” offered pursuant to the Plan to any Non-Employee Director may not be sold or transferred within the minimum time limits specified or required in such rule, except to the extent Rule 16b-3 exempts any such sale or transfer from the restrictions of Section 16 of the Exchange Act. The terms “equity security” and “derivative security” shall have the meanings ascribed to them in the then-current Rule 16a-1 under the Exchange Act.
20.Section 409A Compliance.
To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any contrary provision in the Plan, an Award Agreement or an Award, if any provision of the Plan, an Award Agreement or an Award contravenes any regulations or guidance promulgated under Section 409A or would cause any person to be subject to additional taxes, interest and/or penalties under Section 409A, such provision of the Plan, an Award Agreement or an Award may be modified by the Committee without notice and consent of any person in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

If any amount owed to a Non-Employee Director under this Plan is considered for purposes of Section 409A to be owed to the Non-Employee Director by virtue of his termination of service, such amount shall be paid if and only if such termination of service constitutes a “separation from service” with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto.
21.No Representations or Covenants with respect to Tax Qualification.
Although the Company may endeavor to (1) qualify an Award for favorable or specific tax treatment under the laws of the United States or jurisdictions outside of the United States or (2) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section 20 hereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan. Nothing in this Plan or in an Award Agreement shall provide a basis for any person to take any action against the Company based on matters covered by Section 409A, including the tax treatment of any Awards, and the Company will not have any liability under any circumstances to the Non-Employee Director or any other party if the Award that is intended to be exempt from, or compliant with, Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.
22.Stated Periods of Time.
In the event that any period of days, months or years set forth in the Plan ends on a date that is Saturday, Sunday or a public holiday in the United States, the end of such period shall be the first business day following such date.
23.Award Agreements.
In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.
24.Definitions.
Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:
“Annual Meeting” means the annual general meeting of the Company’s shareholders.
“Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of Shares under U.S. state corporate laws, U.S. federal and state and non-U.S. securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable securities or exchange control laws of any non-US country or jurisdiction where Awards are, or will be, granted under the Plan.
“Approved Member” shall mean the individuals who, as of the Effective Date, constitute the Board and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board).
“Award” shall mean, individually or collectively, an Award of Options, RSUs, SARs or any other type of Award permitted under Section 8.
“Award Agreement” means any written or electronic agreement or document evidencing any Award granted by the Committee, which may, but need not, be signed or acknowledged by the Company or a Non-Employee Director as determined by the Committee. Award Agreements shall, in the discretion of the Committee, contain such terms and conditions that are not inconsistent with the terms of the Plan.
“Board” means the Board of Directors of the Company.
“Change in Control” shall mean the occurrence of any of the following events:
a.the acquisition by any Person of beneficial ownership (within the meaning of Rule did-3 promulgated under the Exchange Act and the applicable rulings and regulations thereunder) of 35% or more of the Common Stock;
b.the consummation after approval by the shareholders of the Company of either (i) a plan of complete liquidation or dissolution of the Company or (ii) a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with a merger, amalgamation or consolidation of the Company, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock issued and outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding Shares and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or
c.the failure for any reason of the Approved Members to constitute at least a majority of the Board.
With respect to any Award that is subject to Section 409A and payment is to be accelerated in connection with the Change in Control, solely for purposes of determining the timing of payment, no event(s) set forth in clauses (a), (b) or (c) above shall constitute a Change in Control for purposes of this Plan unless such event(s) also constitutes a “change in the ownership”, “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A.
For purposes of the definition of “Change in Control,” a “Person” shall mean any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) Bunge International Limited, (ii) any member of the Company and its Subsidiaries, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of any member of the Company and its Subsidiaries, (iv) an underwriter temporarily holding securities pursuant to an offering of such securities or (v) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time and any applicable rulings and regulations promulgated thereunder, and any reference to a section of the Code includes any successor provision of the Code.
“Committee” means the Compensation Committee of the Board.
“Common Stock” means the common shares of the Company, par value $0.01 per share.
“Company” means Bunge Limited, a corporation organized under the laws of Bermuda, or any successor to substantially all its business.
“Date of Grant” means the date on which all corporate actions necessary to approve the grant of an Award to a Non-Employee Director under the Plan have been completed.
“Director” means a member of the Board.
“Disability” a physical or mental impairment rendering a Non-Employee Director substantially unable to function as a member of the Board, as determined in the sole discretion of the Committee. Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A where the payment or settlement of the Award will accelerate upon termination of service as a result of the Non-Employee’s Disability, solely for purposes of determining the timing of payment, no such termination will constitute a Disability for purposes of the Plan or any Award Agreement unless such event also constitutes a “disability” within the meaning of Section 409A.
“Dividend Equivalent” means, with respect to Shares subject to Awards, a right to an amount equal to dividends declared on an equal number of issued and outstanding Shares.
“Effective Date” means the date that the shareholders of the Company approve the Plan, as amended and restated, as submitted to the shareholders of the Company at the shareholder 2017 Annual Meeting.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
“Exercise Period” means the period during which a SAR or Option is exercisable, as set forth in the related Award Agreement.
“Exercise Price” means the price at which a Share may be purchased by a Non-Employee Director pursuant to an Option or SAR, as determined by the Committee and set forth in an Award Agreement. Other than in connection with Substitute Awards, the exercise price per Share shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant of the Option or SAR.

“Fair Market Value” of a Share as of any date means: the average of the highest and lowest sale prices of the Common Stock on the date of determination (or the mean of the closing bid and asked prices for the Common Stock if no sales were reported) as reported by the New York Stock Exchange or other stock exchange on which the Common Stock is listed. If the Common Stock is not listed on a stock exchange, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Section 409A. If the determination date for the Fair Market Value occurs on a weekend, holiday or other non-trading day, the Fair Market Value will be the price as determined above on the immediately preceding trading day, unless otherwise determined by the Committee. The determination of Fair Market Value for purposes of tax withholding may be made in the discretion of the Committee subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes. For purposes of achieving an exemption from Section 409A in the case of affected individuals subject to Section 409A, Fair Market Value shall be determined in a manner consistent with Section 409A.
“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.
“Option” means an option to purchase Shares, granted under Section 7, which is not intended to qualify as an “incentive stock option” under Section 422 of the Code.
“Prior Plan” means the Bunge Limited 2007 Non-Employee Directors Equity Incentive Plan, as amended from time to time.
“Restricted Stock Unit” or “RSU” means a right representing the right to receive Shares or the equivalent thereof in cash, pursuant to Section 6 hereof.
“Retirement” means a Non-Employee Director’s retirement from the Board in accordance with the retirement policy then in effect for Board members.
“Section 409A” means Section 409A of the Code, the corresponding treasury regulations and such other guidance as may be issued from time to time.
“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, or any successor act thereto.
“Share” means a share of Common Stock.
“Stock Appreciation Right” or “SAR” means a right, granted alone or in connection with a related Option, designated as a SAR, to receive a payment on the day the right is exercised, pursuant to Section 7 hereof.
“Subsidiary” means any corporation that is a “subsidiary corporation” of the Company as that term is defined in Section 424(f) of the Code.
“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
“Tax-Related Items” means any U.S. federal, state, and/or local taxes and any taxes imposed by a jurisdiction outside of the United States (including, without limitation, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes and any other taxes required by law to be withheld and any employer tax liability for which the Non-Employee Director is liable in connection with an Award granted under the Plan.

At Bunge, our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world.

1391 Timberlake Manor Parkway St. Louis, Missouri 63017 314-292-2000 bunge.com

BUNGE LIMITED
1391 TIMBERLAKE MANOR PARKWAY
ST. LOUIS, MO 63017

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 4, 2021.

Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BG2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 4, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

YOUR VOTE IS IMPORTANT
We strongly recommend that you vote in advance of the Virtual Annual General Meeting, even if you plan to access the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D36005-P50057

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BUNGE LIMITED

The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:

1. Election of Directors

Nominees:

		For	Against	Abstain
1a.	Sheila Bair	☐	☐	☐
1b.	Carol M. Browner	☐	☐	☐
1c.	Paul Fribourg	☐	☐	☐
1d.	J. Erik Fyrwald	☐	☐	☐
1e.	Gregory A. Heckman	☐	☐	☐
1f.	Bernardo Hees	☐	☐	☐
1g.	Kathleen Hyle	☐	☐	☐
1h.	Henry W. Winship	☐	☐	☐
1i.	Mark N. Zenuk	☐	☐	☐

		For	Against	Abstain
2.	Advisory vote to approve executive compensation.	☐	☐	☐
3.	To appoint Deloitte & Touche LLP as Bunge Limited's independent auditors for the fiscal year ending December 31, 2021 and to authorize the audit committee of the Board of Directors to determine the independent auditors' fees.	☐	☐	☐
4.	Amendment to the Bunge Limited 2017 Non-Employee Director Equity Incentive Plan to increase the number of authorized shares by 200,000 shares.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposals 5 and 6:

		For	Against	Abstain
5.	Shareholder proposal regarding simple majority vote.	☐	☐	☐
6.	Shareholder proposal regarding a report on the soy supply chain.	☐	☐	☐

NOTE: For any other matter properly coming before the Virtual Annual General Meeting of Shareholders, this proxy will be voted at the discretion of the proxy holder.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D36006-P50057

BUNGE LIMITED
Virtual Annual General Meeting of Shareholders
May 5, 2021 11:00 AM Central Time
This proxy is solicited on behalf of the Board of Directors of Bunge Limited

The shareholder(s) hereby appoint(s) Gregory A. Heckman, John Neppl, Joseph Podwika or Lisa Ware-Alexander, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of BUNGE LIMITED that the shareholder(s) is/are entitled to vote at the Virtual Annual General Meeting of Shareholders to be held at 11:00 AM, Central Time on May 5, 2021, via live webcast at www.virtualshareholdermeeting.com/BG2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side